Exhibit 10.1

LEASE AGREEMENT

for

2880 JUNCTION AVENUE

SAN JOSE, CALIFORNIA

TENANT:	FUSION-IO, INC.

EXHIBIT A	LANDLORD’S PREVIOUS WORK
EXHIBIT B	COMMENCEMENT DATE AGREEMENT
EXHIBIT C	BUILDING RULES AND REGULATIONS
EXHIBIT D	WORK LETTER
EXHIBIT E	HAZARDOUS MATERIALS QUESTIONNAIRE
EXHIBIT F	UNIONS AFFILIATED WITH AFL-CIO AS OF JANUARY 1, 2001
EXHIBIT G	FORM LETTER OF CREDIT
EXHIBIT H	FORM SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT
EXHIBIT I	BUILDING SIGN CRITERIA
EXHIBIT J-1	FAIR MARKET RENT; FAIR MARKET ALLOWANCE
EXHIBIT J-2	DISPUTE RESOLUTION
EXHIBIT K	LANDLORD’S WORK
EXHIBIT L	ROOFTOP INSTALLATION STANDARDS
EXHIBIT M	LOCATION OF EMERGENCY POWER SYSTEM
EXHIBIT N	ROOF COATING WORK

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), dated solely for reference purposes as of January 13, 2012, between LaSalle Montague, Inc., a Delaware corporation (“Landlord”), and the Tenant named in Item 1 of the Schedule (“Tenant”).

The following Schedule (the “Schedule”) is an integral part of this Lease and contains definitions of certain terms used in this Lease.

SCHEDULE

1.	Name of Tenant:	FUSION-IO, INC., a Delaware corporation

2.	Premises:	All interior space in the Building

3.	Rentable Square Feet in Premises:	79,143

4.	Rentable Square Feet in Building:	79,143

5.	Tenant’s Proportionate Share:	100%

6.	Base Rental (annual):	See Paragraph 1.1

7.	Monthly Installments of Base Rental:	See Paragraph 1.1

8.	Security Deposit:	$150,371.70

9.	Tenant’s Real Estate Broker:	CBRE, Inc.

10.	Allowance (see Exhibit D):	$1,187,145 ($15 x 79,143 rsf)

11.	Commencement Date:	means the earlier to occur of:

(a) the later of the following, each as extended pursuant to Paragraph 2.2 of this Lease and Section 4 of the Work Letter:

(1) April 1, 2012 (regardless of whether the Tenant Work is substantially completed); and

(2) the 15th calendar day after the date on which Landlord substantially completes Landlord’s Work or, if Landlord’s substantial completion of Landlord’s Work is delayed due to Tenant (provided that Landlord notifies Tenant in writing promptly upon becoming aware of any such delay by Tenant), the date on which Landlord would have substantially completed Landlord’s Work but for such delay by Tenant, but otherwise without extension (or acceleration) due to force majeure pursuant to Paragraph 12; and

(b) the date on which Tenant occupies the Premises and begins conducting its business therefrom.

12.	Expiration Date (subject to Paragraph 2.2):	The last day of the 82nd full calendar month of the Term beginning on the Commencement Date

13.	Tenant’s Address for Notices prior to taking possession of the Premises:	Fusion-io, Inc., 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, UT 84121, Attn: Chief Legal Officer and EVP

	Tenant’s Address for Notices after taking possession of the Premises:	Fusion-io, Inc., 2880 Junction Avenue, San Jose, California 95134, Attn: Chief Financial Officer; with a copy to Fusion-io, Inc., 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, UT 84121, Attn: Chief Legal Officer and EVP

14.	Base Rent Commencement Date:

The first day of the 7th Fiscal Month of the initial Lease Term. For purposes hereof, “Fiscal Month” means a period beginning on a day in a calendar month and ending at 11:59 p.m. on the day immediately preceding the same date in the next calendar month. The First Fiscal Month will begin on the Commencement Date. For example, a Fiscal Month beginning January 1, 2012 would end January 31, 2012; a Fiscal Month beginning February 5, 2012 would end March 4, 2012.

1.	DEFINITIONS.

1.1 “Base Rental” means the following amounts for the corresponding periods:

Period	Monthly Base Rental / RSF	Annual Base Rental	Monthly Base Rental
Commencement Date through the day immediately preceding the Base Rent Commencement Date	$0.00	$0.00	$0.00
Base Rent Commencement Date through the last day of the first Lease Year		$1,152,000.00	$96,000.00
First day of the second Lease Year through the last day of the second Lease Year	$1.65	$1,567,031.40	$130,585.95
First day of the third Lease Year through the last day of the third Lease Year	$1.70	$1,614,517.20	$134,543.10
First day of the fourth Lease Year through the last day of the fourth Lease Year	$1.75	$1,662,003.00	$138,500.25
First day of the fifth Lease Year through the last day of the fifth Lease Year	$1.80	$1,709,488.80	$142,457.40
First day of the sixth Lease Year through the last day of the sixth Lease Year	$1.85	$1,756,974.60	$146,414.55
First day of the seventh Lease Year through the last day of the Term	$1.90	$1,804,460.40	$150,371.70

For purposes hereof, the term “Lease Year” means a period of 12 consecutive months beginning on the Commencement Date or an anniversary thereof and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, except that (a) if the Commencement Date is not the first day of a calendar month, then the first Lease Year will begin on the Commencement Date and end on (and include) the following anniversary of the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year will mean a period of 12 consecutive months beginning on an anniversary of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, and (b) the last Lease Year will end on the last day of the Lease Term. The Base Rental due for the first month during the Lease Term for which Base Rental is due is required to be deposited with Landlord by Tenant at the time of execution hereof.

1.2 The “Building” means the building within the Property.

1.3 “Building Standard” means the type, brand or quality of materials, amount, level of performance, or standards, as the case may be, as established in this Lease or in the Building Rules and Regulations, or as designated from time to time by Landlord in Landlord’s reasonable discretion, to be the minimum quality to be used in the Project or the exclusive type, grade or quality of material to be used in the Project.

1.4 “Outside Areas” means all areas within the Property which are located outside of the Building, such as pedestrian walkways, parking areas, landscaped areas, open areas and enclosed trash disposal areas.

1.5 “Lease Term” means the period beginning on the Commencement Date and ending on the Expiration Date (subject to Paragraph 2.2).

1.6 The “Premises” means all interior space within the Building, including stairwells, connecting walkways, and atriums. The Premises and the Building are stipulated for all purposes to contain the number of rentable square feet, respectively, as set forth in the Schedule. Unless otherwise expressly provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

1.7 “Project” means, collectively, (a) the Building, (b) the Related Buildings, (c) any outside plaza areas, land and other improvements surrounding the Building and Related Buildings, including the parking facilities, appurtenant to or servicing the Building and Related Buildings, and (d) the land upon which any of the foregoing are situated.

1.8 “Property” means the land and building located at 2880 Junction Avenue, San Jose, California.

1.9 “Related Buildings” means the office buildings and underlying land located at 2840 and 2860, Junction Avenue; 3050 Zanker Road; and 411 East Plumeria Drive, San Jose, California.

1.10 “Work Letter” means the Work Letter attached as Exhibit D.

2.	LEASE GRANT; LEASE TERM.

2.1 Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises. Notwithstanding any provision of this Lease to the contrary, but subject to the provisions of Paragraphs 14.1 and 37 below, Landlord hereby reserves to itself and its designees all rights of access, use and occupancy of the Building roof (for purposes of repair, maintenance, replacement, or inspection only), and Tenant shall have no right of access, use or occupancy of the Building roof except (if at all) to the extent required in order to enable Tenant to perform Tenant’s maintenance and repair obligations pursuant to this Lease. This Lease will continue in force during a period beginning on the Commencement Date and continuing until the Expiration Date, unless this Lease is terminated on an earlier date or extended to a later date under any other term or provision of this Lease.

2.2 Landlord will use commercially reasonable efforts to deliver to Tenant, on or before the Delivery Deadline, possession of the Premises in Turnover Condition (as defined in Paragraph 7.2) for purposes of allowing Tenant to perform the Tenant Work pursuant to the Work Letter and to install its furniture, fixtures, and equipment. If Landlord has not so delivered to Tenant possession of the Premises in Turnover Condition by the Delivery Deadline (without extension for force majeure pursuant to Paragraph 12), then the component of the “Commencement Date” set forth in clause (a) of Item #11 of the Schedule on page 1 of this Lease will be extended by one day for each day in the period beginning on the first day after the Delivery Deadline through the date on which Landlord delivers possession of the Premises to Tenant in Turnover Condition. For purposes hereof, the “Delivery Deadline” means 11:59 p.m. on the 3rd business day after the date on which this Lease is mutually executed and delivered (without extension for force majeure pursuant to Paragraph 12). Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Date Agreement in the form of Exhibit B attached. If Landlord makes such demand upon Tenant but Tenant fails to respond within 15 days, then Tenant will irrevocably be deemed to have agreed with Landlord as to the information set forth in the Commencement Date Agreement so delivered by Landlord to Tenant. Pursuant to Paragraph 7.2, Landlord may continue to perform Landlord’s Work after delivering possession of the Premises to Tenant.

3.	USE.

3.1 Tenant will use and occupy the Premises only for the following use and for no other use or purpose: general office use, research and development, engineering, warehousing, light assembly, and administrative support, and uses ancillary to the foregoing to the extent befitting of building comparable to the Building, in all cases in compliance with all Regulations.

3.2 As an appurtenant right to Tenant’s right to the use and occupancy of the Premises, Tenant shall have the right to use the Outside Areas in conjunction with its use of the Premises solely for the purposes for which they were designated and intended and for no other purposes whatsoever. Tenant’s right to so use the Outside Areas shall be subject to the limitations on such use as set forth in this Lease and shall terminate concurrently with any termination of this Lease.

3.3 Notwithstanding the provisions of Paragraph 3.1, Tenant agrees not to use or permit the use of the Premises for any purpose which would increase the cost of insurance coverage with respect to the Project unless Tenant pays such increase, or which is illegal, or which, in Landlord’s sole opinion, creates a nuisance. Tenant will not do or permit any Tenant Party (as defined in Paragraph 9.3) to do anything in or about the Premises or the Property which does or could reasonably be expected to (i) jeopardize the structural integrity of the Building or (ii) cause damage (beyond reasonable wear and tear) to any part of the Premises or Property.

Tenant will not operate any equipment within the Premises which does, would, or could reasonably be expected to, (A) injure, vibrate or shake the Premises or the Building, (B) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilating or air conditioning systems within or serving the Premises or Building, or (C) damage or impair the efficient operation of the sprinkler system (if any) within or serving the Premises or Building, in each case (A), (B) and (C), reasonable wear and tear excepted. Tenant shall not install any equipment or antenna on or make any penetrations of the exterior walls or roof of the Building, except as otherwise permitted by Paragraphs 10 or 37. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling, walls or roof of the Premises, except as otherwise permitted by Paragraphs 10 or 37. Tenant will not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant will not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Premises, Building or Outside Areas. Tenant will not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Tenant will not use any of the Outside Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment will at all times be stored within the Premises.

3.4 All noise generated by Tenant in its use of the Premises must be confined or muffled so that it does not interfere with the business of or unreasonably annoy the occupants or users of adjacent properties. All dust, fumes, odor and other emissions generated by Tenant’s use of the Premises must be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Premises in such a manner so as not to interfere with the businesses of or annoy the occupants or users of adjacent properties, or cause any damage to the Premises or Property or any component thereof or the property of adjacent property owners.

4.	BASE RENTAL.

Tenant will pay to Landlord during the Lease Term without any setoff or deduction whatsoever, the Base Rental and all such other money that becomes due hereunder as additional rent, all of which are sometimes herein collectively called “rent”. The annual Base Rental then in effect for each calendar year or portion thereof will be due and payable in 12 equal installments on the first day of each calendar month during the Lease Term. Tenant agrees to pay all such sums in advance, and without demand, but Tenant will not pay any monthly installments of rent more than one month in advance of the date due. Tenant will pay all rent due to Landlord at Landlord’s address in accordance with Paragraph 33.14. If the Lease Term commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, then the installments of Base Rental and any other rent due for such month or months will be prorated, based on the number of days in such month.

5.	OPERATING EXPENSES.

5.1 For the purposes of this paragraph, the following definitions apply:

(a) “Operating Expenses” means all direct and indirect costs and expenses incurred by Landlord in each calendar year of operating, maintaining, insuring, managing and owning the Property, including, without limitation, Taxes, Insurance and Property Maintenance Costs, and including, without limitation, the Property’s Allocable Share (defined below) only of the costs and expenses of operating, maintaining, insuring, managing and owning the Project.

Notwithstanding anything herein to the contrary, Operating Expenses will not include:

a. Costs (including, without limitation, permit, license and inspection fees) of any alterations, renovations or improvements of, or decorating in, the Premises or any other tenant’s premises in the Project;

b. Principal or interest payments on loans secured by mortgages or trust deeds on the Project, or lease rentals paid or payable on any ground or underlying lease or expenses, fees and transaction costs (including, without limitation, legal fees) incurred in obtaining such loans or ground or underlying leases;

c. Attorneys’ fees, costs and disbursements and other expenses incurred in connection with any matters related to (i) the formation and continued existence of Landlord, (ii) any loans to Landlord relating to the Project, (iii) tenant leases, including, without limitation, negotiations with prospective tenants or disputes with or enforcement actions against any tenant, and (iv) the defense of Landlord’s title to or interest in the Project;

d. Expenses for repairs or other work occasioned by a casualty, (i) to the extent that such expenses are required to be covered by Landlord’s property insurance as described in Paragraph 17.2, provided that all costs which are not recoverable under such insurance as a result of any deductible amount shall be included as Operating Expenses up to the Deductible/Uninsured Cap; or (ii) in respect of deductibles exceeding the Deductible/Uninsured Cap; or (iii) not required to be covered by Landlord’s property insurance as described in Paragraph 17.2, to the extent that the cost thereof exceeds the Deductible/Uninsured Cap; for purposes hereof, the “Deductible/Uninsured Cap” for any calendar year means $300,000 in the aggregate;

e. Costs (including permit, license and inspection fees) incurred by the Landlord in connection with any construction which Landlord is obligated to perform pursuant to the Work Letter or under any other tenant leases and the cost of correcting defects in such construction or in the elements of the Project;

f. The cost of any repair made by Landlord pursuant to or as a result of condemnation;

g. Charges which, pursuant to generally accepted accounting principles, are required to be capitalized, except to the extent amortized over the useful life of the capital item in question;

h. Any property management fee for managing the Project or for administration of the Project, in excess of the amount determined by Paragraph 5.1(c)(viii), and salaries, benefits, and other compensation for off-site management personnel except a fair allocation of such compensation in connection with the management of the Project;

i. Any interest or penalty charges incurred by Landlord due to the violation of any law or failure to pay obligations of the Landlord before they become delinquent (regardless of whether the payment of such obligations is reimbursed through Operating Expenses);

j. Costs incurred by the Landlord to correct any violations of any governmental laws, rules and regulations existing as of the Commencement Date;

k. Costs incurred by Landlord in connection with the presence of asbestos, asbestos containing material, or other Hazardous Material on the Project;

l. Reserves of any kind, including, but not limited to, replacement reserves, and reserves for bad debts or lost rent;

m. Expenses incurred in connection with services (including special service from Landlord’s employees) or other benefits of a type which are not available or provided to Tenant but which are available to or provided to another tenant or occupant of the Building; and

n. Costs incurred for services or work solely for Related Buildings where such services or work performed at the Building are or would be performed at Tenant’s sole cost (e.g., costs for building lobby maintenance for which Tenant is responsible under this Lease).

(b) “Insurance” means all insurance premiums and costs, including, without limitation, any deductible amounts, premiums and other costs of insurance incurred by Landlord, including (without limitation), for the insurance described in Paragraph 17.2. However, Tenant’s Proportionate Share of earthquake insurance deductible will be amortized by Landlord over the period beginning on the date of the applicable damage through the then remainder of the Lease Term.

(c) “Property Maintenance Costs” means all costs of operating, maintaining, managing and owning the Property, including, without limitation, except for Taxes and Insurance (so as to avoid double counting):

(i) Repairs, replacements, and general maintenance of and for the Building and Property and public and Outside Areas and facilities of and comprising the Building and Property, including but not limited to, exterior surfaces of the Building (including roofs and roof membranes), paved areas, structural parts of the Building, elevators, mechanical rooms, alarm systems, pest extermination, landscaped areas, parking and service areas, driveways, sidewalks, truck staging areas, rail spur areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, heating/ventilation/air conditioning systems, electrical, mechanical or other systems, telephone equipment and wiring servicing, plumbing, lighting, and any other items or areas which affect the operation or appearance of the Building or Property, which determination shall be at Landlord’s reasonable discretion, except for those items to the extent paid for the proceeds of insurance.

(ii) Repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or assets acquired for the Building or Property that in Landlord’s reasonable discretion may reduce any other Operating Expenses, including present or future repair work, are reasonably necessary for the health and safety of the occupants of the Building or Project, or for the operation of the Building systems, services and equipment, or are required to comply with any Regulation, such costs or allocable portions thereof to be amortized over the useful life of the capital item in question as reasonably determined by Landlord substantially in accordance with generally accepted accounting principles.

(iii) Payment under or for any easement, license, permit, operating agreement, declaration, restrictive covenant or instrument relating to the Building or Property.

(iv) All expenses and rental related to services and costs of supplies, materials and equipment used in operating, managing and maintaining the Property, the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, expenses related to service agreements regarding security, fire and other alarm systems, janitorial services to the extent not addressed in Paragraph 6.1(a) hereof, window cleaning, elevator maintenance, Building exterior maintenance, landscaping and expenses related to the administration, management and operation of the Property.

(v) The cost of supplying any services and utilities which benefit all or a portion of the Premises, Building or Property to the extent not addressed in Paragraph 6.1 hereof.

(vi) Legal expenses and the cost of audits by certified public accountants.

(vii) Reasonable accounting fees.

(viii) A property management fee in the amount of 2.5% of Base Rental and Operating Expenses received by Landlord from the Property, or owing from Tenant to Landlord under this Lease (it being understood that items reimbursable to the Building property manager pursuant to any management contract for the Building (such as salaries, wages and benefits and management office rent) will be included in Operating Expenses, and such reimbursable expenses are not considered part of the management fee and are not subject to such limitation).

(d) “Tenant’s Proportionate Share” is the ratio that the number of rentable square feet of space in the Premises bears to the number of rentable square feet of space in the Building. Tenant’s Proportionate Share is the percentage set forth in the Schedule.

(e) “Expense Statement” means a statement from the Landlord setting forth the Operating Expenses.

(f) “Taxes” means all federal, state, county, and local governmental and municipal taxes, fees, assessments, charges and other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and assessments, job training subsidies, fees and assessments, open space fees and assessments, housing subsidies and housing fund fees and assessments, public art fees and assessments, leasehold taxes, and taxes based upon the receipt of rent, including gross receipts and sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the ownership, leasing and operation of the Property or Landlord’s interest therein. “Taxes” will include, without limitation,

(i) Any tax on Landlord’s rent, right to rent, or other income from the Property;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax fee, levy or charge previously included within the definition or real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Taxes for purposes of this Lease;

(iii) Any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(v) Any increases in taxes or reassessments of the Property whether the increases or reassessments result from increased rate or valuation or both (whether upon a transfer of the Building, Property or Project or any portion thereof or any interest therein or for any other reason); and

(vi) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes.

If any taxes or assessments apply to the Property as well as to the Related Buildings, “Taxes” will include the Property’s allocable share (as reasonably determined by Landlord) of such taxes and assessments on the Project. The amount of Taxes attributable to a calendar year will be the amount payable during such year, even though the assessment for such Taxes may be for a different year. If at any time during the Lease Term the present method of taxation is changed so that in lieu of or in addition to the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there is levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building on the Project, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, will be deemed to be included within the term “Taxes” for purposes of calculating Operating Expenses. Notwithstanding anything to the contrary contained in this Paragraph, “Taxes” will exclude all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, documentary transfer, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), and tax increases resulting from the improvement of any of the Project for the sole use of other occupants. Notwithstanding the year for which any such taxes or assessments are levied, in the case of taxes or assessments which may be paid in installments over more than one year, only the amount of the installment, plus any interest payable thereon, which would be due and payable during a calendar year if such tax or assessments were paid in installments (regardless of the manner in which it is actually paid) shall be included in Taxes for that year.

(g) “Property’s Allocable Share” means the percentage obtained by dividing the rentable square footage of the Premises at the time of calculation by the rentable square footage of all buildings located on the Project at the time of calculation. Such percentage is currently 18.9550% (79,143 rsf in the Building ÷ 417,532 rsf in the Project). In the event that any portion of the Project is sold by Landlord, or the rentable square footage of the Premises or the Project is otherwise changed, the Property’s Allocable Share shall be recalculated to equal the percentage described in the first sentence of this subparagraph, so that the aggregate of the Property’s Allocable Share plus the allocable share of the costs and expenses of operating, maintaining, insuring, managing and owning the Project for all other buildings in the Project shall equal 100%. In the event that certain costs and expenses of operating, maintaining, insuring, managing and owning the Project appertain to some buildings in the Project but not others, the Property’s Allocable Share as to such costs and expenses will be adjusted equitably. Similarly, if certain costs and expenses of operating, maintaining, insuring, managing and owning the Project appertain to some buildings in the Project but not to the Property, the Property’s Allocable Share as to such costs and expenses will be 0%.

5.2 Tenant will, during the Lease Term, pay in addition to Base Rental hereunder, an amount equal to Tenant’s Proportionate Share of Operating Expenses for any calendar year. Landlord may estimate the Operating Expenses from time to time each year. Such estimates may be revised by Landlord whenever it obtains information relevant to making such estimates more accurate. Such estimates will generally (but need not) be issued prior to the beginning of each calendar year and revised upon the determination of the final real estate tax assessment or final real estate tax rate for the Project. Within thirty (30) days of receipt of any such estimate, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of such estimated Operating Expenses, for each month in such year to the date of such payment minus payments of estimated Operating Expenses previously paid for said period. Thereafter on the first day of each subsequent month during such year, Tenant shall pay monthly one-twelfth (1/12th) of Tenant’s Proportionate Share of such estimated Operating Expenses until if and when Landlord delivers a new estimate of Operating Expenses to Tenant.

5.3 For each calendar year, Landlord will furnish Tenant with an Expense Statement showing in reasonable detail the Operating Expenses incurred by Landlord for the prior calendar year. Landlord will use reasonable efforts to deliver the annual Expense Statement within 120 days after the end of the applicable calendar year. Delays by Landlord in submitting such Expense Statements or mistakes by Landlord in such statements will not prejudice Landlord’s right to collect any rent due under this Lease. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to pay any Operating Expenses otherwise due hereunder if Landlord first notifies Tenant of such Operating Expenses in a statement first delivered to Tenant more than eighteen (18) months after such Operating Expenses are incurred by and invoiced to Landlord.

5.4 If Tenant’s Proportionate Share of Operating Expenses for a prior calendar year as shown on the Expense Statement is greater than the estimated payments made by Tenant for that year, then within 30 days following receipt by Tenant of the Expense Statement, Tenant will pay in full an amount equal to such excess. If Tenant’s Proportionate Share of Operating Expenses is less than the estimated payments made by Tenant for that year, then the amount of such overpayment will be credited against the next Base Rental and Operating Expense payments falling due, except that if this Lease expires before such credit is fully applied, Landlord will refund the unapplied balance to Tenant in cash. The obligations of Landlord and Tenant under this Paragraph will survive expiration or termination of this Lease.

5.5 If this Lease commences after the first day of a calendar year or terminates before the last day of a calendar year, payment will be based on the percentage of the year in which Tenant leased the Premises.

5.6 Tenant shall have the right, exercised by written notice received by Landlord within 90 days after Tenant’s receipt of the annual Expense Statement, to audit or cause to be audited, by an auditor selected by Tenant and reasonably satisfactory to Landlord, a copy of Landlord’s books and records in respect of Operating Expenses for the fiscal year or portion thereof falling within the Lease Term. Tenant may not exercise such right more than once in any calendar year. Such auditor must be an independent nationally or regionally recognized full service public accounting firm that is not being compensated on a contingency fee basis for the audit. The audit must be performed during normal business hours in the management office of the Building, and must be completed within 180 days after Tenant’s receipt of such annual Expense Statement. The cost of such audit will be borne solely by Tenant. Unless Tenant notifies Landlord within the period allowed as set forth above in this Paragraph 5.6 that Tenant takes written exception thereto and elects to audit the same, such statement will be considered as final and accepted by Tenant. As a condition precedent to Tenant’s right to dispute the Operating Expenses billed by Landlord pursuant to this Paragraph 5, Tenant must pay the total amount billed by Landlord hereunder within the time stipulated in this Lease. Landlord will refund the amount, if any, due Tenant upon completion of the audit and agreement between Landlord and Tenant on the amount due. In connection with any such audit, the following confidentiality provisions will apply:

(a) All of the information obtained through Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord or the Project as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit will be held in strict confidence by the Tenant and its officers, agents, and employees. As a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed confidentiality covenant from the auditor in the form and substance reasonably satisfactory to Landlord and Tenant.

(b) Tenant understands and agrees that this provision is of material importance to the Landlord and that any violation of the terms of this provision will result in immediate and irreparable harm to the Landlord. Landlord will have all rights allowed by law or equity if Tenant, its officers, agents, or employees or the auditor violate the confidentiality provisions of this Paragraph, including, without limitation, the right to terminate Tenant’s right to audit in the future pursuant to this Paragraph. Tenant will indemnify, defend upon request, and hold Landlord and Landlord’s mortgagee harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys’ fees suffered by or claimed against Landlord, based in whole or in part upon the breach of this Paragraph by Tenant or its auditor; and will cause its auditor to be similarly bound under a signed confidentiality covenant from the auditor in the form and substance reasonably satisfactory to Landlord.

(c) The obligations within the preceding clauses (a) through (b) of this Paragraph will survive the expiration or earlier termination of this Lease.

5.7 This Lease shall be a “triple net” lease, and Base Rental will be paid to Landlord absolutely net of all costs and expenses, except to the extent otherwise specifically provided in the contrary in this Lease. The provisions for payment of Operating Expenses are intended to pass on to Tenant and reimburse Landlord for all costs and expenses in the nature described in this Paragraph 5 incurred in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Property and its supporting facilities and such additional facilities now and in subsequent years as may be reasonably determined by Landlord to be necessary or desirable to the Building or Project, except to the extent otherwise specifically provided in this Lease.

5.8 Tenant shall be liable for and shall pay prior to delinquency all taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building or Project are assessed, then the Taxes levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the foregoing provisions of this Paragraph 5.8. Notwithstanding anything to the contrary contained in this Lease, but subject to the terms of Paragraph 5.1(f), Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building or Project, including any Project parking facilities; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

6.	SERVICES.

6.1 Basic Services.

(a) Tenant shall (where practicable) contract for and pay directly when due, for all water, gas, heat, air conditioning, light, power, telephone, sewer, sprinkler charges, cleaning, waste disposal and other utilities and services used on or from the Property, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. However, Landlord initially will maintain the water meter(s) in its own name; provided, however, that if at any time during the Lease Term Landlord requires Tenant to put the water service in Tenant’s name, Tenant shall do so at Tenant’s sole cost. Tenant shall be responsible for determining if the local supplier of water, gas and electricity can supply the needs of Tenant and whether or not the existing water, gas and electrical distribution systems within the Building and the Property are adequate for Tenant’s needs. Tenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Property and the property are adequate for Tenant’s needs. Tenant shall pay all charges for water, gas, electricity and storm and sanitary sewer services as so supplied to the Property, irrespective of whether or not the services are maintained in Landlord’s or Tenant’s name. All sums payable under this Paragraph 6.1 shall constitute additional rent hereunder.

(b) Tenant acknowledges that Tenant has inspected and accepts the water, electricity, heat and air conditioning and other utilities and services being supplied or furnished to the Property as of the date Tenant takes possession of the Premises, if any, as being sufficient in their present condition, “as is,” for the permitted use as set forth in Paragraph 3.1, and for Tenant’s intended operations in the Premises. Tenant agrees at all times to cooperate reasonably with Landlord and to abide by all of the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of electrical, heating, ventilating and air conditioning systems. Notwithstanding anything to the contrary in this Lease, Landlord represents that as of the date of this Lease the Building is served by two (2) dedicated 2,000 AMP power services.

(c) Tenant shall not without written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, use any apparatus, equipment or devices in the Premises which will require additions or alterations to or interfere with the Building power distribution systems; nor connect with electric current, except through existing electrical outlets in the Premises or water pipes, any apparatus, equipment or device for the purpose of using electrical current, water, or any other resource. If Tenant shall require water or electric current or any other resource in excess of that being furnished or supplied for the use of the Premises as of the date Tenant takes possession of the Premises, if any, as reasonably determined by Landlord, Tenant shall first procure the written consent of Landlord which Landlord may not unreasonably withhold or delay, to the use thereof, and Landlord may cause a special meter to be installed in the Premises so as to measure the amount of water, electric current or other resource consumed for any such other use. Tenant shall pay the cost of all such additional resources, energy, utility service and meters (and of installation, maintenance and repair thereof and of any additional circuits or other equipment necessary to furnish such additional resources, energy, utility or service). Landlord represents that all systems servicing the Building are already separately metered. Landlord shall in no case be liable for any damages directly or indirectly resulting from nor shall the rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services, or any change in the character or means of supplying or providing any such utilities or services or any supplier thereof; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or otherwise, or because of any interruption of service due to Tenant’s use of water, electric current or other resource in excess of that being supplied or furnished for the use of the Premises as of the date Tenant takes possession of the Premises; or (c) the inadequacy, limitation, curtailment, rationing or restriction on use of water, electricity, gas of any other form of energy or any other service or utility whatsoever serving the Premises of Project otherwise; or (d) the partial or total unavailability of any such utilities or services in the Premises or the Building or the diminution in the quality or quantity thereof, whether by Regulation or otherwise, or (e) any interruption in Tenant’s business operations as a result of any such occurrence; nor shall any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord. Landlord shall further have no obligation to protect or preserve any apparatus, equipment or device installed by Tenant in the Premises, including without limitation by providing additional or after-hours heating or air conditioning. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable Regulations permitting the termination of this Lease due to such failure or interruption. Landlord shall be entitled to cooperate, to the extent required by applicable laws or regulations, with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make service available hereunder shall be subject to such legally mandated program. In addition, Landlord reserves the right, with Tenant’s consent (not to be unreasonably withheld, conditioned, or delayed) to change the supplier or provider of any such utility or service from time to time. Landlord may, but shall not be obligated to, upon notice to and receipt of the consent of Tenant (not to be unreasonably withheld, conditioned, or delayed), contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant’s operations therein from any supplier or provider of any such service. Tenant shall cooperate reasonably with Landlord and any supplier or provider of such services reasonably designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the premises and to the Building and Project, including without limitation allowing Landlord and Landlord’s suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith. If any utility or other service required to be provided by Landlord to Tenant pursuant to the foregoing provisions of this Paragraph 6.1 is interrupted, Tenant will promptly notify Landlord in writing. If (a) any utility or other service required to be provided by Landlord to Tenant pursuant to the foregoing provisions of this Paragraph 6.1 is interrupted and (b) such discontinuance or interruption is within Landlord’s reasonable control, and (c) such discontinuance or interruption continues for at least 7 consecutive business days and renders all or a material portion of the Premises untenantable for such period such that Tenant cannot and does not operate its business from the Premises or such portion for such period, then as Tenant’s sole and exclusive remedy for such discontinuance or interruption Landlord will equitably abate Tenant’s obligation to pay Base Rental and Tenant’s Proportionate Share of Operating Expenses (as set forth in Paragraph 5) beginning on the 8th business day after the later of (i) the first day of such interruption and (ii) the date of Landlord’s receipt of Tenant’s notice thereof, and ending on the date on which such service is substantially restored.

6.2 Parking.

(a) During the Lease Term, Tenant will have the exclusive use of the automobile parking areas within the Property, at no charge (subject to the inclusion of costs in connection therewith in Property Maintenance Costs), subject to rules and regulations for the use thereof as reasonably prescribed from time to time by Landlord. The parking areas shall be provided at 3.39 spaces per 1,000 rentable square feet of the Premises.

(b) All such parking shall be subject to rules and regulations for the use thereof as reasonably prescribed from time to time by Landlord. Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building’s parking areas, or for vandalism to automobiles occurring in the Building’s parking areas, it being agreed that, to the fullest extent permitted by law, the use of the Building’s parking areas will be at the sole risk of Tenant and its employees. Landlord will have the right to temporarily close the Building’s parking areas to perform necessary repairs, maintenance and improvements to the parking areas so long as Landlord uses commercially reasonably efforts to minimize any interference with Tenant’s use of the Premises.

7.	CONDITION OF PREMISES.

7.1 General Provision. Except as otherwise expressly provided in this Paragraph 7 or in the Work Letter, all installations and improvements now or hereafter placed on the Premises will be for Tenant’s account and at Tenant’s cost (and Tenant will pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost will be payable by Tenant to Landlord as additional rent in accordance with provisions of the Work Letter. Except to the extent expressly indicated in the Work Letter or this Lease, and subject to the provisions of Paragraph 9.3, Landlord is leasing the Premises to Tenant “as is,” without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). Taking possession of the Premises by Tenant will be conclusive evidence as against Tenant that the Premises were in good and satisfactory condition when possession was so taken, except as otherwise expressly provided in the Work Letter or in this Lease, and subject to Landlord’s obligations pursuant to Paragraph 7.2.

7.2 Condition. Notwithstanding the provisions of Paragraph 7.1 to the contrary, Landlord will perform and substantially complete the work described on Exhibit K attached hereto on a one-time basis at Landlord’s cost using Building Standard materials and methods in a good and workmanlike manner (“Landlord’s Work”), and Landlord will use reasonable efforts to substantially complete such work on or before corresponding date set forth on Exhibit K, subject to extension for force majeure as described in Paragraph 12, and subject to delays caused by Tenant or its agents or contractors. The parties acknowledge that Tenant’s performance of the Tenant Work pursuant to the Work Letter may be ongoing while Landlord is performing Landlord’s Work. Tenant will reasonably cooperate with Landlord to accommodate performance of Landlord’s Work, and Landlord will reasonably cooperate with Tenant to minimize the disruption to Tenant’s performance of the Tenant Work.

Notwithstanding the provisions of Paragraph 7.1 to the contrary, Landlord agrees that the Building electrical system, mechanical system, heating, ventilation and air conditioning system; plumbing system, and fire sprinkler system, serving the Premises and the roll up doors servicing the Premises shall be in good working condition and operable, and the decks and roof covering the Premises shall be water tight, all of the foregoing as of the date Landlord delivers possession of the Premises to Tenant. Except to the extent caused by the acts or omissions of Tenant or a Tenant Party (as defined in Paragraph 9.3) or by any alterations or improvements performed by or on behalf of Tenant (other than Landlord’s Work), if such systems are not in good working order or the roof is not water tight as of the date possession of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within ninety (90) days following the Commencement Date, Landlord shall be responsible for repairing or restoring the same. If Tenant fails to give such notice within such 90-day period, then the Premises will conclusively be presumed to have been in good and satisfactory condition when possession was delivered. If Tenant gives such notice within such 90-day period, then the Premises will conclusively be presumed to have been in good and satisfactory condition when possession was delivered except as noted in such notice. Pursuant to Paragraph 2.2, Landlord shall deliver to Tenant possession of the Premises in the following condition (“Turnover Condition”): vacant, and broom clean. Landlord represents to Tenant that the work recently performed by Landlord in the Premises as described in Exhibit A attached hereto (“Landlord’s Previous Work”) was performed in accordance with applicable laws.

8.	SIGNAGE.

8.1 Limitations. Tenant will not place or install on or within any portion of the Premises, the exterior of the Building, the Outside Areas or the Property any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Premises, except as expressly permitted by this Paragraph 8. Tenant will not place or install on or within any portion of the Premises, the exterior of the Building, the Outside Areas or the Property any business identification sign which is visible from the exterior of the Premises unless and until Landlord approves the location, size, content, design, method of attachment and material to be used in making such sign (which approval will not be unreasonably withheld or delayed). Any such sign, once approved by Landlord, will be installed by Tenant at Tenant’s sole cost and expense and only in strict compliance with Landlord’s approval and any applicable Regulations, using a contractor approved by Landlord in writing (which approval will not be unreasonably withheld or delayed). Landlord may remove any signs (which have not been approved by Landlord in writing), advertisements, banners, placards or pictures so placed by Tenant on or within the Premises, the exterior of the Building, the Outside Areas or the Property and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition. Tenant must remove all of Tenant’s, signs, repair any damage caused by the installation or removal thereof, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon expiration or earlier termination of this Lease.

8.2 Monument. During the Lease Term, Landlord agrees that Tenant will be permitted to install a sign panel or sign panels (collectively, Tenant’s Monument Sign Panels”) consisting of Tenant’s name and corporate logo on the existing exterior monument sign associated with the Building on Junction Drive (the “Building Monument Sign”), subject to all applicable Regulations and subject to the prior written approval by Landlord of the design and appearance of Tenant’s Monument Sign Panels, which approval will not be unreasonably withheld or delayed. Except for the Building address and other pertinent Building information (if any), and subject to applicable law, Tenant’s Monument Sign Panels may occupy the entirety of the Building Monument Sign. Tenant’s Monument Sign Panels must use Building Standard materials and graphics. Tenant will be responsible for all costs in connection with Tenant’s Monument Sign Panels, including, without limitation, the cost of design, construction, maintenance, operation and removal at the end of the Lease Term. However, Tenant may apply a portion of the Allowance toward Tenant’s reasonable, actual out-of-pocket costs incurred with respect to the initial design, construction and installation of Tenant’s Monument Sign Panels. Landlord may relocate the Building Monument Sign in Landlord’s reasonable discretion, and Landlord shall have the right to alter the size, location, and configuration of the Building Monument Sign at any time during the Lease Term, at Landlord’s expense, with 30 days’ prior written notice to Tenant. Any such relocation will be subject to Tenant’s prior written consent, which shall not be unreasonably withheld or delayed, except that any relocation required applicable laws will not be subject to Tenant’s consent. Tenant’s Monument Sign Panels may display only Fusion-io, Inc.’s name and corporate logo or, with Landlord’s written approval, the name and corporate logo of Tenant’s Permitted Affiliated Transferee or other assignee of Tenant’s interest in this Lease, or subtenant of all or a portion of the Premises, pursuant to Paragraph 15.1; provided, however, that no more than two such names in total may appear on the Building Monument Sign at any time (e.g., Fusion-io, Inc.’s name plus the name of one of its subtenants). Such approval by Landlord will not be unreasonably conditioned or delayed, and will not be unreasonably withheld so long as such name is befitting of a tenant in a building comparable to the Building in class, location, size, and quality, in Landlord’s sole but reasonable judgment. Any signage rights granted under this Paragraph 8.2 shall be for the benefit of Fusion-io, Inc. only and cannot be transferred under an assignment or sublease, except as otherwise expressly set forth above.

8.3 Building Signs. Landlord agrees that, subject to the terms and conditions set forth in this Paragraph, Tenant will have the right, at Tenant’s sole cost and expense, to install (1) a sign attached to the front side of the Building; and (2) a sign attached to the rear side of the Building facing Montague (each, a “Building Sign” and together the “Building Signs”). Nothing in this Paragraph will give Tenant or Fusion-io, Inc. naming rights to the Building. Tenant has no right to name the Building and Landlord has no obligation to name the Building after Tenant. The following terms and conditions will apply to the Building Sign:

(a) The Building Signs must comply with the Building Signage Criteria set forth in Exhibit I.

(b) The Building Signs must comply, and Tenant will at Tenant’s cost cause the Building Signs to be and to remain in compliance, with:

(i)	the Regulations of all federal, state and local governmental and quasi-governmental authorities having jurisdiction over the Building;

(ii)	all applicable insurance requirements of both Landlord’s insurer and Tenant’s insurer; and

(iii)	all covenants, conditions and restrictions of record and the rules, regulations or requirements of any property association to which the Building is subject.

(c) Tenant will, at its sole expense, maintain each Building Sign in good condition at all times during the Lease Term.

(d) If Landlord becomes aware that any Building Sign is in violation of this Paragraph 8.4, Landlord will so notify Tenant. If Tenant becomes aware, whether by notice from Landlord or otherwise, that any Building Sign is in violation of this Paragraph 8.4, Tenant will promptly correct such violation. If Tenant fails to correct any such violation within 30 days after written notice from Landlord (or, if such correction cannot reasonably be achieved within such 30-day period, then within such longer period as may be reasonably necessary to effect such cure so long as Tenant commences such cure within such 30-day period and thereafter diligently prosecutes such cure to completion), then upon written demand by Landlord, Tenant will, at its sole cost and expense, immediately remove the subject Building Sign and repair and restore any damage caused by its installation or removal, and Tenant’s right to that Building Sign will terminate.

(e) Upon expiration or earlier termination of this Lease, or upon expiration or termination of Tenant’s right to the Building Signs (as provided above), Tenant will, at its sole cost and expense, remove the Building Signs and repair and restore any damage caused by its installation or removal, including, without limitation, restoring such portion of the Building to an architectural and aesthetic whole.

(f) Landlord will have the right, at Landlord’s cost, to temporarily remove any or all of the Building Signs in connection with any repairs in or upon the Building.

(g) Each Building Sign may display only Fusion-io, Inc.’s name and corporate logo or, with Landlord’s written approval, the name and corporate logo of Tenant’s Permitted Affiliated Transferee or other assignee of Tenant’s interest in this Lease, or subtenant of all or a portion of the Premises, pursuant to Paragraph 15.1; provided, however, that no more than one such name may appear on each Building Sign at any time (e.g., Fusion-io, Inc.’s name may appear on one Building Sign, and its subtenant’s name may appear on the other Building Sign). Such approval by Landlord will not be unreasonably conditioned or delayed, and will not be unreasonably withheld so long as such name is befitting of a tenant in a building comparable to the Building in class, location, size, and quality, in Landlord’s sole but reasonable judgment. Any signage rights granted in this Paragraph 8.3 shall be for the benefit of Fusion-io, Inc. only and cannot be transferred under an assignment or sublease, except as otherwise expressly set forth above.

9.	CARE OF THE PREMISES BY TENANT; REPAIR AND MAINTENANCE; SURRENDER OF POSSESSION.

9.1 Moisture. Tenant shall not block or cover any of the heating, ventilation or air-conditioning ducts in the Premises. Tenant may not install or cause to be installed in the Premises a wall covering that is impermeable to humidity or vapor. Tenant will report to Landlord the following promptly upon becoming aware thereof: (i) any evidence of a water leak or excessive moisture in the Premises; (ii) any evidence of mold or mildew in the Premises; and (iii) any failure or malfunction in the heating, ventilation and air conditioning system serving the Premises.

9.2 Surrender. Tenant will not commit or allow any waste to be committed on any portion of the Premises. On or before the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from within the Premises, the Building and Outside Areas, and shall vacate and surrender the Premises, the Building, the Outside Areas and the Property to Landlord in the same condition, broom clean, as existed at the Lease Commencement Date, except for reasonable wear and tear, casualties, condemnation, Hazardous Materials (other than those released or emitted, or brought to the Property, by Tenant or another Tenant Party), repairs for which Tenant is not responsible pursuant to this Lease, and alterations or other interior improvements which Tenant is permitted to surrender at the termination of this Lease. Tenant shall repair all damage to the Leased Premises, the exterior of the Building and the Outside Areas caused by Tenant’s removal of Tenant’s property. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls (except for reasonable wear and tear excepted) and, where necessary, replace or resurface same. Additionally, if and to the extent required pursuant to Paragraph 10.4, Tenant shall, upon the expiration or sooner termination of Lease, remove any Tenant Alterations and repair all damage caused by such removal. If the Premises, the Building, the Outside Areas and the Property are not surrendered to Landlord in the condition required by this Paragraph at the expiration or sooner termination of this Lease, and if such failure continues for 5 business days after Landlord’s written notice to Tenant describing such failure in reasonable details, such failure will constitute a holding over pursuant to Paragraph 25, and in addition if the Premises, the Building, the Outside Areas and the property are not surrendered to Landlord in the condition required by this Paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs reasonably and actually incurred by Landlord in returning the Premises, the Building and the Outside Areas to the required condition, together with interest on all costs so incurred from the date paid by Landlord at a rate equal to the Interest Rate (as defined in Paragraph 33.7) until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within 10 days of Landlord’s billing Tenant for same. Tenant will use commercially reasonable efforts to meet with Landlord for a joint inspection of the Premises on or about the time of the expiration date of this Lease. If Tenant fails to use commercially reasonable efforts to arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacation of the Premises will be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

9.3 Landlord’s Repair and Maintenance. Landlord shall, at all times during the Lease Term, maintain in good condition and repair the foundation; roof structure; roof membrane; exterior walls (excluding paint unless paint is required for proper maintenance); footings, slab; elevators of the Building; water, sewer, and electrical lines and equipment located on or under the Property but outside of the Premises; and landscaping and parking areas on the Property. Landlord shall hire a licensed heating, ventilating and air conditioning contractor to regularly and periodically inspect and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Premises (except as otherwise provided in Paragraph 37), and the cost of such contractor shall be a Property Maintenance Expense. Landlord shall hire, at Tenant’s sole cost and expense, a licensed roofing contractor to regularly and periodically inspect and perform required maintenance on the roof of Premises, and the cost of such contractor shall be a Property Maintenance Expense. Landlord shall regularly and periodically sweep and clean the driveways and parking areas. The provisions of this Paragraph 9.3 shall in no way limit the right of Landlord to charge to Tenant, as Property Maintenance Costs pursuant to Paragraph 5.1 (to the extent permitted pursuant to Paragraph 5.1), the costs incurred by Landlord in performing such maintenance and making such repairs or replacements permitted or required by Paragraph 5.1(c), and hiring such contractors. The term “exterior walls” as used in this Paragraph 9.3 shall not include windows, glass or plate glass, doors, door locks, dock bumpers or dock plates, special store fronts or office entries. Any damage caused by or repairs necessitated by any negligence or act of Tenant or Tenant’s subtenants or assignees or their respective successors or their respective agents, employees, principals, contractors, or invitees (individually, a “Tenant Party,” and together, the “Tenant Parties”), may be repaired by Landlord at Landlord’s option and Tenant’s expense, subject to Paragraph 18. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project or to fixtures, appurtenances or equipment in the Building, except as provided in Paragraph 20. If Landlord’s exercise of its rights under this Paragraph 9.3, or Landlord’s performance of its obligations under this Paragraph 9.3, renders all or a material portion of the Premises inaccessible or otherwise untenantable for 7 consecutive business days such that Tenant cannot and does not operate its business from the Premises or such portion for such period, then as Tenant’s sole and exclusive remedy for such inaccessibility or untenantability Landlord will equitably abate Tenant’s obligation to pay Base Rental and Tenant’s Proportionate Share of Operating Expenses (as set forth in Paragraph 5) beginning on the 8th business day after the Premises or such portion becomes inaccessible or otherwise untenantable, and ending on the date on which the Premises or such portion becomes accessible and tenantable. Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair or improvements necessitated by Landlord’s negligence or breach of this Lease, or that of Landlord’s agents, employees, or contractors. Notwithstanding the foregoing, Landlord will replace the roof coating according to the specifications set forth on Exhibit N attached hereto, by the 3rd anniversary of the Commencement Date at Landlord’s sole cost, and not as an Operating Expense.

9.4 Tenant’s Repair and Maintenance. Subject to Landlord’s obligations set forth in Paragraphs 2.2 and 9.3, Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Premises and every part thereof including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows and doors, (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, and (v) all lighting fixtures, bulbs and lamps. Subject to Paragraph 18, Tenant shall, at its sole cost and expense, repair all damage (beyond normal and reasonable wear and tear) to the Premises, the Building, the Outside Areas or the Property caused by the activities of Tenant or Tenant Parties promptly following written notice from Landlord to so repair such damages. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such maintenance or make such repairs and charge to Tenant, as additional rent, the reasonable costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality. Tenant shall at Tenant’s expense also perform regular removal of trash and debris. If Tenant uses rail and if required by the railroad company, Tenant agrees to sign a joint, maintenance agreement governing the use of the rail spur, if any. Notwithstanding anything to the contrary contained herein, subject to Paragraph 18, Tenant shall, at its expense, promptly repair any damage to the Premises or the Building or Project resulting from or caused by any negligence or act of Tenant or Tenant Parties. Nothing herein shall expressly or by implication render Tenant Landlord’s agent or contractor to effect any repairs or maintenance required of Tenant under this Paragraph 9.4, as to all of which Tenant shall be solely responsible.

9.5 Waiver. Tenant waives all rights under and benefits of Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect, including, without limitation, the right to make repairs at the expense of Landlord or in lieu of such repairs to vacate the Premises.

9.5 Survival. The provisions of this Paragraph 9 will survive expiration or termination of this Lease.

10.	REPAIRS AND ALTERATIONS BY TENANT.

10.1 Subject to Paragraph 18, Tenant will, at Tenant’s own cost and expense, repair any damage done to the Project, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant’s agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Project to as good a condition as it was in prior to such damage. All such work or repairs by Tenant must be effected in compliance with all applicable Regulations; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant will pay (as additional rent) the cost thereof to the Landlord within 10 days of Landlord’s demand therefor, as additional rent. The provisions of this Paragraph 10.1 will survive expiration or termination of this Lease.

10.2 Tenant will not place or install or allow to be placed or installed any signs on or in the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect.

10.3 Any alterations, additions or improvements made by or on behalf of Tenant to the Premises (“Tenant Alterations”) will be subject to Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Landlord will not be deemed to have unreasonably withheld its consent to any Tenant Alterations if its consent is withheld because such Tenant Alterations: (i) are not consistent with the first-class nature or the architectural character of the Building; (ii) could adversely affect the structure of the Building, the HVAC system or electrical, mechanical, plumbing or other lines or systems in the Building or the Building circuitry; (iii) could increase Landlord’s costs of operating and maintaining the Building unless Tenant pays all such costs; (iv) would violate the terms of any applicable zoning or building laws or ordinances; or (v) include the use of wall covering that is impermeable to humidity or vapor; the foregoing being merely examples of reasons for which Landlord may reasonably withhold its consent and will not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples. However, with respect to alterations to the Premises comprised solely of cosmetic changes (such as painting and carpeting), or with respect to alterations to the Premises which do not consist solely of cosmetic changes but which cost $30,000 or less per project (for purposes of such determination, multiple alterations that are related will be grouped together) and which do not fall within any of the foregoing factors (i) through (v), Tenant will give Landlord prior written notice (only for such Tenant Alterations costing more than $5,000 (grouped as set forth above)) but need not obtain Landlord’s consent (such Tenant Alterations not requiring Landlord’s consent are referred to herein as “Minor Alterations”). Tenant will cause, at its expense, any Tenant Alterations to comply with applicable insurance requirements and with all applicable Regulations, and will construct at its expense any alteration or modification required by applicable Regulations as a result of any Tenant Alterations. All Tenant Alterations must be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials may be used. Tenant may not install or cause to be installed in the Premises a wall covering that is impermeable to humidity or vapor. All plans and specifications for any Tenant Alterations requiring Landlord’s consent pursuant this Paragraph 10.3, and a copy of all required permits, must be submitted to Landlord for its approval before the work begins (which approval will not be unreasonably withheld or delayed). Landlord may monitor construction of the Tenant Alterations. Tenant will pay to Landlord as additional rent an amount equal to 3% of the total hard and soft costs of performing and constructing the Tenant Alterations to cover Landlord’s overhead expenses and to compensate Landlord for its services hereunder, and in addition Tenant will reimburse Landlord for Landlord’s reasonable actual out-of-pocket costs for third-party architectural or engineering (or both) review of Tenant’s plans and specifications for such Tenant Alterations; provided, however, that such 3% fee and such reimbursement obligation will not apply to Tenant Alterations comprised solely of Minor Alterations. Landlord’s right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations or that such plans and specifications are adequate for Tenant’s use or purposes. Tenant will provide Landlord with the identities and mailing address of all persons performing work or supplying materials, prior to beginning such construction of Tenant Alterations for which Landlord’s consent is required pursuant to this Paragraph 10.3, and Landlord may post on and about the Premises notices of nonresponsibility pursuant to applicable law. Tenant will provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury and property damage during construction. Tenant will insure any such Tenant Alterations in accordance with Paragraph 17.1(a) (other than the Tenant Work, which shall be insured by Landlord pursuant to Paragraph 17.2). In connection with any Tenant Alterations, Tenant’s contractor must (and its contract must so provide):

(a) conduct its work in such a manner so as not to unreasonably interfere with Project operations, or any other construction occurring on or in the Project or in the Premises;

(b) execute a set of and comply with the Building’s then-current Tenant Contractor Rules and Regulations and comply with all additional rules and regulations relating to construction activities in or on the Project as may be reasonably promulgated from time to time and uniformly enforced by Landlord or its agents;

(c) deliver to Landlord detailed “as built” plans immediately after the alterations or improvements are complete, if requested by Landlord;

(d) be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials and access to the Property; and

(e) perform its work in such a fashion and by such means as necessary to maintain peace and harmony among the other contractors serving the Project and so as not to cause interference with the continuance of work to be performed or services to be rendered to the Project. Without limiting the foregoing, the following work, whether performed as a Tenant Alteration or as an initial leasehold improvements pursuant to the Work Letter (if any) attached hereto, must be performed (and in the event that Tenant engages for or causes the same to be performed, Tenant will cause its contractor to engage such work to be performed) only by subcontractors having collective bargaining agreements with unions affiliated with the Building and Construction Trades Department of the AFL-CIO as of January 1, 2001 (a list of such unions is attached hereto as Exhibit F): (i) any expansion to expand the size of the Premises beyond the size of the initial Premises hereunder, including any tenant improvements in connection with such expansion; (ii) major repairs or replacements of any supplemental heating, ventilation and air conditioning system, or (iii) installation, repair and replacement of any electric panel board and any entry service cables.

For Tenant Alterations requiring Landlord’s consent, Landlord will have the right to approve Tenant’s contractor and all subcontractors to be used by Tenant’s contractor, which approval will not be unreasonably withheld or delayed. Tenant and its contractors are hereby prohibited from engaging any contractors or subcontractors that will or may cause labor disharmony. Upon completion of any Tenant Alterations requiring Landlord’s consent, Tenant will deliver to Landlord sworn statements setting forth the names of all contractors, subcontractors and material suppliers who did work on or supplied materials for the Tenant Alterations, and final, unconditional lien waivers from all such contractors, subcontractors and material suppliers in the form required by applicable law. Tenant will have no right to make any repairs, alterations or improvements to, within or on any of the Common Areas. Within ten (10) days following completion of any Tenant Alterations (but not for Minor Alterations), Tenant will cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Property is located in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and Tenant shall timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute, failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose.

Landlord reserves the right to require that Tenant terminate its contract with Tenant’s contractor if such contractor is engaged in a labor dispute which disrupts such contractor’s work, the work of any other contractor at the Project or the operation of the Project. Landlord will also have the right to order any contractor of Tenant who violates any of Landlord’s requirements or standards of work to cease work and to remove himself, his equipment and his employees from the Project. Tenant agrees that its contractors will not conduct their work in such manner so as to interfere with or cause any interruption of (i) Landlord’s construction, (ii) another tenant’s occupancy or construction, or (iii) other phases of Landlord’s operation of the Project.

10.4 Any and all alterations or improvements to the Premises will become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, require Tenant to remove any and all fixtures, equipment and other alterations or improvements installed on the Premises and restore the Premises to Building Standard by the expiration or termination of this Lease. If Landlord so requires and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant’s cost, and Tenant will pay Landlord on demand (as additional rent) the cost of restoring the Premises to Building Standard. However, at the time that Tenant requests Landlord’s consent to specific alterations, Tenant may also request that Landlord notify Tenant whether Landlord will, upon expiration or termination of the Lease Term, require Tenant to remove the subject improvements. If Tenant so requests and if Landlord consents to the alterations, then Landlord will also notify Tenant whether Landlord will require removal of any such alterations or improvements at the expiration or termination of the Lease Term. At the expiration or termination of the Lease Term, Tenant will not be required to remove any such alterations or improvements if and to the extent that Landlord previously notified Tenant that removal of such alterations or improvements would not be required. The provisions of this Paragraph 10.4 will survive expiration or termination of this Lease. Landlord may require Tenant to remove wires, cables and telecommunications equipment pursuant to Paragraph 29. Tenant’s trade fixtures, furniture, equipment, and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property. At any time, Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by the installation or removal thereof. Tenant must remove Tenant’s Property upon expiration or termination of this Lease pursuant to Paragraph 9.2.

11.	HAZARDOUS MATERIAL.

11.1. General Restrictions. Notwithstanding anything to the contrary in this Lease, Tenant at its sole cost, shall comply with all Regulations relating to the storage, use and disposal of Hazardous Materials on or about the Property by Tenant or any Tenant Party; provided, however, that Tenant shall not be responsible under this Lease for contamination of the Property by Hazardous Materials (i) existing as of the date possession of the Premises is delivered to Tenant (whether before or after the Commencement Date) unless caused by Tenant, or (ii) originating from sources outside of the Property, or (iii) Hazardous Materials caused or introduced by parties who are not Tenant Parties. Prior to Tenant (and at least 5 days prior to any assignee or any subtenant of Tenant) taking possession of any part of the Premises, and on each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous materials, or any combination thereof, which were Handled on, in, under or about the Premises or Project for the 12-month period prior to such Disclosure Date, or which Tenant intends to Handle on, under or about the Premises during the 12-month period following the Disclosure Date by executing and delivering to Landlord a “Hazardous Materials Questionnaire”, in the form attached hereto as Exhibit E (as updated and modified by Landlord, from time to time). Tenant’s disclosure obligations under this Paragraph 11.1 shall include a requirement that, to the extent any information contained in a Hazardous Materials Questionnaire previously delivered by Tenant shall become inaccurate in any material respect, Tenant shall immediately deliver to Landlord a new updated Hazardous Materials Questionnaire. Tenant may not store, use or dispose of any Hazardous Material except for those Hazardous Material listed in a Hazardous Materials Questionnaire which Tenant will deliver to Landlord upon execution of this Lease and update at least annually with Landlord (“Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable laws, (ii) such Permitted Materials shall be limited to the materials listed on any may be used only in the quantities specified in the Hazardous Material Questionnaire, and (iii) Tenant shall provide Landlord with copies of all material safety data sheets and other documentation required under applicable laws in connection with Tenant’s use of Permitted Material as and when such documentation is provided to any regulatory authority having jurisdiction. In no event shall Tenant cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Building any Hazardous Material. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use or disposal of Hazardous Material. If the presence of Hazardous Material on the Premises caused by Tenant or any Tenant Party results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination as required by law, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Material. At any time prior to the expiration of the Lease Term if Tenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Premises which did not exist upon commencement of the Lease Term, Tenant shall have the right to conduct appropriate tests of water and soil and to deliver to Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Tenant’s use of the Premises. Tenant shall further be responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work as required by Regulations and materials required of Tenant hereunder to return the Property and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials caused or introduced by Tenant or any of the Tenant Parties.

11.2 Lease Expiration. Upon termination or expiration of the Lease, Tenant at its sole expense shall cause all Hazardous Material placed in or about the Premises, the Building or the Property by Tenant or any of the Tenant Parties, and all installations (whether interior or exterior) made by or on behalf of Tenant or any Tenant Parties relating to the storage, use, disposal or transportation of Hazardous Material to be removed from the Property and transported for use, storage or disposal in accordance and compliance with all laws and other requirements respecting Hazardous Material used or permitted to be used by Tenant. Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Property, and shall take all other actions as may be required to complete the closure of the Building and the Property, in each case with respect to (i) Hazardous Materials placed in or about the Premises, the Building or the Property by Tenant or any of the Tenant Parties, and (ii) all installations (whether interior or exterior) made by or on behalf of Tenant or any Tenant Parties relating to the storage, use, disposal or transportation of Hazardous Material. If such Hazardous Materials (other than Permitted Materials) introduced by Tenant or a Tenant Party are present on the Property, then Landlord may undertake an environmental site assessment from an environmental consulting company reasonably acceptable to Landlord which site assessment shall evidence Tenant’s compliance with this Paragraph 11.2. If such site assessment shall evidence Tenant’s failure to comply with this Paragraph 11.2, then in addition to promptly complying with this Paragraph 11.2, Tenant shall pay the reasonable costs incurred by Landlord in connection with such site assessment.

11.3 Additional Obligations. If any Hazardous Materials shall be released into the environment comprising or surrounding the Project by Tenant or any Tenant Party in violation of any law or this Lease, Tenant shall at its sole expense promptly prepare a remediation plan therefore consistent with applicable Regulations and recommended industry practices (and approved by Landlord (which approval by Landlord will not be unreasonably withheld or delayed) and all governmental agencies having jurisdiction) to fully remediate such release as required by law, and thereafter shall prosecute the remediation plan so approved in completion with all reasonable diligence and to the reasonable satisfaction of Landlord and applicable governmental agencies. If any Hazardous Materials are Handled by Tenant or any Tenant Party in, under, on or about the Premises during the Term in violation of any law or this Lease, or if Landlord determines in good faith that Tenant or any Tenant Party may have released any Hazardous Material or violated any Hazardous Material Regulations in, on, under or about the Premises during the Term, Landlord may require Tenant to, at Tenant’s sole expense, (i) retain a qualified environmental consultant reasonably satisfactory to Landlord to conduct a reasonable investigation (an “Environmental Assessment”) of a nature and scope approved in writing in advance by Landlord (which approval will not be unreasonably withheld or delayed) with respect to the existence of any Hazardous Materials in, on, under or about the Premises and providing a review of all Hazardous Materials activities of Tenant and the Tenant Parties, and (ii) provide to Landlord a reasonably detailed, written report, prepared in accordance with the institutional real estate standards, of the Environmental Assessment.

At any time prior to expiration of the Lease Term, subject to reasonable prior written notice (not less than 48 hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Premises, Landlord shall have the right to enter in and upon the Property, Building and Premises in order to conduct appropriate tests (such as, without limitation, tests of water and soil) to determine whether levels of any Hazardous Material in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Material in the soil or surface or ground water in, on, under, or about the Property, the Building or the Premises, which has been caused by or resulted from the activities of Tenant or Tenant Parties.

11.4 Indemnity. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including attorneys’ and consultant’s fees and court costs), demands, causes of action, or judgments directly or indirectly arising out of or related to the use, generation, storage, release, or disposal of Hazardous Materials by Tenant or any of Tenant Parties in, on, under or about the Premises, the Building or the Project or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Paragraph 11.4. Tenant’s obligation pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

11.5 Cooperation. Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage, so long as the same do not unreasonably interfere with Tenant’s use of or access to the Premises or unreasonably increase Tenant’s costs. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance. Tenant agrees at all times to reasonably cooperate with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

11.6 Hazardous Material Defined. As used herein, the term “Hazardous Material” means any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “ hazardous chemical substance or mixture,” “ Imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”, 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules (collectively, “Environmental Laws”). Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Regulations for the protection of health or the environment, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

11.7 Handle Defined. As used in this Section 11, “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, emission, abatement, removal, or transportation.

11.8 Landlord’s Representation and Responsibility. Tenant will not be liable to Landlord for the cost or expense related to removal, cleaning, abatement or remediation of Hazardous Material existing in the Property prior to the date Landlord tenders possession of the Premises to Tenant, including, without limitation, Hazardous Material in the ground water or soil, except to the extent that any of the foregoing is caused by any disturbance or exacerbation, by Tenant or a Tenant Party, of Hazardous Material to the extent disclosed in Landlord’s 2007 Phase 1. Landlord shall indemnify, defend (by counsel reasonably acceptable to Tenant), protect and hold Tenant harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including reasonable attorneys’ and consultant’s fees and court costs), demands, causes of action, or judgments directly or indirectly arising out of or related to the use, generation, storage, release, or disposal of Hazardous Materials by Landlord or Landlord’s assignees or their respective successors or their respective agents, employees, principals, or contractors, (individually, a “Landlord Party,” and together, the “Landlord Parties”), in, on, under or about the Premises, the Building or the Project. Landlord represents to Tenant that, to Landlord’s actual knowledge (as defined in Paragraph 13.1), there are no Hazardous Materials in, on, or under the Building, Premises, or Property as of the date of this Lease other than (a) as set forth in that certain Phase I Environmental Site Assessment of Montague Park, dated December 19, 2007, prepared by ATC Associates Inc. (the “Landlord’s 2007 Phase 1”), and (b) Hazardous Materials typically or customarily used by Landlord in the ordinary course of owning, operating, managing, repairing and maintaining the Premises, Building, and Property in compliance with laws. The Landlord’s 2007 Phase 1 is considered Landlord’s confidential information, and shall not be disclosed by Tenant except (A) to Tenant’s agents, consultants, lawyers, contractors, or actual or potential investors, lenders, or business partners, in each case provided that such recipients are first informed by Tenant of the confidentiality requirements of this Section 11.8 and agree to be bound by the same; Tenant shall be responsible for any breach of such confidentiality requirements by Tenant’s recipients; or (B) as required by law, or in litigation. If Landlord becomes aware of the existence of any Hazardous Materials being present on the Premises or Property other than (i) as described in clauses (a) or (b) above; (ii) Hazardous Materials that affect generally the area in which the Property is located (e.g., ground water contamination) and are not specific to or generated from the Property, and (iii) Hazardous Materials in compliance with applicable Environmental Laws; and if such existence is not the result of the Handling of such Hazardous Materials by Tenant or a Tenant Party, then Landlord will promptly use reasonable efforts to remove, encapsulate, contain or otherwise remediate such Hazardous Materials (or cause the same to be removed, encapsulated, contained or otherwise remediated) at Landlord’s sole cost and not as an Operating Expense.

12.	FORCE MAJEURE.

Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord will not be liable or responsible for, and there will be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, adverse weather conditions not reasonably anticipated, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations or restrictions, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), inability to obtain necessary approvals by any applicable property association or its board of directors, financing, or any other cause whatsoever beyond the reasonable control of Landlord.

13.	LAWS, REGULATIONS AND RULES.

13.1

Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”), establishes requirements for business operations, accessibility and barrier removal, and that certain requirements under ADA Title III may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a primary function area or triggers “path of travel” requirements. The parties hereby agree that:

(A) Tenant will, at its sole cost and expense, strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record (collectively, “Regulations”) governing and relating to the use, occupancy or possession of the Premises and the Property, or to its use, storage, generation or disposal of Hazardous Material (as defined in Paragraph 11); provided, however, that except as otherwise set forth below, Tenant shall not be required to make any modifications, alterations or improvements to the Property due to the requirements of any Regulations except to the extent they are required by any Regulation because of or in connection with any of the following (in which event Tenant will perform the same at its sole cost): (i) Tenant’s particular use of occupancy of the Premises, the Building, the Outside Areas or the Property, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations or improvements to or within the Property, including, without limitation, the Tenant Work and Tenant Alterations;

(B) Tenant shall be responsible for ADA Title III compliance with respect to any leasehold improvements (including pre-existing leasehold improvements) or other work to be performed in the Premises under or in connection with this Lease but excluding Landlord’s Work and excluding Landlord’s Previous Work (as defined in Paragraph 7.2, and as set forth in Paragraph 13.1(F)), it being understood that, with the exception of Landlord’s Work and Landlord’s Previous Work, any pre-existing leasehold improvements in the Premises are delivered as-is, and the responsibility for their compliance, with ADA and other Regulations will be borne by Tenant; for purposes of this Paragraph 13.1, “leasehold improvements” will exclude the building structure, building systems, roof, foundation, slab floors, and façade;

(C) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises constructed by or at the direction of Tenant;

(D) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises;

(E) Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees;

(F) notwithstanding the provisions of subparagraphs 13.1.(A)(ii), 13.1(A)(iii), and 13.1(C) above, if either (i) Landlord’s Work or Landlord’s Previous Work is out of compliance with Regulations as of the date on which Landlord delivers possession of the Premises to Tenant, or (ii) upgrades to the first component (Cause the Outside Areas to be in compliance with the Americans With Disabilities Act) of Landlord’s Work as set forth on Exhibit K are required by Regulations in effect on the date on which Landlord delivers possession of the Premises to Tenant due to the Tenant Work as set forth in the Space Plan attached to Exhibit D, then in either case provided that Tenant so notifies Landlord in reasonable detail by the 180th day after the date on which Landlord delivers to Tenant possession of the Premises in Turnover Condition, Landlord will promptly perform such modifications thereto so as to render the same in conformity with Regulations, at Landlord’s cost, and Landlord will not include such cost in Property Maintenance Cost;

(G) except as otherwise set forth in clauses (A) through (F) above, Landlord will be responsible for maintenance (and compliance with Regulations) of the Outside Areas and shall charge through to Tenant the costs incurred in connection therewith as provided in Paragraph 13.1(I); accordingly, Landlord shall be responsible for ADA Title III compliance in the Outside Areas, except as set forth in clauses (A) through (E) above;

(H) except as otherwise set forth in clauses (A) through (F) above, in the event that, at any time during the Lease Term, modifications, alterations or improvements to the Building or the Property (but excluding leasehold improvements, as described in Paragraph 13.1(B)) are required by any governmental authority, then Landlord shall make such modification, alterations or improvements with reasonable diligence, and shall charge through to Tenant the costs incurred in connection therewith as provided in Paragraph 13.1(I); and

(I) if Landlord is, at any time during the Lease Term, required by any governmental authority to make any modifications, alterations or improvements to the Building or the Property, then except as otherwise set forth above, the cost incurred by Landlord in making such modifications, alterations or improvements, including interest at a rate equal to eight percent (8%) per annum, will be amortized by Landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting principles, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost.

Landlord represents to Tenant that, to Landlord’s actual knowledge, Landlord has not received written notice from any governmental agencies that the Building is in violation of any Regulations. As used herein, the term “Landlord’s actual knowledge” means the actual conscious knowledge of Abigail San Juan and Joseph Munoz, and such persons shall not have any personal liability or be obligated to perform, and Landlord shall not be obligated to perform, any due diligence investigations in connection with making the representations set forth in this Paragraph 13. Tenant will, at its sole cost and expense, obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant will, at its sole cost and expense, promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant will indemnify, defend (by counsel reasonably satisfactory to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys’ fees or liability arising out of the failure of Tenant to comply with any Regulation. Tenant’s obligation pursuant to such indemnity will survive the expiration or earlier termination of this Lease.

13.2 A copy of the initial Building Rules and Regulations is attached hereto as Exhibit C. Tenant will comply with such initial Building Rules and Regulations and with all reasonable additional Building Rules and Regulations and reasonable amendments to the Building Rules and Regulations adopted by Landlord from time to time, and will cause all of its agents, employees, invitees and visitors to do so. All changes to such rules will be furnished by Landlord to Tenant in writing, and must not unreasonably interfere with Tenant’s use of the Premises or Tenant’s parking rights or unreasonably increase the obligations or decrease the rights of Tenant under this Lease. Landlord will not be responsible to Tenant for the nonperformance of any such Building Rules and Regulations by any other tenant or occupant of the Building. Landlord will not discriminate against Tenant in promulgating or enforcing the Building Rules and Regulations, except to the extent that differences between the buildings in the Project, or differences in tenants’ uses thereof, render the promulgation of certain rules or the enforcement thereof appropriate to one or more buildings or tenants in the Project but not to others. Wherever Landlord has agreed in this Lease or the exhibits hereto that Landlord will not discriminate against Tenant vis-à-vis other tenants of the Project or that Landlord’s rules or the enforcement thereof will be nondiscriminatory, the intention of the parties is that Landlord will not single out Tenant for enforcement of the subject provision when Landlord is not enforcing such provision against tenants generally. However, in no case is such non-discrimination language, in any instance, intended to confer “most favoured nation” status to Tenant. Accordingly, Tenant acknowledges that notwithstanding any such non-discrimination provisions, Landlord may, in Landlord’s reasonable discretion, grant specific tenants modifications to or waivers of provisions of the Building Rules and Regulations, and may grant other various rights, benefits, concessions, waivers, and exemptions under or with respect to the Building Rules and Regulations or fees or charges for services or otherwise, without violating the provisions of any non-discrimination clause in this Lease or this exhibits hereto.

13.3 With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provisions of this Lease, Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Premises, the Building, the Outside Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies unless Tenant pays such increase. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.

13.4 Tenant, in its use of the Outside Areas, shall at all times keep the Outside Areas free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items to the extent left or placed in the Outside Areas by any of the Tenant Parties (as hereinafter defined) which are not specifically permitted by Landlord to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Outside Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use.

13.5 Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property, provided such cooperation does not unreasonably interfere with Tenant’s use of the Premises or increase Tenant’s costs. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (provided that the same do not unreasonably interfere with Tenant’s use of the Premises or increase Tenant’s costs): (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy or other resources.

14.	ENTRY BY LANDLORD; LIMITED ACCESS.

14.1 Landlord and its agents shall have the right to enter the enter the Premises during normal business hours after giving Tenant reasonable prior oral or written notice (agreed to be 24 hours’ oral or written notice except in the event of an emergency, in which event no notice will be required) and subject to Tenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Premises to prospective purchasers, mortgagees or tenants; (iii) making necessary alterations, additions or repairs; and (iv) performing any of Tenant’s obligations when Tenant has failed to do so within applicable notice and cure periods. Landlord shall have the right to enter the Premises during normal business hours (or as otherwise agreed), subject to Tenant’s reasonable security measures, for purposes for supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall have the right to enter Outside Areas at all times and without notice for purposes of (i) inspecting the exterior of the Building and the Outside Areas; (ii) posting notices of nonresponsibility (and for such purposes Tenant shall provide Landlord at least twenty days’ prior written notice of any work to be performed on the Premises); and (iii) supplying any services to be provided by Landlord. Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises in connection with Landlord’s exercise of its rights under this Paragraph 14.1. Any entry into the Premises or the Outside Areas obtained by Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive of Tenant from the Premises or any portion thereof.

14.2 Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Premises, the Building, the Outside Areas or the Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property or Tenant’s employees, invitees or contractors. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or any occupant of the Premises or their respective agents, employees, licensees or invitees, including any property or consequential damages, resulting from Landlord’s failure to provide security, or (b) losses due to theft or burglary, or (c) the damages done by unauthorized persons on the Premises and neither will Landlord be required to insure against any such losses.

14.3 Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way and dedications do not materially interfere with the use of the Premises by Tenant or Tenant’s parking rights or materially increase Tenant’s costs. Tenant agrees to execute any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions.

14.4 Subject to the terms and conditions of this Lease, Tenant will have access to the Premises 24 hours per day, 7 days per week, 365 days per year, excluding emergencies.

15.	ASSIGNMENT AND SUBLETTING.

15.1 Tenant will not assign this Lease, or any interest herein, permit any assignment or other transfer of this Lease, or any interest herein, by operation of law, sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without first requesting the consent of Landlord, in writing, not more than 180 but not less than 30 days before the effective date of such assignment or sublease, and obtaining such consent in writing. Any request by Tenant for Landlord’s consent to a sublease or assignment must be accompanied by a copy of the proposed sublease or assignment agreement and reasonably detailed information and documentation, including current financial statements, regarding the proposed sublessee or assignee. Subject to Landlord’s rights under Paragraph 15.2, Landlord agrees not to unreasonably withhold or delay consent to any such assignment of this Lease or subletting of the Premises on the terms specified in Tenant’s written request for such consent. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed assignment or subletting where one or more of the following apply: (i) at the time of Tenant’s request for consent and also at the commencement of the proposed sublease or assignment, Tenant is not in default under this Lease, (ii) Landlord, in its reasonable discretion, determines that the proposed use of the Premises, or the reputation, business, and/or financial responsibility of the proposed assignee or sublessee, is unsatisfactory, (iii) any assignee or sublessee does not expressly assume all the obligations of this Lease on Tenant’s part to be performed, (iv) the terms of the proposed assignment or subletting would allow the assignee or sublessee to exercise a right of renewal or extension, a right of expansion, right of first offer or right of first refusal, or other similar right held by Tenant, or (v) the proposed assignee or sublessee is a person or entity with whom Landlord or its agent is then negotiating or to or from whom Landlord or its agent has given or received a written proposal within the past 45 days regarding a lease of space in the Project. In connection with any consent by Landlord to any assignment or subletting, and without limiting any other terms or conditions set forth in this Paragraph 15, such consent will not release Tenant of any of its obligations under this Lease, including without limitation, its obligation to pay rent, and a consent to one assignment or subletting will not be deemed to be a consent to any subsequent assignment or subletting.

No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord’s prior written consent in each instance; the standards for such consent will be as set forth above. Tenant may not mortgage, pledge or hypothecate its leasehold interest, and any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 15 will be void.

For purposes of this Paragraph 15, a transfer of the ownership interests controlling Tenant will be deemed an assignment of this Lease unless such ownership interests are publicly traded or unless such transfers are made as part of a public offering. However, on the condition that Tenant is not in default of any term, covenant or condition of this Lease (after the giving of any required notice and expiration of any applicable cure period), Tenant will have the right, with advance written notice to but without the consent of Landlord and without payment of any Excess Rent, to sublease the Premises, or a portion thereof, or assign this Lease (each, a “Permitted Affiliated Transfer”), to the following (each, a “Permitted Affiliated Transferee”):

(A) any corporation or entity which controls, is controlled by or is under common control with Tenant, on the condition that (w) the Guarantor, if any, consents to such transaction and the Guaranty remains in full force and effect, (x) such sublease or assignment is for a good business purpose and not principally for the purpose of avoiding Landlord’s consent rights, (y) the proposed use of the Premises and the reputation, business, and financial responsibility of the proposed sublessee or assignee are consistent with the class and nature of the Building, and (z) in the case of an assignment, the assignee has a net worth reasonably sufficient to perform the obligations of the tenant under this Lease; or

(B) an entity into which Tenant is merged or consolidated or to an entity to which substantially all of

Tenant’s assets are transferred, on the condition that (w) the Guarantor, if any, consents to such transaction and the Guaranty remains in full force and effect, (x) such merger, consolidation or transfer of assets is for a good business purpose and not principally for the purpose of transferring Tenant’s leasehold estate, (y) the proposed use of the Premises and the reputation and business of the proposed assignee or transferee are consistent with the class and nature of the Building, and (z) the assignee or successor entity has a net worth at least equal to the lesser of (i) the net worth of Tenant immediately before such merger, consolidation or transfer; and (ii) $500 million. Tenant must provide Landlord with reasonably satisfactory evidence of such net worth (or make the same available to Landlord on the internet) at the time Tenant provides Landlord with notice of such transaction.

A transfer of ownership interests in Tenant constituting a change in control of Tenant shall also constitute a Permitted Affiliated Transfer on the condition that Tenant is not in default of any term, covenant or condition of this Lease (after the giving of any required notice and expiration of any applicable cure period) so long as (w) the Guarantor, if any, consents to such transaction and the Guaranty remains in full force and effect, (x) such transfer is for a good business purpose and not principally for the purpose of avoiding Landlord’s consent rights, (y) the proposed use of the Premises and the reputation, business, and financial responsibility of Tenant following the transfer are consistent with the class and nature of the Building, and (z) Tenant has a net worth at least equal to the net worth of Tenant immediately before such merger, consolidation or transfer or $500 million, whichever is lower. In addition, the provisions of Sections 15.2 and 15.3 shall not apply to a transaction that would otherwise be considered a Permitted Affiliated Transfer but for the failure of such transaction to satisfy the net worth test described in subpart (z) of the preceding sentence or subpart (z) of subpart (B) of the second sentence in this paragraph. Tenant must provide Landlord with reasonably satisfactory evidence of such net worth (or make the same available to Landlord on the internet) at the time Tenant provides Landlord with notice of such transaction. The term “control” as used in this Paragraph means a direct or indirect ownership interest with the power to directly or indirectly direct or cause the direction of the management or policies of the Tenant.

In connection with each request by Tenant for Landlord’s consent to a sublease or assignment, Tenant will pay to Landlord as additional rent the sum of the following, regardless of whether such consent is granted or denied: Landlord’s processing fee of $1,500, plus an amount equal to Landlord’s reasonable out-of-pocket administrative, legal and other costs and expenses incurred in processing such request or otherwise incurred in connection with such sublease or assignment. Such out-of-pocket costs and expenses (which are in addition to the $1,500 processing fee set forth above) will not exceed $1,500 for any single request for consent so long as this Lease is not amended in connection with such sublease or assignment, and Landlord is not requested to give any warranties or representations in connection therewith, and the proposed sublease or assignment documentation does not include provisions purporting to have Landlord giving or making consents or approvals (other than to the sublease or assignment itself), waivers, indemnities or other changes in position by virtue of consenting to the sublease or assignment.

If all or any part of the Premises are then subleased, any termination of this Lease or of Tenant’s right to possession in connection with an Event of Default will, at Landlord’s option, either, (a) terminate the sublease or (b) operate as an assignment to Landlord of the sublease. Landlord shall not be liable for any prepaid rents nor any security deposits paid by the subtenant. Landlord will not be liable for any other defaults of the Tenant under the sublease agreement.

Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld or delayed its consent, or otherwise has breached or acted unreasonably, under this Paragraph 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or in equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed assignee or sublessee. The foregoing includes, without limitation, Tenant’s waiver (on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed assignee or sublessee) of the provisions of Section 1995.310 of the California Civil Code, or any similar or successor law, statute or ordinance now or hereafter in effect.

Each subtenant, assignee, or other occupant of the Premises or any portion thereof occupying under a sublease, lease assignment, license, or other occupancy agreement or authorization by or from Tenant hereby remakes and restates on its own behalf each waiver made by Tenant in Paragraph 18 of this Lease.

15.2 If Tenant requests Landlord’s consent to a proposed subletting or assignment as described above, at Landlord’s option, Landlord may, by giving written notice to Tenant within 20 days after the effective date of Tenant’s notice, terminate this Lease with respect to the space described in Tenant’s notice, as of the date specified in Tenant’s notice for the commencement of the proposed assignment or sublease. However, nothing in this Paragraph 15.2 will be deemed to be a consent by Landlord to any subletting or assignment unless Landlord delivers to Tenant its written consent. Notwithstanding Landlord’s consent on any one occasion, the right to recapture set forth in this Paragraph 15.2 will apply to any further subletting or assignment. The recapture right set forth in this Paragraph 15.2 will not apply to:

(a) any Permitted Affiliated Transfer; or

(b) any sublease that, by its terms,

(i) expires at least 181 days before the expiration of the Lease Term, with the subtenant having no right to renew or extend the sublease term into the 180-day period ending on the expiration date of the Lease Term; or

(ii) grants to the subtenant the right to use no more than 39,571 rentable square feet and subleases a rentable area which, when combined with the rentable area of all other subleased space in the Premises expiring within 180 days of the expiration date of the Lease Term, does not exceed 39,571 rentable square feet, excluding, however, subleases to any entity with which Tenant has a good-faith business or contractual relationship separate from and unrelated to such sublease.

15.3 If Landlord consents to any sublease or assignment of the Premises, or any part thereof, Tenant will in consideration therefor pay to Landlord, as additional rent, 50% of the Excess Rent (defined below) after deducting from Excess Rent the reasonable and customary out-of-pocket transaction costs incurred by Tenant in connection with such subletting or assignment, including attorneys’ fees, brokerage commissions, and alteration costs. For purposes of this Paragraph, “Excess Rent” means all rents, additional charges, and other consideration payable to Tenant or Tenant’s affiliates by the subtenant or assignee, expressed on a per rentable square foot basis, for or by reason of such sublease or assignment and which are, in the aggregate, in excess of the rent payable under this Lease for the subleased or assigned space during the term of the sublease or assignment. Any amounts payable by Tenant pursuant to this Paragraph will be paid by Tenant to Landlord as and when amounts on account thereof are paid by any subtenant or assignee to Tenant, and Tenant agrees to promptly furnish such information with regard thereto as Landlord may request from time to time. Landlord may at any time and from time to time (but in no event more often than once every six (6) months), and upon prior notice to Tenant, audit and inspect Tenant’s books, records, accounts, and federal income tax returns to verify the determination of additional rent payable under this Paragraph. The provisions of this Paragraph 15.3 will not apply to Permitted Affiliated Transfers.

15.4 All public advertisements of the assignment of the Lease or sublease of the Premises, or any portion thereof, are subject to prior written approval by Landlord (which approval will not be unreasonably withheld or delayed). For purposes of this Paragraph 15.4, listing space with a broker, or publishing the availability of such space on CoStar, or the like, do not constitute public advertisements. The placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior, is strictly prohibited.

15.5 The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building’s tenant directory in the lobby or elevator, or elsewhere, will not (a) constitute a waiver of Landlord’s right to withhold consent to any sublet or assignment pursuant to this Paragraph, (b) be deemed an implied consent by Landlord to any sublet of the Premises or any portion thereof, to any assignment or transfer of the Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of the Lease, or (c) operate to vest any right or interest in the Lease or in the Premises.

15.6 In the case of any assignment of this Lease by Tenant, the assignor and the assignee will be jointly and severally liable for all of the obligations of the tenant under this Lease accruing thereafter. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, will not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

15.7 Anything contained in the foregoing provisions of this Paragraph 15 to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession or other agreement will be absolutely void and ineffective as a conveyance or any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

16.	MECHANIC’S LIEN.

16.1 Tenant will not permit any mechanic’s lien or liens to be placed upon the Premises or the Project. Nothing in this Lease will be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any mechanic’s or other liens against the Premises.

16.2 If any such lien is claimed against the Premises, then Tenant will discharge said lien or cause the same to be bonded or insured over in an amount and by a bonding company or title insurance company reasonably satisfactory to Landlord, within 10 days of delivery to Tenant (by Landlord, the lien claimant, or other third party) of actual or constructive (pursuant to applicable construction lien statutes) notice of filing, failing which, in addition to any other right or remedy of Landlord, Landlord may, but will not be obligated to, discharge the same. Any amount paid by Landlord for such purposes will be paid by Tenant to Landlord as additional rent within 10 days of Landlord’s demand therefor.

16.3 Landlord’s interest in the Premises will not be subject to liens for improvements made by the Tenant, and Tenant will have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part thereof, or any such party who may avail himself of any lien against realty (whether same proceeds in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Lease Term. Tenant will indemnify, defend upon request, and hold harmless Landlord and Landlord’s mortgagee from and against any loss or expenses incurred as a result of the assertion of any such lien.

17.	INSURANCE.

17.1 Tenant’s Insurance. Tenant will secure and maintain, at Tenant’s expense:

(a) Property. Causes of Loss – special form (formerly “all risk”) property insurance (including extra expense insurance), on all of Tenant’s fixtures and personal property in the Premises, and on any alterations, additions or improvements installed by or for the benefit of Tenant (other than the Tenant Work, which will be insured by Landlord pursuant to Paragraph 17.2), all for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of fixtures and personal property and for the restoration of any such alterations, additions or improvements. Landlord will be named as loss payee as respects its interest in any such alterations, additions, or other improvements.

(b) Business Income. Business income insurance with sufficient limits for Tenant to sustain its business operation at this location for a period of not less than 12 months.

(c) Worker’s Compensation; Employer’s Liability. Workers compensation and employers liability insurance. Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000 per accident, $500,000 per employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease.

(d) Liability. Commercial general liability insurance with limits not less than $1,000,000 per occurrence and $2,000,000 general aggregate which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Project and including products and completed operations coverage. Such insurance shall include contractual liability and contain a standard separation of insureds provision. Such insurance will name Landlord, its trustees and beneficiaries, Landlord’s mortgagees, Landlord’s managing agent, Landlord’s advisor, and their respective officers, directors, agents and employees, as additional insureds (the “Required Additional Insureds”).

(e) Business Auto. Business auto liability with limits not less than $1,000,000 each accident, combined single limit for bodily injury and property damage, on “any auto” basis for Tenant owned, hired and non-owned autos. If Tenant has no owned autos, Tenant may provide hired and non-owned coverage.

(f) Umbrella. Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with the following minimum limits:

Each Occurrence	$10,000,000
Annual Aggregate	10,000,000

These limits must be in addition to and not including those stated for underlying commercial general liability and employers liability insurance. Such policy must name the Required Additional Insureds as additional insureds.

(g) Alterations; Moving. Tenant will provide to Landlord certificates of insurance including but not limited to workers compensation and employers liability, auto liability with limits not less than $1 million each accident and commercial general liability insurance in the amount of not less than $1 million or in limits as otherwise reasonably satisfactory to Landlord from (i) Tenant’s contractors and subcontractors before performing any initial leasehold improvements pursuant to any work letter attached to this Lease, and before performing any Tenant Alterations; and (ii) Tenant’s mover respecting moving into and moving out of the Premises, before Tenant moves into or out of the Premises. All insurance coverage to be provided by Tenant’s contractors, subcontractors or movers must be required in a written contract between Tenant and its Contractor and sub-contractors. Such contract must include a requirement to comply with the general insurance requirements set forth in this paragraph below and in addition those included within (h) and must contain an indemnity, including defense, of Landlord and Landlord’s Required Additional Insureds. Except in the case of Minor Alterations (as defined in Paragraph 10.3), a signed copy of the contract must be provided to Landlord. All such liability insurance (except employers liability) must (1) include the Required Additional Insureds as additional insureds; (2) be considered primary insurance and (3) require commercial general liability insurance to include coverage for bodily injury, property damage, personal and advertising injury, contractual liability and products and completed operations coverage. The products and completed operations coverage must be maintained for a minimum of 2 years following completion of work. Tenant, Contractor and subcontractors will include Required Additional Insureds on the policy for full term of the work and the extended products and completed operations required time frame.

(h) General Insurance Requirements. All policies required to be carried by Tenant and Tenant’s contractors, subcontractors and movers hereunder must be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the property is located with an A.M. Best’s Rating of at least “A-” “VIII” or better, unless otherwise acceptable to Landlord. Tenant will not do or permit anything to be done that would invalidate the insurance policies required. Liability insurance maintained by Tenant and Tenant’s contractors, subcontractors and movers will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. The insurance that Tenant is required to carry under this Paragraph 17.1 may be held under a blanket policy.

Liability insurance maintained by Tenant and Tenant’s contractors, subcontractors and movers will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Tenant’s liability insurance deductibles may not exceed $5,000, and Tenant’s property insurance deductibles may not exceed $25,000.

Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 27, evidencing property insurance as required will be delivered to Landlord prior to delivery or possession of the Premises and ten days prior to each renewal date. Certificates of insurance will include an endorsement for each policy showing that the Required Additional Insureds are included as additional insureds on liability policies (except employer’s liability). The Evidence of Property Insurance Form will name Landlord as loss payee for property insurance as respects Landlord’s interest in improvements and betterments. Further, the certificates must indicate that insurers will endeavor to provide at least 30 days’ prior notice to Landlord and Landlord’s managing agent prior to any cancellation of coverage.

If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within 10 days following Landlord’s request thereof, and 10 days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

The limits of insurance required by this lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Paragraph 18 below (Waiver of Claims; Waiver of Subrogation). Any deductibles selected by Tenant will be the sole responsibility of Tenant.

In the event there is a change in any of the insurance industry’s forms required under this Paragraph 17.1, or there is a significant change in the common insurance requirements of other institutional landlords (unrelated to Landlord) for similar leased properties in the same geographic area as the Property hereunder, Landlord may, in its reasonable discretion, change the insurance policy limits and forms which are required to be provided by Tenant; provided that such changes will be made to conform with such insurance industry changes or common insurance requirements of other (unrelated) institutional landlords. Landlord will not change required insurance limits or forms more often than once per calendar year, and will not change such required limits or forms before the 2nd anniversary of the Commencement Date.

17.2 Landlord’s Insurance. Landlord agrees to maintain during the Lease Term “all-risk” insurance on the Building (including the Tenant Work) at full replacement cost, excluding the items which Tenant is required to insure under Paragraph 17.1(a). Landlord will carry earthquake insurance on the Property unless it is commercially unreasonable to do so in Landlord’s reasonable determination.

18.	WAIVER OF CLAIMS; WAIVER OF SUBROGATION.

To the extent permitted by law and notwithstanding anything to the contrary in this Lease, Tenant waives all claims it may have against Landlord, its agents or employees for damage to business or property sustained by Tenant resulting from the Premises or the Project or any part of said Premises or Project becoming out of repair or resulting from any accident within or adjacent to the Premises or Project or resulting directly or indirectly from any act or omission of Landlord or any occupant of the Premises or Project or any other person while on the Premises or the Project, except that in respect of damage to property, such waiver will be limited to the extent such claim is or would be covered by any property insurance that Tenant actually carries or is required under Paragraph 17.1(a) to carry, regardless of cause or origin or the negligence or willful misconduct of Landlord. The waiver in this grammatical paragraph will also apply as to the amount of any deductible under Tenant’s insurance. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant that is in the Project or the Premises will be there at the risk of Tenant only, and Landlord or its agents or employees will not be liable for damage to or theft of or misappropriation of such property, nor for any damage to property resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Project, to the extent that such claim is or would be covered by any property insurance that Tenant actually carries or is required under Paragraph 17.1(a) to carry. Tenant will give prompt notice to Landlord in accordance with Paragraph 20.1 in case of fire or accidents in the Premises or in the Project or of defects therein or in the fixtures or equipment.

Tenant agrees to include in the insurance policies which Tenant is required by this Lease to carry in accordance with Paragraphs 17.1(a) and 17.1(b), to the fullest extent permitted by law, a waiver of subrogation against Landlord and Landlord’s managing agent.

To the extent permitted by law and notwithstanding anything to the contrary in this Lease, Landlord waives all claims it may have against Tenant, its agents or employees for damage to the Project resulting directly or indirectly from any act or omission of Tenant or any occupant of the Premises or any other person while on the Premises, to the extent that such claim is due to a risk covered by any property insurance which Landlord is required under Paragraph 17.2 to carry on the Building, regardless of cause or origin or the negligence or willful misconduct of Tenant. Landlord will include in any property insurance policy which Landlord may carry on the Building, to the extent permitted by law, a waiver of subrogation against Tenant. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waivers contained in this Paragraph 18.

Landlord will not be required to maintain insurance against thefts within the Premises or the Project.

19.	INDEMNIFICATION.

Tenant will indemnify, defend and hold harmless Landlord and Landlord’s mortgagee and agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors (the “Parties Indemnified by Tenant”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any negligence or willful misconduct of or violation of this Lease by Tenant or its subtenants and their respective employees, agents and contractors in connection with the Building. Tenant will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Parties Indemnified by Tenant, and the Parties Indemnified by Tenant may not settle such claim without the consent of Tenant (which consent will not be unreasonably withheld or delayed), provided (i) Tenant acknowledges to the Parties Indemnified by Tenant in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Tenant to handle such defense are reasonably satisfactory to the Parties Indemnified by Tenant and such representation does not result in a conflict of interest for such lawyers. The Parties Indemnified by Tenant may participate in the defense of such claim at their own expense unless Tenant is not representing the Parties Indemnified by Tenant in which case the reasonable expense of the Parties Indemnified by Tenant in defending against such claim will be paid by Tenant. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

Except as otherwise provided in Paragraph 14.2, Landlord will indemnify, defend and hold harmless Tenant and Tenant’s agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors (the “Parties Indemnified by Landlord”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any negligence or willful misconduct of or violation of this Lease by Landlord, its employees, agents and contractors in connection with the Building. Landlord will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Parties Indemnified by Landlord, and the Parties Indemnified by Landlord may not settle such claim without the consent of Landlord (which consent will not be unreasonably withheld or delayed), provided (i) Landlord acknowledges to the Parties Indemnified by Landlord in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Landlord to handle such defense are reasonably satisfactory to the Parties Indemnified by Landlord and such representation does not result in a conflict of interest for such lawyers. The Parties Indemnified by Landlord may participate in the defense of such claim at their own expense unless Landlord is not representing the Parties Indemnified by Landlord in which case the reasonable expense of the Parties Indemnified by Landlord in defending against such claim will be paid by Landlord. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

20.	CASUALTY DAMAGE.

20.1 If the Premises or any part thereof are damaged by fire or other casualty, Tenant will give prompt written notice thereof to Landlord. This Lease will automatically terminate if the Building is totally destroyed by fire or other casualty.

20.2 If the Building is not totally destroyed but is damaged such that substantial alteration or reconstruction of the Building is, in Landlord’s sole opinion, required (whether or not the Premises are damaged by such casualty) or if any mortgagee of the Building requires that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within 90 days after the date of such damage. In addition, if a substantial portion of the Building is destroyed such that the Premises become untenantable, then Landlord will select a registered architect licensed to do business in California to estimate the time for completion. If such architect should certify that such work to the Premises cannot be accomplished by using standard working methods and procedures so as to make the Premises tenantable within 270 days from the date of the casualty or within 3 months from such date if the Lease Term has less than 12 months remaining, either party will have the right to terminate this Lease by giving to the other notice of such election within 10 days after Tenant’s receipt of the architect’s certificate. If this Lease is not terminated pursuant to the foregoing provisions of this Paragraph 20.2 but such restoration work is not actually substantially completed within 90 days after the later of the date so estimated by the architect and the 270th day after the date of the casualty (without extension for delays due to force majeure as provided in Paragraph 12), then Tenant may terminate this Lease by giving Landlord notice of such election within 10 days after the later of such dates.

20.3 If this Lease is not terminated as provided above, then (i) Tenant will take such action as is necessary to make available applicable insurance proceeds on Tenant’s fixtures and personal property in the Premises, and on any leasehold improvements, alterations, additions which Tenant is required to insure in accordance with Paragraph 17.1(a), and Tenant will cause such insurance proceeds on such leasehold improvements, alterations and additions to be paid to Landlord (and will pay to Landlord Tenant’s deductible under such insurance) and will cause such insurance proceeds on Tenant’s fixtures and personal property to be paid to Tenant; and (ii) Landlord will take such action as is necessary to make applicable insurance proceeds available with respect to the Building and will commence and proceed with reasonable diligence to restore the Building and the Premises to the condition that existed prior to the casualty. However, Landlord will not be obligated to spend for such work an amount in excess of the sum of (a) the insurance proceeds actually received by Landlord as a result of the casualty plus, in the event that Landlord fails to carry the required insurance under Paragraph 17.2, the amount of insurance proceeds Landlord would have collected if Landlord had carried the required insurance; plus (b) the amount of any deductible under Landlord’s insurance; plus (c) in the event that the insurer under Landlord’s insurance policy invokes a coinsurance right due to underreporting value, the amount of the coinsurance contribution from Landlord required under such coinsurance provision; plus (d) the amount of any deductible under Tenant’s insurance paid by Tenant to Landlord; plus (e) $165,000; plus (f) such additional amount (if any) as Tenant may, in its sole and absolute discretion, elect to contribute toward such restoration; provided, however, that if the sum of such amounts is not adequate to restore the damage and Landlord elects (in its sole and absolute discretion) not to incur such shortfall, Landlord will promptly notify Tenant thereof, in which event either party may terminate this Lease upon written notice to the other. Tenant will be responsible for replacing and restoring Tenant’s fixtures and personal property.

20.4 Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Landlord will allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy.

20.5 Intentionally Deleted.

20.6 The provisions of this Lease, including this Paragraph 20, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Property, and any statute or regulation of the state in which the Property is located, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Property. Without limiting the foregoing, as a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1934(4), 1941 or 1942 of the California Civil Code with respect to any destruction of the Premises, Landlord’s obligation for tenantability of the Premises, and Tenant’s right to make repairs and deduct the expense of such repairs, or under any similar law statute or ordinance now or hereafter in effect.

21.	CONDEMNATION.

21.1 If the whole or substantially the whole of the Building or the Premises is taken for any public or quasi-public use, by right of eminent domain or otherwise, or if it is sold in lieu of condemnation, then this Lease will terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

21.2 If a substantial portion but less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (regardless of whether the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease will terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If a substantial portion but less than the whole or substantially the whole of the Premises is thus taken or sold and the remaining Premises are not reasonably suitable for the conduct of Tenant’s business thereon, Tenant may terminate this Lease by giving written notice thereof to Landlord within 15 days after the date of the taking, in which event this Lease will terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If all or a portion of the parking spaces of the Property are taken or sold under such power of eminent domain, Landlord will use commercially reasonable efforts to make a like number of spaces available to Tenant within the Project; if such taking is permanent and if the sum of the number of remaining parking spaces at the Property plus such other parking spaces within the Project made available by Landlord to Tenant is less than 250 spaces, then Tenant may terminate this Lease by giving written notice thereof to Landlord within 15 days after the date of the taking, in which event this Lease will terminate as of the date of Tenant’s notice of termination.

21.3 If this Lease is not so terminated upon any such taking or sale described in Paragraph 21.2, then from the date of taking or sale the Base Rental payable hereunder will be reduced by a fraction equal to the Premises rentable square footage taken divided by the total rentable square footage of the Premises before the taking or sale, and Landlord will, to the extent Landlord deems feasible, restore the Building and the Premises, including tenant improvements (but excluding Tenant’s fixtures and personal property) to a complete architectural unit. However, Landlord will not be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage. In addition, Tenant’s Proportionate Share of Operating Expenses will be reduced accordingly.

21.4 All amounts awarded upon a taking of any part or all of the Project or the Premises will belong to Landlord, and Tenant will not be entitled to and expressly waives all claim to any such compensation, except that:

(a) Tenant will have the right to file any separate claim available to Tenant for moving expenses, and any damages expressly referable to Tenant’s business as the same may be permitted by law, in each case on the condition that such award is separately payable to Tenant and does not diminish the award available to Landlord or any lender; and

(b) if this lease is terminated pursuant to this Paragraph 21, for a taking which occurs during the first 75 months of the initial Lease Term, provided that Landlord first recovers (from the condemnation award) for its own account the unamortized amount (as of the date of termination (or, in the case of a partial taking, as of the date of taking)) of the Allowance (amortized on a straight-line basis over the initial Lease Term), Landlord shall pay to Tenant, from (and in an amount not exceeding) the remaining balance of the condemnation award actually received by Landlord, the excess (if any) of the sum of the unamortized amount, as of the date of termination (or, in the case of a partial taking, as of the date of taking), of the Cost of Tenant Work plus the actual documented out-of-pocket costs incurred by Tenant in performing Tenant Alterations, over the Allowance and any subsequent allowance disbursed or credited by Landlord to or for the benefit of Tenant, assuming amortization on a straight line basis over the period beginning on substantial completion of the subject improvements and ending on the expiration date of the initial Lease Term.

21.5 Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

22.	EVENTS OF DEFAULT/REMEDIES.

22.1 “Events of Default” by Tenant. The happening of any one or more of the following listed events (each an “Event of Default”) will constitute a breach of this lease by Tenant:

(a) The failure of Tenant to pay any rent or any other sums of money due hereunder within 5 days after notice; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law will suffice for the notice referred to above in this Subparagraph (a);

(b) The taking of the leasehold on execution or other process of law in any action against Tenant;

(c) Tenant (the term “Tenant” shall include, for the purpose of this Paragraph 22.1(c), any guarantor of Tenant’s obligations hereunder) becoming unable to pay its debts as they become due;

(d) Tenant (the term “Tenant” shall include, for the purpose of this Paragraph 22.1(d), any guarantor of Tenant’s obligations hereunder) taking any action to, or notifying Landlord that Tenant intends to, file a petition under the Bankruptcy Code (Title 11 of the United States Code) as amended, or any similar law or statute of the United States, or any state; or (subject to the provisions set forth below in this Paragraph 22.1), the filing of a petition against Tenant under any such statute or law;

(e) The appointment of a receiver or trustee for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant, or the appointment of a receiver or trustee for all or a substantial part of the assets of any guarantor of Tenant’s obligations under this Lease (in each case, subject to the provisions set forth below in this Paragraph 22.1);

(f) Breach of any of the provisions of Paragraph 15 (Assignment and Subletting) or of Paragraph 26 (Subordination to Mortgage) that continues more than ten (10) days after notice thereof by Landlord;

(g) Abandonment of the Premises; or

(h) The failure of Tenant to comply with any other provision of this Lease or any other agreement between Landlord and Tenant (including the Work Letter; all of which terms, provisions, and covenants will be deemed material) within 30 days after notice if such failure consists of something other than a failure to pay money (unless the default involves a hazardous condition, which must be cured forthwith); provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided, further, that if such failure cannot be cured within such 30-day period and does not involve a hazardous condition, and if Tenant commences to cure the same within such 30-day period and continues to use diligent efforts to cure such failure, then such 30-day grace period will be extended for an additional 60 days, such that the maximum grace period is 90 days; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law will suffice for the notice referred to above in this Subparagraph.

The notice periods provided in this Paragraph 22.1 are in lieu of, and not in addition to, any notice periods provided by law. Notwithstanding anything to the contrary in this Lease, Tenant shall not be in default of this Lease solely as a consequence of the filing of an involuntary bankruptcy petition against Tenant, the appointment of a receiver for Tenant, the involuntary attachment of any interest in the Lease or of Tenant’s other assets or the involuntary (as to Tenant) exercise by any third party of any other remedy with respect to Tenant, Tenant’s interest in this Lease or Tenant’s other assets, unless the petition, receiver, attachment or other remedy is not discharged within sixty (60) days.

22.2 Landlord’s Remedies for Tenant Default. Upon the occurrence of an Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant damages as provided in California Civil Code §1951.2 or any other applicable right or remedy provision allowing for recovery of damages for such breach, including but not limited to the following:

(i)	The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)	The worth at the time of award of any amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)	The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)	Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Paragraph 22.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 22.2(a)(i) and 22.2(a)(ii) above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate (as defined in Paragraph 33). As used in Paragraph 22.2(a)(iii) above the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations), or any successor code section. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due. Notwithstanding Landlord’s exercise of the remedy described in California Civil Code Section 1951.4 in respect of any Event of Default, at any time thereafter as Landlord may elect in writing, Landlord may terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided in Paragraph 22.2(a) above.

(c) Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Paragraph 22.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Paragraph 22.2 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

(d) Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Paragraphs 22.2(a), (b) and (c), above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

22.3 Payment by Tenant. Tenant shall pay to Landlord, within 15 days after delivery by Landlord to Tenant of statements therefore: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Paragraph 22.2(c) above; and (ii) subject to Paragraph 33.20, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Paragraph 22.3 will survive the expiration or sooner termination of the Lease Term.

22.4 Sublessees of Tenant. If Landlord elects to terminate this Lease, or Tenant’s right to possess the Premises, on account of any default by Tenant, as set forth in this Paragraph 22, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

22.5 Waiver by Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the rent so accepted.

22.6 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

22.7 Tenant’s Waivers. TENANT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CALIFORNIA CIVIL CODE AND BY SECTIONS 1174(c) AND 1179 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND ANY AND ALL OTHER LAWS, RULES AND REGULATIONS FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

22.8 Events of Landlord Default.

A. Landlord Default. Landlord will not be deemed to be in default under this Lease unless obligations required of Landlord hereunder are not performed by Landlord within 30 days after written notice thereof by Tenant to Landlord and to any lender or other lien holder with rights in all or any portion of the Building, whose names and addresses are furnished to Tenant in writing, which notice specifies that there has been a failure to perform such obligations; provided, however, that if the nature of such obligations is such that more than 30 days are reasonably required for their cure, Landlord will not be deemed to be in default hereunder if Landlord commences such cure with reasonable promptness within such 30-day period and thereafter diligently prosecutes such cure to completion (a “Landlord Default”). However, if Landlord fails to cure such default within the time set forth above, then subject to any provisions of the subordination, nondisturbance and attornment agreement with Landlord’s mortgagee to the contrary, any lender or other lien holder with rights in all or any portion of the Property will have an additional 30 days within which to cure such default but not the obligation to do so, or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30 days any such holder has commenced and is diligently pursuing the remedies necessary to cure such default, including, but not limited to, appointment of a receiver if necessary to effect such a cure.

B. Self-Help Remedy. For purposes of this Lease, a “Landlord Self-Help Default” will have occurred if:

(i) a Landlord Default occurs under Paragraph 9.3.A;

(ii) Tenant’s notice, pursuant to Paragraph 22.8.A, of a Landlord default includes a detailed description of the nature and scope of the alleged Landlord default, and states that in the event such Landlord default matures into a Landlord Default and Landlord fails to notify Tenant that Landlord in good faith disputes the existence of a default by Landlord, Tenant may elect to cure such Landlord Default via exercise of the Self-Help Remedy (hereinafter defined);

(iii) Such Landlord Default has resulted in or, if left uncorrected would be likely imminently to result in: (1) material loss or damage to property of Tenant at the Property, or injury to Tenant’s agents, employees, contractors or invitees; or (2) material interference with Tenant’s operation of its business in the Premises or access to the Premises; or (3) all or a material part of the Premises being untenantable; and

(iv) Landlord fails to notify Tenant within 30 days after the effective delivery date (pursuant to Paragraph 33.14) that Landlord, in good faith, disputes that the Landlord Default alleged by Tenant (as set forth in clause (ii) above) to have occurred under Paragraph 9.3 actually exists.

If such Landlord Self-Help Default occurs after the Commencement Date, then subject to the provisions of Paragraph 31, Tenant shall have the right to perform such repair or maintenance obligation of Landlord (the “Self-Help Remedy”), subject to the following conditions:

(i) Before or after the expiration of the applicable cure period under Paragraph 22.8.A, but before exercising the Self-Help Remedy, Tenant shall notify Landlord at least fifteen (15) days in advance (but not more than sixty (60) days in advance) in reasonable detail of the proposed Self-Help Remedy (the “Self-Help Notice”).

(ii) In exercising the Self-Help Remedy, Tenant shall: (a) perform work in a good and workmanlike manner, in a manner consistent with the class and architectural character of the Building and the Property, utilizing good grades of materials in compliance with all Regulations and insurance requirements; and (b) engage qualified licensed, experienced contractors.

(iii) Tenant may not exercise the Self-Help Remedy in a manner which would materially adversely affect the structure of the Building, the HVAC system or electrical, mechanical, plumbing or other lines or systems in the Property or the Property’s electrical circuitry.

(iv) Tenant may not exercise the Self-Help Remedy in a manner that would unreasonably disturb other tenants or occupants of the Project.

(v) If Tenant exercises the Self-Help Remedy, Tenant will, within thirty (30) days after Tenant commences such work (and monthly thereafter until such work is completed) deliver to Landlord, an invoice for the then outstanding balance of Tenant’s actual out-of-pocket reasonable costs paid or incurred in curing Landlord’s Self-Help Default accompanied by final or partial lien waivers (as applicable) for all lienable work or paid receipts (if payment was made by Tenant) for non-lienable work, and such other documentation as Landlord may reasonably require. Landlord will pay such actual out-of-pocket reasonable costs within thirty (30) days after Landlord’s receipt of such invoice and documentation. If Landlord fails to pay such amount within such time, Tenant will have the remedy set forth in Paragraph 22.8.C.

(vi) Tenant’s right to exercise the Self-Help Remedy will be suspended during the existence and continuance of any Event of Default by Tenant.

(vii) Nothing in this Paragraph 22.8.B will limit any rights or remedies available to Tenant at law or in equity with respect to a default by Landlord under this Lease.

C. Landlord Offset Right Default. A “Landlord Offset Right Default” shall mean the failure by Landlord to pay, within thirty (30) days after written notice from Tenant of failure to pay the same on the due date, either (a) any amounts required to be paid by Landlord to Tenant under Paragraph 22.8.B; or (b) the Allowance or any portion thereof pursuant to the Work Letter. If a Landlord Offset Right Default occurs: (i) Tenant will be entitled to interest on the amount in arrears for the period from the date such amount became delinquent and the date such amount is paid in full, at the Interest Rate (as defined in Paragraph 33.7); (ii) Tenant shall have any rights and remedies available at law or in equity; and (iii) Tenant will have the right to set off against amounts due from Tenant to Landlord hereunder the amount owed by Landlord (1) with respect to which Landlord has not, by the end of such 30-day period, sent a notice of dispute as set forth below in this Paragraph 22.7, or (2) the amount of any final judgment entered against Landlord in favor of Tenant for a Landlord Offset Right Default, if Landlord fails to satisfy the same when due. If Landlord, in good faith, disputes any portion of the amount Tenant alleges it is owed by Landlord, Landlord will so notify Tenant and will nevertheless pay the amount not in dispute prior to expiration of the 30-day period set forth above in this Paragraph 22.8.C. Any such amount which Tenant may elect to setoff hereunder shall be applied to payments due Landlord hereunder so as to apply such amount as soon as possible. Except as expressly set forth in this Paragraph 22.8.C, Tenant will have no right to setoff any amounts against rent due under this Lease.

23.	PEACEFUL ENJOYMENT.

Landlord covenants that Tenant may peacefully enjoy the Premises against all persons lawfully claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and all other sums herein required to be paid by Tenant and performs all of Tenant’s covenants and agreements in this Lease. The foregoing covenant is in lieu of any other covenant express or implied.

24.	RESERVED.

25.	HOLDING OVER.

25.1 If Tenant holds over without Landlord’s written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant’s right of possession pursuant to the provisions of Paragraph 22.2, Tenant will throughout the entire holdover period pay rent equal to:

(a)	during the two months of holding over: 150% of the sum of Base Rental and 100% of the rent described under Paragraph 5 that were applicable to the last month of the Lease Term; plus

(b)	if the period of holding over exceeds two months, then during the third and fourth months of holdover: 175% of the sum of Base Rental and 100% of the rent described under Paragraph 5 that were applicable to the last month of the Lease Term; plus

(c)	if the period of holding over exceeds four months, then from and after the expiration of the second month of holding over: 200% of the sum of Base Rental and 100% of the rent described under Paragraph 5 that were applicable to the last month of the Lease Term;

in each case on a per diem basis based on the actual number of holdover days, and, in addition, Tenant will pay Landlord (as additional rent) all damages sustained by reason of Tenant’s holding over. Landlord and Tenant maintain the right to terminate such tenancy at sufferance upon written notification to the other party or such lesser notice as allowed by applicable law. The provisions of this paragraph do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or by any other rights hereunder.

25.2 No possession by Tenant after the Expiration Date will be construed to extend the Lease Term unless Landlord has consented to such possession in writing.

26.	SUBORDINATION TO MORTGAGE.

26.1 This Lease is and will be subject and subordinate to any mortgage, deed of trust or related security instrument, whether presently existing or hereafter arising upon the Premises or upon the Building and to any renewals, modifications, refinancing or extensions thereof, but Tenant agrees that the holder of any such instrument will have the right to subordinate such instrument to this Lease on such terms and subject to such conditions as such holder may deem appropriate in its discretion. The foregoing subordination of this Lease to any mortgage, deed of trust or related security instrument will be self-operative and no further instrument of subordination is required; provided, however, such subordination with respect to any mortgage, deed of trust or related security instrument first placed upon or recorded against the Premises or the Building as a whole after the date of this Lease will be conditioned upon the holder thereof executing a subordination, nondisturbance and attornment agreement on the lender’s standard form, which will not be materially more onerous on Tenant than the form attached hereto as Exhibit H. Notwithstanding the foregoing, Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any mortgage, deed of trust or related security instrument.

26.2 Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or related security instrument now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to holder of any such lien as Landlord may reasonably request. Landlord will use commercially reasonable efforts to obtain from the holder of any such security instrument the holder’s agreement not to disturb Tenant’s occupancy in accordance with this Lease so long as Tenant fulfills all of its obligations under this Lease. Any such nondisturbance agreement from the holder of the existing mortgage against the Building will be in the form attached hereto as Exhibit H, and any such nondisturbance agreement in connection with a security instrument encumbering the Building in the future will be on the lender’s standard form, which will not be materially more onerous on Tenant than the form attached hereto as Exhibit H.

26.3 Intentionally Deleted.

26.4 Tenant will, in the event of the sale or assignment of Landlord’s interest in the Building or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any mortgage, deed of trust or related instrument made by Landlord covering the Premises, at the election of the party acquiring title to the Building, give full and complete attornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the Lease Term, including any extensions or renewals thereof. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

26.5 In the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any mortgage, deed of trust or related instrument made by Landlord covering the Premises, the party acquiring title to the Building shall not be liable for (a) any security deposit except to the extent delivered to such party, (b) any rent paid more than one month in advance unless received by such party, (c) any amendment or modification to this Lease which has not been consented to in writing by such party, and (d) any claims or offsets against the Landlord which have accrued prior to such party acquiring title to the Building except to the extent the defaults by Landlord under this Lease giving rise to such claims or offsets continue after such foreclosure or other conveyance of the Premises.

26.6 As used elsewhere in this Lease, the term “mortgage” shall include a deed of trust or related security instrument, and the term “mortgagee” shall include the beneficiary under a deed of trust or related security instrument.

27.	ESTOPPEL.

Tenant will, at the request of Landlord, at any time and from time to time upon not less than 10 days’ prior notice, execute, acknowledge in recordable form, and deliver to Landlord or to Landlord’s mortgagee, lessor under any ground lease, auditors or a prospective purchaser of the Project or any part thereof, a certificate stating the following, as requested: (a) that this Lease is unmodified and in full force and effect, (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the date the Lease commenced and the rent commencement date (if different); (c) whether Tenant has any options to renew or extend the Lease Term or any options, rights of first refusal or rights of first offer to expand the Premises or to purchase the Project and whether Tenant has exercised any of those options; (d) whether Tenant has accepted and is now in full possession of the Premises, and whether Tenant has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises; Tenant agrees to provide a copy of such assignment, sublease or transfer upon request; (e) the current monthly installments of Base Rental and Tenant’s Proportionate Share of Operating Expenses, the dates to which such rental and other charges have been paid, and that no such rent has been paid for more than 30 days in advance of its due date; (f) whether Tenant is currently receiving any rental concessions, rebates or abatements and, if so, the terms of such concession, rebate or abatement, including, without limitation, the date when such concession, rebate or abatement will expire; (g) whether Tenant is entitled to any future rent concessions, rebates or abatements under the Lease and, if so, the terms of the future concessions, rebates or abatements; (h) the amount of the Security Deposit paid to Landlord; (i) whether Tenant has received any notice of prior sale, transfer assignment, hypothecation or pledge of the Lease or of the rents payable thereunder; (j) that, to Tenant’s knowledge, all alterations, improvements, additions, build-outs or construction required to be performed under the Lease have been completed and any required allowances have been paid (or if not completed or paid, stating the nature of the deficiencies); (k) that Tenant is paying rent on a current basis with no offsets or claims, and there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or of Tenant as is pertinent to the request (or specifying such offsets, claims or defaults, if any are claimed); and (l) such other matters as may be reasonably requested. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or mortgagee of all or any portion of the real property of which the Premises are a part or by any other person to whom it is delivered. The failure to deliver such statement within such time will be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, there are no uncured defaults by Landlord and that not more than one month’s rental has been paid in advance and Tenant will be estopped from asserting any defaults known to it at that time.

28.	INTENTIONALLY OMITTED (LANDLORD’S LIEN).

29.	ELECTRONIC SERVICES.

29.1 Tenant’s Lines. Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer or other electronic service wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, and (c) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines that are installed in violation of these provisions. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.

If Tenant desires to run fiber optic or other cable from the street to the Premises in the Building, Landlord will reasonably cooperate with Tenant, on mutually acceptable terms and without payment of any Rent or other amounts to Landlord other than reimbursement of Landlord’s actual costs, to enable Tenant, at Tenant’s expense, to perform such installation. The provisions of Paragraphs 10.3 and 29.7 will apply to such installation, excluding any provisions thereof that are not applicable to such work, and in connection therewith Landlord will have the right to approve the plans and specifications for such work prior to the commencement of such work, which approval shall not be unreasonably withheld, conditioned or delayed.

If Tenant leases any Additional Space (as defined in Paragraph 36) under a direct lease from Landlord or otherwise occupies other premises in the Project, Landlord will reasonably cooperate with Tenant, on mutually acceptable terms, to enable Tenant, at Tenant’s expense, to link Tenant’s telecommunications equipment in the Building with Tenant’s telecommunications equipment in the building in which such additional premises are located. Such terms will include the following: (1) in installing such linkage, Tenant must use commercially reasonable efforts to minimize interference with parking (at both the Building and the building containing the Additional Premises), including performing the installation promptly and not during normal business hours to the extent feasible; (2) the provisions of Paragraphs 10.3 and 29.7 will apply to such installation, excluding any provisions thereof that are not applicable to such work, and in connection therewith Landlord will have the right to approve the plans and specifications for such work prior to the commencement of such work, which approval shall not be unreasonably withheld, conditioned or delayed; (3) if the parking at the building containing the additional premises is overcrowded during such installation, and if such installation temporarily renders one or more parking spaces inaccessible or unusable, Tenant will, at Landlord’s request, permit other tenants at such other building to park in an equal number of parking spaces in the Building’s parking area, and during such time Tenant’s parking allocation in the Building’s parking area will be reduced by the same number so as to accommodate the number of tenants utilizing parking at the building containing the Additional Premises; and (4) such installation must not take up any parking space or spaces or reduce the number of parking spaces at the building containing the Additional Premises (or the Building), except temporarily during the installation. Tenant shall not be required to remove such conduit(s), but will be required to remove the wiring and cabling contained therein.

29.2 Definition of Electronic Services. As used herein “Electronic Services Provider” means a business which provides telephone, telegraph, telex, video, other telecommunications or other services which permit Tenant to receive or transmit information by the use of electronics and which require the use of wires, cables, antennas or similar devices in or on the Building. The services of Electronic Services Providers are sometimes referred to herein as “Electronic Services.”

29.3 No Right to Specific Services. Landlord shall have no obligation (i) to install any Electronic Services equipment or facilities, (ii) to make available to Tenant the services of any particular Electronic Services Provider, or (iii) to allow any particular Electronic Services Provider access to the Building. Landlord may (but shall not have the obligation to): (x) install new Lines at the property, (y) create additional space for Lines at the property, and (z) adopt reasonable and uniform rules and regulations with respect to Lines so long as the same do not unreasonably interfere with Tenant’s use of the Premises or Tenant’s parking rights or unreasonably increase the obligations or decrease the rights of Tenant under this Lease.

29.4 Limitation of Landlord’s Responsibility. Tenant acknowledges and agrees that all Electronic Services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, which consent shall not be unreasonably withheld, conditioned, or delayed, all of Tenant’s Electronic Services equipment shall be and remain solely in the Tenant’s premises and the telephone closet(s) on the floor(s) on which the Tenant’s premises is located, in accordance with rules and regulations reasonably adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s Electronic Services equipment, including Lines; nor for any Lines or other infrastructure to which Tenant’s Electronic Services equipment may be connected. Tenant agrees that, to the extent any Electronic Services are interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its own expense to obtain substitute service. Except to the extent arising from the grossly negligent acts or willful misconduct of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”) (x) any eavesdropping or wire-tapping by unauthorized parties, or (y) any failure of any Lines to satisfy Tenant’s requirements. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

29.5 Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off Electronic Services facilities in the event of emergency or as necessary in connection with maintenance or repairs at the Building or on account of violation by the Electronic Services Provider or owner of the Electronic Services equipment of any obligation to Landlord. Landlord will give reasonable prior notice to Tenant in the event of Landlord’s scheduled service interruptions for Electronic Services and shall use commercially reasonable efforts to schedule such interruptions at a time reasonably acceptable to Tenant.

29.6 Removal of Equipment, Wiring and Other Facilities. Except for conduits, any and all Electronic

Services equipment installed in the Tenant’s Premises or elsewhere in the Building by or on behalf of Tenant, including Lines, or other facilities for Electronic Services reception or transmittal, shall be removed prior to the expiration or earlier termination of the Lease term, by Tenant at its sole cost; if Tenant fails to do so, then Landlord may, at Landlord’s election, elect to perform such removal at Tenant’s sole cost, with the cost thereof to be paid as additional rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease term (except that the notice period shall extend to thirty (30) days beyond the date of termination of the Lease if it is terminated by either party due to a default by the other), to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all Electronic Services Lines, and related infrastructure, or selected components thereof, whether located in the Tenant’s premises or elsewhere in the Building.

29.7 New Provider Installations. In the event that Tenant wishes at any time to utilize the services of an Electronic Services Provider whose equipment is not then servicing the Building, no such Electronic Services Provider shall be permitted to install its Lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the Electronic Services Provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no current expense or risk or future expense whatsoever with respect to any aspect of the Electronic Services Provider’s provision of its Electronic Services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the Electronic Services Provider, the Electronic Services Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Electronic Services Provider; (iii) the Electronic Services Provider agrees to abide by such rules and regulations, Building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations as described in Paragraph 10 of this Lease; (iv) Landlord reasonably determines that, considering other potential uses for space in the Building, there is sufficient space in the Building for the placement of all of the provider’s equipment, conduit, Lines and other materials; (v) the Electronic Services Provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use Building contractors (or other contractors approved by Landlord, which approval will not be unreasonably withheld or delayed); (vi) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (vii) all of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

29.8 Limit of Default or Breach. Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective Electronic Services Provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted unreasonably with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or other Electronic Services Provider shall be deemed a third party beneficiary of this Lease.

29.9 Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless Electronic Services equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Tenant’s premises, within the Building or attached to the outside walls or roof of the Building, without Landlord’s prior written consent, not to be unreasonably withheld.

29.10 Limitation of Liability For Equipment Interference. In the event that Electronic Services equipment, Lines and facilities or satellite and antennae equipment of any type installed by or at the request of Tenant within the Tenant’s premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another party, Tenant shall cease using such equipment, Lines and facilities or satellite and antennae equipment until the source of the interference is identified and eliminated and Tenant shall assume all liability related to such interference. Tenant shall cooperate with Landlord and other parties, to eliminate such interference promptly. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall, at Landlord’s sole discretion, remove such equipment.

30.	NO IMPLIED WAIVER.

30.1 The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future. Any default in the timely payment of rent will not be construed as creating a custom of deferring payment or as modifying in any way the terms of this Lease. No act or thing done by Landlord, its agents or employees during the Lease Term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees will not operate as a termination of this Lease or a surrender of the Premises.

30.2 No payment by Tenant or receipt by Landlord of a lesser amount than the rent due under this Lease will be deemed to be other than on account of the earliest rent due, nor will any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

31.	PERSONAL LIABILITY.

The liability of Landlord to Tenant for any default by Landlord under this Lease will be limited to the interest of Landlord in the Project (including condemnation awards, property insurance proceeds, and sale proceeds, and including rents received by Landlord from the Project after the date of a judgment in favor of Tenant and against Landlord, but before payment of such judgment in full), and Tenant agrees to look solely to Landlord’s interest in the Project as aforesaid, for the recovery of any judgment against Landlord, it being intended that neither Landlord, nor any officer, director, shareholder, partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any default or breach by Landlord under this Lease or otherwise.

32.	SECURITY DEPOSIT.

32.1 The Security Deposit set forth in the Schedule is due from Tenant upon Tenant’s execution and delivery of this Lease, and will be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit will not be considered an advance payment of rental or a measure of Tenant’s damages in case of default by Tenant. In the alternative, Tenant may substitute for the cash Security Deposit a letter of credit pursuant to Paragraph 34.

32.2 Landlord may, from time to time without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant will pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.

32.3 If Tenant is not in default at the termination of this Lease and has fulfilled all of its obligations under this Lease, the balance of the Security Deposit remaining after any such application will be returned by Landlord to Tenant.

32.4 If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Security Deposit to the transferee and thereafter Landlord will have no further liability for the return of such Security Deposit.

32.5 Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of rent or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease; (ii) to repair damage to the Premises or the Building caused or permitted to occur by Tenant; (iii) to clean and restore and repair the Premises or the Building following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of this Lease, (iv) to remedy any other default of Tenant to the extent permitted by applicable laws including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Premises, and (v) any and all rent and other amounts to which Landlord may be entitled pursuant to Paragraph 22.2(a) of this Lease, including, without limitation, such rent and other amounts to which Landlord may be entitled under California Civil Code Section 1951.2. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7 of the California Civil Code or any similar or successor laws now or hereafter in effect, that restrict Landlord’s use or application of the Security Deposit, or that provide specific time periods for return of the Security Deposit. Landlord shall not be deemed a trustee of the Security Deposit. Landlord shall not be required to segregate the Security Deposit from Landlord’s general accounts. Tenant shall not be entitled to any interest on the Security Deposit.

33.	MISCELLANEOUS.

33.1 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and enforced to the fullest extent of law.

33.2 Recordation. Tenant agrees not to record this Lease or any memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election. Upon expiration or earlier termination of this Lease, Tenant will, promptly upon Landlord’s written request, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Premises, the Project and this Lease.

33.3 Governing Law; Waiver of Jury Trial. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of California. In any action or proceeding arising herefrom, Landlord and Tenant hereby consent to the jurisdiction of any competent court within the State of California and service of process by any means authorized by California law. In the event Landlord commences any summary proceedings or action for nonpayment of rent, Tenant shall not interpose any counterclaim of any nature or description (unless such counterclaim shall be mandatory) in any such proceeding or action, but shall be relegated to an independent action at law. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS PARAGRAPH 33.3 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS PARAGRAPH 33.3 SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638-645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (collectively, the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter, except for copies ordered by the other parties, shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Paragraph 33.20 below. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Paragraph 33.3, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Paragraph 33.3. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (i) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (ii) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the California Code of Civil Procedure. Nothing in this Paragraph 33.3 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the California Code of Civil Procedure and/or applicable court rules.

33.4 Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

33.5 Transfers by Landlord. Landlord will have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project and the Premises referred to herein, and in such event and upon such transfer and written assumption by such transferee of all Landlord’s obligations hereunder Landlord will be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer. Subject to the foregoing, the covenants of the Landlord will be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.

33.6 Real Estate Broker; Commissions. Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for CB Richard Ellis and the broker (if any) listed in the Schedule (collectively, the “Broker”), and, to its knowledge no other broker initiated or participated in the negotiation of this Lease, submitted or showed the Premises to Tenant or is entitled to any commission in connection with this Lease. Landlord will indemnify, defend and hold harmless Tenant against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any inaccuracy in Landlord’s representation in this Paragraph 33.6, and Tenant will indemnify, defend and hold harmless Landlord and the holder of any mortgage on the Building, against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any inaccuracy in Tenant’s representation in this Paragraph 33.6. Landlord hereby agrees that it will pay any commissions due to the Broker according to their separate agreements with Landlord.

33.7 Late Payment of Rent. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises, will reinstate, continue, or extend, the Lease Term or affect any such notice, demand or suit. Any payment of rent not made when due will, at Landlord’s option, bear interest at the rate of 12% per annum (or the highest rate of interest permitted under California law, whichever is lower) from the due date until paid (the “Interest Rate”). Additionally, any payment of rent not paid within 10 days of the date due will be subject to a late payment charge, for each occurrence, equal to 5% of the amount overdue and payable. Such late charge will be in addition to the interest provided for above and will be due and payable with the next succeeding rent payment. However, Landlord will waive such interest and such late payment charge up to twice in any calendar year during the Lease Term if the payment owed is paid in full within 5 days after Landlord gives written notice that such payment is delinquent. This late payment charge is intended to compensate Landlord for the additional administrative costs resulting from Tenant’s failure to timely pay the rent and has been agreed upon by Landlord and Tenant after negotiation as a reasonable estimate of the additional administrative costs incurred by Landlord as a result of Tenant’s failure to timely pay the rent. Such interest and late charge will constitute additional rent. The covenants to pay rent under this Lease are independent of any other covenant.

33.8 Use of Lock Box By Landlord. Landlord may from time to time elect to designate a lock box collection agent (independent agent, bank or other financial institution) to act as Landlord’s agent for the collection of amounts due Landlord. In such event the date of payment of rent or other sums paid Landlord through such agent will be the date of agent’s receipt of such payment (or the date of collection of any such sum if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment); however, for purposes of this Lease, no such payment or collection will be deemed “accepted” by Landlord if Landlord issues a check payable to the order of the Tenant in the amount sent to the lock box and if Landlord mails the check to the Tenant addressed to the place designated in this lease for notice to Tenant within 21 days after the amount sent by the Tenant is received by the lock box collection agent or if the Landlord returns a dishonored instrument within 21 days of its dishonor; provided, however, that Landlord will not invoke such right to deliver a check to Tenant in the amount sent by Tenant so as to deem Tenant’s payment to Landlord’s lockbox agent not to have been accepted by Landlord unless an Event of Default then exists. Return of any such sum to Tenant by so sending such a check of the Landlord or by so sending a dishonored instrument to the Tenant within the appropriate 21-day period will be deemed to be rejection of Tenant’s tender of such payment for all purposes as of the date of Landlord’s lock box collection agent’s receipt of such payment (or collection). The return of Tenant’s payment in the manner described in this paragraph will be deemed not to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease nor a waiver of any of Landlord’s rights or remedies granted in this Lease. The possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by Landlord’s agent or Landlord during the applicable 21 day period will be deemed not to be a waiver of any defaults of Tenant or any rights of Landlord theretofore accrued nor shall any such possession or negotiation be considered an acceptance of Tenant’s tender.

33.9 Reserved.

33.10 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option to Lease. This Lease will not be effective until the same has been executed by and delivered to both Landlord and Tenant.

33.11 Paragraph Headings. The paragraph or subparagraph headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the paragraphs.

33.12 Definitions. The definitions set forth in Paragraph 1 and in the Schedule are hereby made part of this Lease.

33.13 Exhibits. Exhibits A through M are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit Number	Description
Exhibit A	Landlord’s Previous Work
Exhibit B	Commencement Date Agreement
Exhibit C	Building Rules and Regulations
Exhibit D	Work Letter
Exhibit E	Hazardous Materials Questionnaire
Exhibit F	Unions Affiliated With AFL-CIO as of January 1, 2001

Exhibit Number	Description
Exhibit G	Form Letter of Credit
Exhibit H	Form Subordination, Nondisturbance, and Attornment Agreement
Exhibit I	Building Sign Criteria
Exhibit J-1	Fair Market Rent; Fair Market Allowance
Exhibit J-2	Dispute Resolution
Exhibit K	Landlord’s Work
Exhibit L	Rooftop Installation Standards
Exhibit M	Location of Emergency Power System

33.14 Notices.

(a) Tenant will pay all rent to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

LaSalle Montague, Inc.

39585 Treasury Center

Chicago, IL 60694-9500

Tenant will forward all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

LaSalle Montague, Inc.

c/o Jones Lang LaSalle as Agent

1331 N California Boulevard, Suite 170

Walnut Creek CA 94596

Attention: General Manager, Montague Park

With a copy to:

LaSalle Investment Management, Inc.

200 E. Randolph Drive

Chicago, IL 60601

Attention: Asset Manager, Montague Park

(b) Landlord will forward all notices to Tenant at the addresses set forth in the Schedule. However, Landlord has no obligation to send any notice, request, demand, consent, approval or other communication required or permitted under this Lease to be given to Tenant, to more than 3 addresses, including the Premises.

(c) Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served (i) by hand delivery, (ii) by depositing such notice in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or (iii) via reputable overnight air courier service.

(d) Notice by hand delivery will be deemed to have been given when actually delivered or when the tender of such delivery is refused. Notice by certified or registered mail will be deemed to have been given on the third business day after the date that the notice is deposited into the mail, postage prepaid. Notice given by air courier will be deemed given one business day after it is accepted by such courier for next business day delivery.

33.15 No Presumption. Landlord and Tenant understand, agree and acknowledge that (1) this Lease has been freely negotiated by both parties, and (2) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Lease or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

33.16 Air, Light, View. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Project or any part thereof.

33.17 Joint and Several Liability. If more than one person or entity is named in this Lease as Tenant, their liability under this Lease will be joint and several.

33.18 Entire Agreement. This Lease (including the exhibits attached hereto) contains the entire agreement between the parties hereto, and no statement, representation, agreement or promise made in connection with this Lease shall be binding upon Landlord or Tenant unless set forth herein. This Lease may only be modified by an agreement in writing signed by Landlord and Tenant.

33.19 Relationship To Parties; No Third Party Beneficiaries. Nothing contained in this Lease will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, will be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. This Lease is made for the sole benefit of Landlord and Tenant and, in the case of Paragraph 26 (Subordination to Mortgage), any present or future holder of a security interest described in such Paragraph, and their respective successors and assigns (subject to the limitation on assignment set forth above), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Lease. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party’s actions or omissions pursuant hereto or otherwise in connection with this Lease or the transactions contemplated hereby.

33.20 Attorneys’ Fees. If Landlord, without fault on its part, is made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding. Subject to the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord’s reasonable actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord. The provisions of this Paragraph 33.20 will survive expiration or termination of this Lease.

33.21 Authority; Not Restricted. Tenant represents and warrants that Tenant is duly formed in its state of organization, is in good standing in its state of organization and in the State of California, and has full corporate or partnership or limited liability company (“LLC”) power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership or LLC action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant. Tenant shall deliver to Landlord, within 60 days after the delivery of this Lease executed by Tenant, resolutions of the board of directors or board of managers (and shareholders and/or members, if required) of Tenant authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder, certified as true and correct by any authorized representative of Tenant. Landlord, and the person executing this Lease on behalf of Landlord, represent and warrant that Landlord is duly formed in its state of organization, is in good standing in its state of organization and in the State of California, and has full organizational power and authority to enter into this Lease and has taken all organizational action necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

33.22 Intentionally Omitted.

33.23 Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant’s consent; provided that no such grant or dedication shall materially interfere with Tenant’s permitted use of the Premises as set forth in Paragraph 3 or Tenant’s parking rights or materially increase Tenant’s costs. Upon Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord reasonable documents, instruments, maps and plats necessary to effectuate Tenant’s covenants in this Paragraph.

33.24 Financial Statements. At the request of Landlord from time to time, Tenant will provide to Landlord Tenant’s and any guarantor’s current financial statements or other information discussing financial worth of Tenant and any guarantor, which Landlord will use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Property or Project; provided, however, that if and for so long as Tenant is a publicly traded company whose financial statements are publicly available on the internet, Tenant will have no obligation to provide the financial statements described above. Subject to the limitation set forth above, Landlord will not request financial statements more than once in each consecutive 6-month period during the Lease Term unless (i) Tenant is in default beyond any applicable notice and cure periods; (ii) Landlord reasonably believes that there has been a material adverse change in Tenant’s financial position since the last financial statement provided to Landlord; or (iii) requested (a) in connection with a proposed sale or transfer of the Building or Project by Landlord, or (b) by an investor of Landlord or any lender or proposed lender of Landlord.

34.	LETTER OF CREDIT.

34.1 At Tenant’s election, in lieu of the cash security deposit in the amount of the required Security Deposit as set forth in the Schedule on page 1 of this Lease, Tenant will deliver to Landlord contemporaneously with Tenant’s execution and delivery of this Lease an irrevocable letter of credit payable in San Jose, California, Miami, Florida; Naples, Florida; New York, New York; Chicago, Illinois; Santa Clara, California; or Scranton, Pennsylvania, in the amount of the required Security Deposit set forth in the Schedule on page 1 of this Lease, issued for the benefit of the Landlord by a bank reasonably satisfactory to Landlord (the “Issuing Bank”) which: (i) has an A.M. Best Bank Deposit Rating of “a” or better; (ii) has a Standard & Poors Bank Survivability Assessment Rating of “A” or better; and (iii) has a Moody’s Bank Financial Strength Rating of” B+” or better, in each case without qualification by “-” or other reduction or negative qualification of such rating); and (iv) has combined capital, surplus and undivided profits of not less than $500 million; provided, however, that Landlord approves Silicon Valley Bank as the Issuing Bank so long as it maintains a rating of at least *** (3 stars) at Bankrate.com (collectively, the “L/C Issuer Requirements”). Notwithstanding that the Issuing Bank may have met the L/C Issuer Requirements upon issuance of the letter of credit, if, during the Lease Term, the Issuing Bank fails to meet the L/C Issuer Requirements, or if the Issuing Bank enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding including, without limitation, any receivership instituted or commenced by the Federal Deposit Insurance Corporation (FDIC) or is otherwise declared insolvent or downgraded by the FDIC or put on an FDIC “watchlist,”, then Tenant shall within 10 business days after written notice from Landlord deliver to Landlord a replacement letter of credit which meets the requirements of this Paragraph 34 and issued by an Issuing Bank meeting the L/C Issuer Requirements; Tenant’s failure to do so will, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there will be no notice or grace or cure period applicable thereto (other than the aforesaid 10-day period), and will give Landlord the immediate right, without further notice to Tenant, to draw upon such letter of credit. If Tenant replaces such letter of credit pursuant to the foregoing, Landlord will, within 30 days after Landlord’s receipt of the replacement letter of credit, deliver to Tenant the letter of credit so replaced. Each letter of credit will be irrevocable for the term of such letter of credit and will provide that it is automatically renewable for a period ending not earlier than 60 days after the expiration of the Lease Term (the “Final L/C Expiration Date”) without any action whatsoever on the part of Landlord. However, the Issuing Bank will have the right not to renew said letter of credit on written notice to Landlord given not less than 60 days before the expiration of the then current term thereof (it being understood, however, that the privilege of the Issuing Bank not to renew said letter of credit will not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is sixty (60) days after the expiration of the Lease Term). Tenant must be the applicant of the letter of credit.

34.2 The letter of credit must be issued by a bank satisfactory to Landlord, must be in the form of Exhibit G, and must provide, among other things, in effect that:

(a) Landlord, or its then managing agent, will have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the Issuing Bank of Landlord’s sight draft;

(b) The letter of credit will be honored by the Issuing Bank within 1 business day after;

(c) In the event of a transfer of Landlord’s interest in the Building, Landlord will have the right to transfer the letter of credit to the transferee without the payment of any transfer fees, and thereupon the Landlord will, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord; and

(d) If the expiration date of the letter of credit is a day on which the issuer’s offices are closed, the expiration date shall automatically be extended pursuant to Section 3.13 or Section 3.14 of International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

34.3 Landlord may draw upon the letter of credit at any time and from time to time if:

(a) Tenant has failed to fulfill one or more of its obligations under this Lease; or

(b) the letter of credit held by Landlord will expire earlier than the Final L/C Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), and Tenant fails to deliver to Landlord, at least 30 days prior to the expiration date of the letter of credit then held by Landlord, a renewal or substitute letter of credit that is in effect and that complies with the requirements of this Paragraph 34.

If, as a result of any such application of all or any part of such security, the amount secured by the letter of credit is less than the amount of the required Security Deposit as set forth in the Schedule on page 1 of this Lease, Tenant will forthwith provide Landlord with additional letter(s) of credit in an amount equal to the deficiency.

34.4 Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

34.5 Without limiting the generality of the foregoing, if the letter of credit expires earlier than 60 days after the expiration of the Lease Term, or the Issuing Bank notifies Landlord that it will not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than 30 days prior to the expiration thereof), irrevocable and automatically renewable as above provided to the Final L/C Expiration Date upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. However, if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, Landlord may present such letter of credit to the bank, in accordance with the terms of Paragraph 34.3, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in this Paragraph 34 and as provided in Paragraph 32 above. If Tenant fails to maintain the letter of credit in the amount and terms set forth in this Paragraph 32, Tenant must immediately deposit with Landlord a replacement letter of credit complying with the requirements of this Paragraph 34, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Paragraph 34, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in this Paragraph 34 and as provided in Paragraph 32 above. In the event that Landlord draws upon the letter of credit solely due to Tenant’s failure to renew the letter of credit at least thirty (30) days before its expiration or provide a replacement letter of credit as required herein (i) such failure to renew shall not constitute a default hereunder and (ii) Tenant shall at any time thereafter be entitled to provide Landlord with a replacement letter of credit that satisfies the requirements hereunder, at which time Landlord shall return the unapplied portion (if any) of the cash proceeds of the original Letter of Credit drawn by Landlord.

35.	OPTION TO RENEW.

Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant (the “Renewal Option”), for one (1) additional period of 60 months (the “Renewal Term”). The Renewal Term will be upon the same terms, covenants and conditions contained in this Lease, except (i) the rent abatement rights set forth in Paragraph 1.1 and leasehold improvement allowances granted under this Lease will not apply to the Renewal Term; (ii) Paragraph 37 (Right of First Offer) will not apply during the Renewal Term; (iii) the Work

Letter attached hereto will not apply to the Renewal Term; and (iv) the Base Rental due for such Renewal Term will be as set forth in this Paragraph. Any reference in the Lease to the “Lease Term” will be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant will have no renewal option beyond the aforesaid 60-month period.

(a) The Base Rental during the Renewal Term for the Premises will be at a rate equal to the then Fair Market Rent (as defined in Exhibit J-1), and for a term equal or comparable to the Renewal Term. Tenant’s obligation to pay Tenant’s Proportionate Share of Excess Operating Expenses will continue during the Renewal Term; provided, however, during the Renewal Term, Operating Expenses will not include the amortization of any capital expenditures incurred in the initial Lease Term.

(b) If Tenant exercises the Renewal Option, Landlord will grant to Tenant a leasehold improvement allowance equal to the Fair Market Allowance (as defined in Exhibit J-1), which Tenant may apply toward Tenant’s leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Premises. All costs of such leasehold improvements in excess of such allowance will be borne by Tenant. Such leasehold improvements will be performed by Tenant, and such allowance will be disbursed by Landlord, subject and pursuant to a work letter under which Tenant performs the work using an allowance, which work letter will be prepared by Landlord and substantially the same as the Work Letter attached hereto as Exhibit D. Except as otherwise expressly set forth in this Paragraph, Tenant will be deemed to have accepted the renewed Premises in “as-is” condition as of the commencement of the Renewal Term (except that Landlord’s ongoing repair and maintenance obligations as expressly set forth in this Lease will continue during the Renewal Term), and except as otherwise expressly set forth in this Paragraph, Landlord will have no additional obligation to improve, renovate or remodel the Premises or any portion of the Building or provide any allowance therefor as a result of Tenant’s exercise of its option to renew. Landlord’s obligation to replace the roof as set forth in the last sentence of Paragraph 9.3 will not apply to the Renewal Term, and Landlord’s Work (as defined in Paragraph 7.2) will not apply to the Renewal Term. If Tenant’s net worth at the time Tenant exercises its option to renew is less than 90% of Tenant’s net worth as of December 31, 2011 (as set forth on Tenant’s 10-Q for the quarterly period ended 12-31-2011), Landlord may reasonably require a commercially reasonable security deposit or letter of credit (or a commercially reasonable increase in any existing security deposit or letter of credit under this Lease) before disbursing any such allowance; if Tenant’s net worth at the time Tenant exercises its option to renew is at least 90% of Tenant’s net worth as of December 31, 2011 (as set forth on Tenant’s 10-Q for the quarterly period ended 12-31-2011), and if the last month’s Base Rental for the Renewal Term (as determined pursuant to this Paragraph 35) exceeds the last month’s Base Rental for the initial Lease Term, then the required security deposit or letter of credit under this Lease will be increased to an amount equal to the last month’s Base Rental for the Renewal Term, and Tenant will provide Landlord with such increase as a condition to Landlord’s disbursement of such allowance. Tenant will provide Landlord with reasonable evidence of such net worth (or make the same available to Landlord on the internet) promptly after Tenant exercises such option to renew.

(c) In order to exercise such option to renew, Tenant must first deliver an initial nonbinding notice to Landlord no later than 45 days before the Renewal Exercise Deadline (defined below), and no earlier than 15 months before the Expiration Date of the initial Lease Term, in which Tenant expresses its intention to exercise or interest in exercising such option to renew and requesting Landlord’s determination of Fair Market Rent and Fair Market Allowance. Within 30 days thereafter, Landlord will notify Tenant (“Landlord’s Renewal Notice”) of Landlord’s calculation of the Fair Market Rent and Fair Market Allowance for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of the Renewal Term. If Tenant fails to give its initial nonbinding notice when due as provided in this Paragraph, Tenant will irrevocably be deemed to have waived its option to renew. For purposes hereof, the “Renewal Exercise Deadline” means the day that is 9 months before the Expiration Date of the initial Lease Term.

(d) On or before the Renewal Exercise Deadline, Tenant will deliver to Landlord a final binding notice in which Tenant (i) elects to renew the Lease and accepts the terms stated in Landlord’s Renewal Notice, (ii) elects to renew but disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, in which case the parties will proceed with the dispute resolution mechanism set forth in Exhibit J-2; or (iii) declines to renew the Lease Term, in which case Tenant’s rights under this Paragraph 35 will be null and void. If Tenant fails to notify Landlord by the Renewal Exercise

Deadline (after having given its initial nonbinding notice within the required time), time being of the essence, then Tenant will conclusively be deemed to have elected not to renew the Lease, in which event Tenant’s rights under this Paragraph 35 will be null and void.

(e) After Tenant delivers Tenant’s binding notice exercising an option to renew (and, if applicable, completion of the dispute resolution process set forth in Exhibit J-2), Landlord will deliver to Tenant a commercially reasonable amendment to this Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 30 days after receipt. If Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure (1) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such option to renew null and void; and (2) will, if Landlord’s so elects in Landlord’s sole and absolute discretion, constitute an Event of Default. Time is of the essence with respect to the giving of Tenant’s exercise notices and execution of such amendment.

(f) Tenant’s right to exercise its option to renew this Lease pursuant to this Paragraph is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its option to renew, no Event of Default exists; (ii) that Tenant has not been in Monetary Default (hereinafter defined) under the Lease two or more times during the 24-month period immediately preceding the Renewal Exercise Deadline (For purposes hereof, a “Monetary Default” means the failure of Tenant to pay any rent or any other sums of money due under the Lease within 3 days after notice from Landlord which has been evidenced by the issuance by Landlord to Tenant of a statutory notice in accordance with applicable law, such as); (iii) that Fusion-io, Inc. has not assigned the Lease (other than to Permitted Affiliated Transferees); and (iv) that on the date that Tenant delivers notice of its election to exercise its option to renew, Fusion-io, Inc. and its Permitted Affiliated Transferees occupy at least 50,000 rentable square feet in the Building.

36.	RIGHT OF FIRST OFFER.

Subject to the provisions set forth hereinafter, Tenant will have a right of first offer to lease from Landlord all rentable space in the building located at building located at 2840 Junction Avenue, San Jose, California (the “Additional Premises”), on the same terms as contained in this Lease for the Premises, except that (i) the rent abatement rights and leasehold improvement allowance granted under this Lease in respect of the initial Premises will not apply to the Additional Premises; (ii) the Work Letter attached hereto will not apply to the Additional Premises; (iii) the Base Rental due for such Additional Premises will be as set forth in this Paragraph; (iv) references in this Lease to the Building would instead refer to the particular building in which the Additional Premises are located; and (v) in the event that the Additional Premises leased by Tenant is less than all rentable space in the building in which such space is located, then Tenant’s lease of such space will be subject to such reasonable restrictions, rules, limitations, and regulations as Landlord reasonably deems necessary or appropriate in the context of a multi-tenant building lease, as contrasted with this Lease which is a lease for space in a single-tenant building.

The Base Rental for the Additional Premises will be at a rate equal to the Fair Market Rent (as defined in Exhibit J-1, but with references therein to “Premises” to such Additional Premises). If Tenant exercises its right of first offer, Landlord will grant to Tenant a leasehold improvement allowance equal to the Fair Market Allowance (as defined in Exhibit J-1), which Tenant may apply toward Tenant’s initial leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Additional Premises. All costs of such leasehold improvements in excess of such allowance will be borne by Tenant. Such leasehold improvements will be performed by Tenant, and such allowance will be disbursed by Landlord, subject and pursuant to a work letter under which the tenant performs the work using an allowance, which work letter will be prepared by Landlord and substantially the same as the Work Letter attached hereto as Exhibit D. Landlord’s Work (as defined in Paragraph 7.2) will not apply to the Additional Premises, but Landlord will deliver to Tenant possession of the Additional Premises in Turnover Condition (as defined in Paragraph 7.2). Landlord agrees that the electrical system, mechanical system, heating, ventilation and air conditioning system; plumbing system, and fire sprinkler system, serving the Additional Premises and the roll up doors servicing the Additional Premises shall be in good working condition and operable, and the decks and roof covering the Additional Premises shall be water tight, all of the foregoing as of the date Landlord delivers possession of the Additional Premises to Tenant. Except to the extent caused by the acts or omissions of Tenant or a Tenant Party (as defined in Paragraph 9.3) or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in good working order or the roof is not water tight as of the date possession of the Additional Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within ninety (90) days following delivery of such possession, Landlord shall be responsible for repairing or restoring the same. If Tenant fails to give such notice within such 90-day period, then the Additional Premises will conclusively be presumed to have been in good and satisfactory condition when possession was delivered. If Tenant gives such notice within such 90-day period, then the Additional Premises will conclusively be presumed to have been in good and satisfactory condition when possession was delivered except as noted in such notice. Except as otherwise expressly set forth in this Paragraph, Tenant will be deemed to have accepted the Additional Premises in “as-is” condition, and except as otherwise expressly set forth in this Paragraph and except for Landlord’s ongoing repair and maintenance obligations as set forth in this Lease, Landlord will have no additional obligation to improve, renovate or remodel the Additional Premises or any portion of the Building or provide any allowance therefor as a result of Tenant’s exercise of its right of first offer. Landlord’s obligation to replace the roof as set forth in the last sentence of Paragraph 9.3 will not apply to the Additional Premises. If Tenant’s net worth at the time Tenant exercises its right of first offer is less than 90% of Tenant’s net worth as of December 31, 2011 (as set forth on Tenant’s 10-Q for the quarterly period ended 12-31-2011), Landlord may reasonably require a commercially reasonable security deposit or letter of credit (or a commercially reasonable increase in any existing security deposit or letter of credit under this Lease) before disbursing any such allowance; if Tenant’s net worth at the time Tenant exercises its right of first offer is at least 90% of Tenant’s net worth as of December 31, 2011 (as set forth on Tenant’s 10-Q for the quarterly period ended 12-31-2011), then the required security deposit or letter of credit under this Lease will be increased by an amount equal to the last month’s Base Rental for the Additional Premises, and Tenant will provide Landlord with such increase as a condition to Landlord’s disbursement of such allowance. Tenant will provide Landlord with reasonable evidence of such net worth (or make the same available to Landlord on the internet) promptly after Tenant exercises such right of first offer.

The provisions of this Paragraph will apply to all or any of the Additional Premises as all or any of the Additional Premises may become available for lease, subject and subordinate to the following expansion, renewal, and extension rights and options: 5-year extension option held by Pillar Data Systems, Inc. (and its successors and assigns) on 2840 Junction Avenue; and, and to any extensions or renewals of existing leases for the Additional Premises. However, Tenant may not exercise its rights under this Paragraph as to less than all of the Additional Premises offered by Landlord.

Within 10 days following receipt of written notice from Landlord that all or some of the Additional Premises is available for lease (which notice Landlord may not give more than 10 months prior to the end of the lease term of the applicable Additional Premises) and of Landlord’s determination of Fair Market Rent and Fair Market Allowance for such Additional Premises, Tenant will deliver to Landlord a written notice in which Tenant (i) elects to exercise its right of first offer for the Additional Premises set forth in Landlord’s notice and accepts the terms stated in Landlord’s notice, (ii) elects to exercise its right of first offer for the Additional Premises set forth in Landlord’s notice but disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, in which case the parties will proceed with the dispute resolution mechanism set forth in Exhibit J-2; or (iii) declines to exercise its right of first offer for the Additional Premises set forth in Landlord’s notice Term, in which case Tenant’s right of first offer will lapse and be of no further force and effect with respect to the offered portion of the Additional Premises only. If Tenant fails to notify Landlord within such period, time being of the essence, then Tenant’s right of first offer will lapse and be of no further force and effect with respect to the offered portion of the Additional Premises only. If Tenant exercises the right granted herein, Landlord will prepare, and Landlord and Tenant will enter into, a commercially reasonable amendment to this Lease to incorporate the respective portion of the Additional Premises and to make necessary adjustments to the Base Rental and similar provisions of this Lease. If Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 30 days after Landlord’s delivery of such amendment to Tenant, Landlord may elect, in its sole and absolute discretion, to notify Tenant in writing that if Tenant fails to execute and deliver such amendment within 10 days after Landlord’s delivery of such notice, that such failure may result in the voiding of Tenant’s exercise of such right of first offer or an Event of Default or both; if Landlord delivers such notice and Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 10 days after Landlord’s delivery of such notice to Tenant, such failure (i) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such right of first offer null and void; and (ii) will, if Landlord’s so elects in Landlord’s sole and absolute discretion, constitute an Event of Default.

The foregoing right of first offer may not be severed from this Lease or separately sold, assigned or transferred and is subject to the following additional conditions, namely: (a) that Tenant’s right of first offer will expire on the 6th anniversary of the Commencement Date of the initial Lease Term; (b) that the Lease Term for any Additional Premises will run concurrently with this Lease; (c) that, at the time that Tenant exercises this right of first offer for any Additional Premises, no Event of Default exists; (d) that Tenant has not been in Monetary Default (as defined in Paragraph 35) under the Lease two or more times during the 24-month period immediately preceding the applicable deadline for Tenant’s exercise of its right of first offer as set forth above; (e) that Fusion-io, Inc. has not assigned the Lease (other than to Permitted Affiliated Transferees) and has not subleased more than 20,000 rentable square feet (other than to Permitted Affiliated Transferees).

37.	COMMUNICATION DISH; ROOFTOP HVAC.

(a) Communication Equipment and HVAC Units. Subject to the terms and conditions of this Paragraph 37 and the other provisions of this Lease, Tenant shall have the right to install, maintain and operate, at Tenant’s sole cost, risk and expense: (i) television antennas (such as a satellite dish and VHF/UHF antenna, communication antennas, and related equipment (the “Communication Equipment”) to be used in connection with Tenant’s business in the Premises, provided that Tenant shall have given Landlord at least 10 days’ prior written notice of Tenant’s desire to exercise this right; and (ii) up to two rooftop condenser units for a Supplemental HVAC System (each, a “Rooftop HVAC Unit”), provided that in each case Tenant shall have given Landlord at least ten (10) days’ prior written notice of Tenant’s desire to exercise this right.

(b) Antenna Premises. Tenant agrees that (i) the Communication Equipment shall be designed, installed and operated solely for the purpose of sending and receiving transmissions in connection with the business of Tenant in the Premises, at a location upon the Building (the “Antenna Premises”) mutually acceptable to Landlord and Tenant, and (ii) the installation and operation of the Communications Equipment must conform to the Installation Standards attached as Exhibit L.

(c) HVAC Premises. Tenant agrees that: (i) each Rooftop HVAC Unit shall be installed at a location upon the Building (the “Rooftop HVAC Unit Premises”) mutually acceptable to Landlord and Tenant; and (ii) the method of installation of the Rooftop HVAC Unit will be subject to Landlord’s review and approval (which approval will not be unreasonably withheld or delayed).

(d) Relocation. Tenant agrees that, in order to accommodate repairs and maintenance of the Building (including, without limitation, the roof of the Building), upon prior written notice to Tenant from Landlord (which notice may be given at any time and from time-to-time during the Lease Term), Tenant shall diligently pursue relocation of the Communication Equipment from the then existing location of the Antenna Premises to any substitute location for the Antenna Premises reasonably designated by Landlord and reasonably approved by Tenant. Tenant shall diligently pursue completion of such relocation, provided that if Tenant fails to complete such relocation within a thirty (30)-day period, Landlord may, but shall not be obligated to, complete such relocation, and Tenant shall have no further right to use or occupy the prior location for the Antenna Premises and such substitute location designated by Landlord, shall be deemed the “Antenna Premises” for all purposes thereafter under this Section 36. Such relocation will be at Tenant’s sole cost and expense. Tenant shall also, at Tenant’s expense, repair all damage to the Building caused by the installation, maintenance or removal of the Communication Equipment from such prior location for the Antenna Premises. Landlord will not exercise its right to relocate Tenant’s Communication Equipment pursuant to this Paragraph 37(d) more than once every 36 months.

(e) Access. Tenant shall have the reasonable right to access the Antenna Premises and Rooftop HVAC Unit Premises for the purpose of installing, maintaining, repairing, replacing, testing, improving and removing the Communication Equipment and Rooftop HVAC Unit. Tenant agrees to control access to the Antenna Premises and Rooftop HVAC Unit Premises as reasonably necessary to prevent access thereto by unauthorized persons or for purposes other than those expressly permitted in this Paragraph 36. Tenant agrees to limit access to the roof of the Building to its facilities personnel, communication technicians, and contractors for the purposes of installing, maintaining, repairing, replacing, testing, improving and removing the Communication Equipment and Rooftop HVAC Unit. Prior to any installation, addition, or removal of the Communication Equipment or Rooftop HVAC Unit, in or about the Antenna Premises or Rooftop HVAC Unit Premises, or on any other portion of the Building with respect to the Communication Equipment or Rooftop HVAC Unit, Tenant shall give Landlord written notice thereof and shall submit to Landlord its plans and specifications for such work. Such plans and specifications shall contain such detail and description as Landlord may reasonably require. All such work and such plans and specifications shall be subject to the prior written approval of Landlord (which approval will not be unreasonably withheld or delayed). Such approval right of Landlord shall include, without limitation, the right to approve the dimensions, design, weight, placement, installation, technical operating characteristics (including, without limitation, operating frequency, power consumption and mechanical stability) and location of the Communication Equipment and Rooftop HVAC Unit. Submission of such plans and specifications shall not be necessary for maintaining, repairing, testing and otherwise making improvements to (but not replacing) the installed Communication Equipment and HVAC Units. In any event, the Communication Equipment and Rooftop HVAC Unit shall be concealed from view in such manner reasonably satisfactory to Landlord and at the sole expense of Tenant. The Communication Equipment and Rooftop HVAC Unit shall be installed, at Tenant’s expense, by a contractor reasonably satisfactory to Landlord.

(f) Repair and Maintenance; Surrender. Tenant shall be responsible, at Tenant’s sole expense, for the installation, maintenance, operation, repair, replacement and removal of the Communication Equipment and Rooftop HVAC Unit in accordance herewith, including, without limitation, the cost of all utilities and supplies. Tenant shall be responsible, at Tenant’s sole expense, for maintaining in reasonably good repair and condition, the Communications Equipment. Tenant shall also be responsible for the costs of design and construction of any modification to the Building required from time-to-time to accommodate the Communication Equipment and Rooftop HVAC Unit. If at any time any Communication Equipment is no longer being used or held for future use by Tenant, or upon the expiration or sooner termination of this Lease, or following the date Tenant vacates the Premises, then Tenant shall, at Tenant’s expense, remove the Communication Equipment and repair all damage to the Building caused by the installation, maintenance or removal of any such Communication Equipment. The Communication Equipment shall remain the property of Tenant during the entire Lease Term and any renewals thereof.

Tenant will, at Tenant’s sole cost, repair and maintain such Rooftop HVAC Unit and keep the same in reasonably good condition. During the Lease Term, Tenant shall, at Tenant’s own expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor for servicing the Rooftop HVAC Unit. The maintenance contractor and the contract must be approved by Landlord, which approval will not be unreasonably withheld or delayed. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and the service contract for the Rooftop HVAC Unit must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Commencement Date of this Lease. Tenant will (i) keep such maintenance contract (or another maintenance contract in compliance with such requirements) in effect throughout the Lease Term, (ii) deliver to Landlord from time to time copies of all inspection and repair reports prepared in connection with work performed under the maintenance contract, and (iii) provide to Landlord prior to the termination or stated expiration of such maintenance contract reasonable evidence of the renewal or extension thereof or reasonable evidence (including an executed copy thereof) of a new maintenance contract having been entered into. In the event Tenant is not adequately maintaining such systems as reasonably determined in good faith by Landlord, Landlord may, upon notice to Tenant, enter into such a service contract on behalf of Tenant or perform the work and in either case charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead. The Rooftop HVAC Unit may not utilize the Building’s condenser water loop or the Building’s chilled water. At the expiration or sooner termination of this Lease, Landlord may require Tenant to remove, at Tenant’s cost, such Rooftop HVAC Unit and all components thereof if Landlord reasonably determines that the same has not been reasonably adequately maintained and repaired or if the same is obsolete or at or near the end of its reasonably expected useful life (in each case as reasonably determined by Landlord’s Building engineer or engineering consultant), but if Landlord does not so elect, then the Rooftop HVAC Unit will become part and parcel with the Building and forever remain Landlord’s property.

(g) Compliance; Interference. Tenant shall acquire in a timely manner and in any event prior to any installation or modification to the Communication Equipment and Rooftop HVAC Unit, all required licenses, permits and approvals of any applicable governmental authority, at Tenant’s sole cost and expense. Tenant shall install, operate and maintain the Communication Equipment in accordance with all applicable laws, ordinances and regulations, and in accordance with the requirements of Landlord’s communication and other engineering consultants and operators. The reasonable cost to

Landlord of such consultants and operators utilized in reviewing any plans or work proposed by Tenant for the Communication Equipment and Rooftop HVAC Unit shall be paid by Tenant to Landlord upon written demand therefor. Tenant understands and agrees that in addition to the Antenna Premises, certain other areas in, on or around the Building or the real property adjacent thereto, may also contain, at Landlord’s discretion, other communications equipment and facilities operated and/or maintained by Landlord. Accordingly, Tenant agrees that Tenant will not permit the Communication Equipment, or Tenant’s use thereof, to become a nuisance or to interfere with such operations of Landlord or the operations of the Building.

(h) Indemnity. Tenant agrees to indemnify Landlord and the other Parties Indemnified by Tenant (as defined in Paragraph 19), and hold them harmless from and against any loss, cost, claim, liability or expense (including reasonable attorneys’ fees and court costs) arising out of Tenant’s use or access to the Antenna Premises or Rooftop HVAC Unit Premises or the installation, maintenance, operation, modification or removal of the Communication Equipment or Rooftop HVAC Unit.

38.	GENERATOR.

Landlord agrees that, subject to the terms and conditions set forth in this Paragraph, Tenant will have the right, at Tenant’s sole cost and expense, to install a backup generator, and an enclosure around such equipment (the “Emergency Power System”) on the exterior of the Premises, in the location depicted on Exhibit M. Landlord will not grant any other tenant of the Project the right to install a generator on the Property. The following terms and conditions will apply to the Emergency Power System:

(a) The Emergency Power System must comply, and Tenant will at Tenant’s cost cause the same to be and to remain in compliance, with all Regulations and the requirements of all federal, state and local governmental and quasi-governmental authorities having jurisdiction over the Building.

(b) The Emergency Power System must comply, and Tenant will at Tenant’s cost cause the same to be and to remain in compliance, with all applicable insurance requirements of both Landlord’s insurer and Tenant’s insurer. The insurance provisions of Paragraph 17 of the Lease will apply to the Emergency Power System.

(c) Tenant will, at its sole expense, maintain the Emergency Power System in good condition at all times during the Term.

(d) If Landlord becomes aware that the Emergency Power System is in violation of this Paragraph, Landlord will so notify Tenant. If Tenant becomes aware, whether by notice from Landlord or otherwise, that the Emergency Power System is in violation of this Paragraph, Tenant will promptly correct such violation.

(e) Upon expiration or earlier termination of this Lease, or upon expiration or termination of Tenant’s right to the Emergency Power System (as provided above), Tenant will, at its sole cost and expense, remove the Emergency Power System, and repair and restore any damage caused by its installation or removal, including, without limitation, restoration of the Building and surrounding area to an architectural and aesthetic whole. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

(f) Tenant will pay all costs and expenses of operation and maintenance of the Emergency Power System. If any such costs are invoiced to Landlord, such costs will become additional rent and will be due promptly upon invoice therefor from Landlord. Tenant will pay Landlord, as additional rent, all additional expenses incurred by Landlord as a result of the Tenant’s operation of the Emergency Power System.

(g) Landlord may impose such other reasonable requirements and restrictions with respect to the Emergency Power System at such time as Tenant submits its plans for the Emergency Power System, and Landlord may impose such additional reasonable requirements and restrictions with respect to the Emergency Power System at any time thereafter so long as such additional requirements and restrictions imposed thereafter do not unreasonably impede the operation and utility of the Emergency Power System and do not unreasonably cause Tenant to incur any additional material cost or expense.

(h) The Emergency Power System must not clash with and must be harmonious with the Building color scheme, in Landlord’s reasonable judgment.

(i) The design of the Emergency Power System must be consistent with the first-class nature of the Building, in Landlord’s reasonable judgment.

(j) The Emergency Power System must be screened or fenced off in a manner reasonably satisfactory to Landlord, using materials consistent with the first-class nature of the Building, in Landlord’s reasonable judgment.

(k) The size and location of the Emergency Power System may not unreasonably and adversely impact the Building’s parking amenities and access, in Landlord’s sole and absolute judgment.

(l) All aspects of the installation of the Emergency Power System will be subject to Landlord’s review and approval (which approval will not be unreasonably withheld or delayed). Without limiting the foregoing, any fuel tanks for the Emergency Power System must be above-ground, not underground.

(m) Before installing the Emergency Power System, Tenant must prepare and deliver to Landlord the following, which will be subject to Landlord’s approval (which approval will not be unreasonably withheld or delayed):

Preliminary drawings of the Emergency Power System, including the location proposed by Tenant;

A list of all colors, materials, and finishes that will be used; and

Samples of any material to be used in screening or fencing off the Emergency Power System, if Landlord so requests.

Incomplete drawings will be returned to Tenant without approval.

(n) Tenant will be responsible, at its sole cost and expense, for obtaining and maintaining during the Lease Term all applications, permits, consents, approvals and licenses required by federal, state and local governmental and quasi-governmental authorities, and by any applicable property association to which the Building may be subject, in connection with the Emergency Power System. Landlord will cooperate with Tenant in obtaining such approvals, but Tenant will reimburse Landlord for Landlord’s out-of-pocket costs in connection therewith. Copies of all permits and licenses must be delivered to Landlord promptly after Tenant’s receipt thereof. Tenant’s inability or failure to obtain any such permits, approvals or licenses, or the expiration or cancellation of the same, and the resulting inability of Tenant to install or maintain the Emergency Power System, will not invalidate this Lease or reduce Tenant’s obligations under this Lease.

(o) Landlord is not and will not be obligated to provide a security guard or any other security services for the Emergency Power System. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or its agents, employees or contractors, resulting from Landlord’s failure to provide security or adequate security for the Emergency Power System, or (b) losses or damages due to failure of the Emergency Power System or inadequacy of the location or facilities therefor, the same being at Tenant’s sole risk, or (c) the damages done to the Emergency Power System by any person, and neither will Landlord be required to insure against any such losses. Tenant will follow all rules and regulations reasonably promulgated by Landlord with respect thereto. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

(p) Tenant will indemnify, defend and hold harmless the Parties Indemnified by Tenant (as defined in Paragraph 19 from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties arising in connection with the Emergency Power System, or any person’s use thereof, or any robbery, theft or burglary relating thereto. Tenant will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Landlord Parties, and the Landlord Parties may not settle such claim without the consent of Tenant (which consent will not be unreasonably withheld or delayed), provided (i) Tenant acknowledges to the Landlord Parties in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Tenant to handle such defense are reasonably satisfactory to the Landlord Parties and such representation does not result in a conflict of interest for such lawyers. The Landlord Parties may participate in the defense of such claim at their own expense unless Tenant is not representing the Landlord Parties in which case the reasonable expense of the Landlord Parties in defending against such claim will be paid by Tenant. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

(q) Tenant agrees to indemnify Landlord and the other Parties Indemnified by Tenant (as defined in Paragraph 19), and hold them harmless from and against any loss, cost, claim, liability or expense (including reasonable attorneys’ fees and court costs) arising out of or in connection with the Emergency Power System, or any person’s use thereof, or any robbery, theft or burglary relating thereto.

(r) The waivers set forth in Paragraph 18 will apply to the Emergency Power System.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

TENANT: FUSION-IO, INC., a Delaware corporation

By:	/s/ Lance L. Smith
Name:	Lance L. Smith
Title:	Chief Operating Officer
(Chairman of Board, President or Vice President)
Date:	January 16, 2012

By:	/s/ Dennis P. Wolf
Name:	Dennis P. Wolf
Title:	Chief Financial Officer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)
Date:	January 16, 2012

LANDLORD: LaSalle Montague, Inc.

By:	/s/ Joseph Munoz
Name:	Joseph Munoz
Title:	Vice President
Date:	January 20, 2012

S-1

EXHIBIT A

LANDLORD’S PREVIOUS WORK

SITE IMPROVEMENTS FOR ADA COMPLIANCE.

SELECTED DEMOLITION OF (E) WALLS AND CEILING SYSTEM: REMOVE EXISTING RESTROOMS, LABS & EQUIPMENT YARD.

PARTIAL NEW SUSPENDED ACOUSTIC CEILING SYSTEM

NEW CEILING TILE & LIGHTING FIXTURES

NEW PLASTIC LAMINATE CABINETS ON 2ND FLOOR

NEW RESTROOMS & SHOWERS MEET ADA COMPLIANCE: NEW PLUMBING FIXTURES, SOLID SURFACE COUNTERTOPS, STAINLESS STEEL PARTITIONS AND ACCESSORIES.

NEW FINISHES: NEW STONE TILE, CARPET, WOOD PANEL & FURNITURE IN THE LOBBY;

NEW STAINLESS STEEL STAIR HANDRAIL & GLASS GUARD RAIL; NEW CARPET TILE THROUGHOUT; NEW LAMINATE PANELS IN ELEVATOR CAB; NEW FLOORING AT STORAGE, JANITOR, COPY & BREAK AREA

A-1

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

It is hereby agreed among the parties to that certain Lease Agreement dated                     , 20    , for Suite     , in the building located at                     ,                                  San Jose, California (the “Lease”) between                                  (“Tenant”), and LaSalle Montague, Inc. (“Landlord”) that :

1.	The Commencement Date of the Lease, as referred to in the Schedule of the Lease, is .

2.	The provisions of Paragraph 31 of the Lease will apply to and are hereby incorporated into this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Statement as of the date hereof.

TENANT:

By:
Name:
Title:
Date:

LANDLORD: LaSalle Montague, Inc.

By:
Name:
Title:
Date:

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EXHIBIT C

BUILDING RULES AND REGULATIONS

Landlord has adopted the following Building Rules and Regulations for the care, protection and benefit of your Premises and the Building. These Rules and Regulations are subject to reasonable amendment by the Landlord from time to time.

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. No tenant and no employees of Tenant shall go upon the roof of the Building without the written consent of Landlord (which consent will not be unreasonably withheld or delayed).

2. Window blinds of a uniform Building Standard, color and pattern only will be used throughout the Building to give uniform color exposure through exterior windows. No awnings or other projections shall be attached to the outside walls or surfaces of the Building nor shall the interior or exterior of any windows be coated without the prior written consent of Landlord. Except as otherwise specifically approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed, all electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and of a quality, type, design and bulb color approved by Landlord (which approval will not be unreasonably withheld or delayed). Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises.

3. No sign, picture, plaque, advertisement, notice or other material shall be exhibited, painted, inscribed or affixed by any tenant on any part of, or so as to be seen from the outside of, the Premises without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule.

4. The toilets and wash basins and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damage resulting from any misuse of the fixtures shall be borne by tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

5. Tenant shall not bring into or keep within the Building any motor vehicle or bicycle, and no animals or pets, other than those assisting handicapped persons, shall be allowed in the Premises or any other parts of the Building. No cooking shall be done or permitted by any tenant on the Premises except that microwave cooking in a UL approved microwave oven and the preparation of coffee, tea, hot chocolate and similar items for the tenant and its employees and business visitors shall be permitted. Tenant shall not cause or permit any unusual or objectionable odors to escape from the Premises. Such odors include, but are not necessarily limited to, cooking fumes, food odors, cleaning agents, chemicals, or substances of any kind.

6. The Premises shall not be used for manufacturing. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

7. No tenant or its officers, agents, employees or invitees shall make, or permit to be made any unseemly or disturbing noises, sounds or vibrations or disturb or interfere with occupants of neighboring buildings.

8. No tenant or its officers, agents, employees or invitees shall throw anything out of doors, balconies or down the passageways.

9. Tenant shall not possess any illegal weapons, or any explosives, combustibles or other hazardous devices in or about the Building or Premises.

10. Tenant must, upon the termination of this tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

C-1

11. Landlord reserves the right to prohibit or impose conditions upon the installation in the Premises of heavy objects which might overload the building floors. Landlord will not be responsible for loss of or damage to any safes, freight, bulky articles or other property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of the tenant.

12. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising. Tenant may not use any graphic image of the Building or any part of the Building for advertising or public relations without Landlord’s written permission.

13. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

14. There shall not be used in any space, or in the public halls of the Building either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

15. Intentionally deleted.

16. Tenants shall cooperate with Landlord in the conservation of energy used in or about the Building, including without limitation, cooperating with Landlord in obtaining maximum effectiveness of the cooling system by closing drapes or other window coverings when the sun’s rays fall directly on windows of the Premises, and closing windows and doors to prevent heat loss. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, lighting, ventilating and air conditioning system and shall not place bottles, machines, parcels or any other articles on the induction unit enclosure so as to interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves, and shall in general use heat, gas, electricity, air conditioning equipment and heating equipment in a manner compatible with sound energy conservation practices and standards.

17. Tenant and its employees, agents, subtenants, contractors and invitees shall comply with all applicable “no-smoking” ordinances.

18. Landlord will not be responsible for lost or stolen property, equipment, money, or any article taken from the Premises or Building, regardless of how and when loss occurs.

19. Landlord reserves and may exercise the following rights without affecting Tenant’s obligations under the Lease:

(a) to change the name and street address of the Building;

(b) to install and maintain a sign or signs on the exterior of the Building;

(c) to retain at all times pass keys to the Premises;

(d) to add, remove or modify buildings, roadways, walkways, landscaping, lakes, grading and other improvements in or to the Project.

20. Moreover, Tenant shall not place any additional locks on the Building or Premises, without Landlord’s consent (which shall not be unreasonably withheld, conditioned, or delayed), except for locks in the Premises which are keyed to the master system in the Building. If Landlord gives its consent, the Tenant shall in each case supply the Landlord with a key for such lock. Upon termination of the Lease, Tenant shall deliver to Landlord all keys and key cards which have been furnished to Tenant and shall reimburse Landlord for the cost of any keys and key cards which have been lost. If keys are lost or stolen, Tenant will be responsible for the cost to change the cylinders to ensure that the Building security for all tenants is not compromised.

21. Tenant will not permit the number of people (including, without limitation, Tenant’s employees and invitees) regularly occupying the Premises at any one time to exceed one per 200 rentable square feet of space in the Premises.

22. Any wallpaper or vinyl fabric materials that Tenant may install on painted walls will be applied with a strippable adhesive. The use of nonstripable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby will be made by Landlord at Tenant’s expense.

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EXHIBIT D

WORK LETTER

1. PLANNING. Tenant will engage a licensed architect (the “Architect”), subject to Landlord’s written approval (which approval will not be unreasonably withheld or delayed), to prepare architectural plans and specifications (the “Proposed Architectural Plans”) for improving the Premises based on the space plans attached to this Work Letter (the “Space Plan”) and prepared by Folio Architects (the “Space Planner”). The Space Plan sets forth the initial improvements and alterations that Tenant desires to perform on the Premises (the “Tenant Work”). Landlord hereby approves Folio Architects as the Architect.

The Proposed Architectural Plans will consist of fully dimensioned and complete sets of plans and specifications, including detailed architectural plans for the Tenant Work, and will include, in addition to all items required to be included in the Space Plan, the following, to the extent applicable: (i) reflected ceiling plan, including lighting, switching and special ceiling specifications, (ii) details of all millwork, (iii) dimensions of all equipment and cabinets to be built in, (iv) furniture plan showing details of space occupancy, (v) keying schedule (Premises must be keyed to permit entry by Building master key), if any, (vi) lighting arrangement, (vii) weight and location of heavy equipment, and anticipated electrical and mechanical loads for special usage rooms, (viii) demolition plan, (ix) partition construction plan, (x) all requirements under the Americans With Disabilities Act and other applicable acts, laws, or governmental rules or regulations pertaining to persons with disabilities, and all other applicable governmental requirements, and (xi) final finish selections, and any other details or features requested by the Architect or Landlord. Landlord will not disapprove any aspect of the Proposed Architectural Plans to the extent that the basis for such disapproval was discernable from the Space Plan and where such disapproval could reasonably have been raised upon review of the Space Plan.

Tenant or the Architect will also engage such licensed engineering firms (“Engineer”) as may be required or appropriate in connection with preparing mechanical, electrical, fire protection/life safety, plumbing, HVAC, structural (if necessary), or other plans and specifications (the “Proposed Engineering Plans”). The Engineer will be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that Landlord may elect to designate the Engineer to be engaged by Tenant or the Architect for the following: (A) the placement of fire life safety devices in the Premises, the connection of such devices to the Building’s fire alarm panel and the submission of such Proposed Engineering Plans to any applicable fire prevention bureau; (B) mechanical, electrical and plumbing; and (C) structural engineering. The Proposed Engineering Plans will include the following, to the extent applicable: (i) all electrical outlet locations, circuits and anticipated usage therefor, (ii) duct locations for HVAC equipment, (iii) special HVAC equipment and requirements, and any other details or features reasonably requested by Landlord’s Architect or Landlord in order for the Proposed Engineering Plans to serve as a basis for contracting the Tenant Improvements. Landlord hereby approves BRK Associates Inc. as the MEP Engineer. For purposes hereof, the Proposed Architectural Plans and Proposed Engineering Plans are referred to herein collectively as the “Proposed Plans.”

Tenant will, within 45 days after the date of this Lease, deliver 3 copies of the Proposed Plans to Landlord for its approval (which approval will not be unreasonably withheld or delayed). Landlord or Landlord’s outside architect or engineer (or both) will review the Proposed Plans and either approve or disapprove the Proposed Plans within 10 days after the date Landlord receives the Proposed Plans. If Landlord does not approve the Proposed Plans, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval. The approval and revision process for the revised Proposed Plans will be the same as described in the previous 2 sentences, except that Landlord’s review period for revised any Proposed Plans will be reduced to 7 days.

Except as provided in Paragraph 29 of the Lease, Landlord will not require Tenant to remove (pursuant to Paragraph 10.4 of the Lease):

(I) aspects or components of the Tenant Work comprised of standard and customary improvements that might reasonably be used by a subsequent tenant, but in any event, subject to clause (II) below, Landlord may require removal of aspects or components of the Tenant Work comprised of safes, showers, washrooms, internal stairways, high density shelving, kitchens (excluding employee breakrooms), and any leasehold improvements that are unusual, extraordinary or relatively expensive to remove, in Landlord’s reasonable judgment; or

(II) components of the Work due to aspects or features thereof which are readily discernable on the Space Plan attached hereto.

For purposes of this Work Letter, the “Tenant Work” means: (A) purchase and installation of the improvements and items of work shown on the Plans, and (B) any demolition, preparation or other work required in connection therewith. However, the “Tenant Work” will exclude the purchase and installation of all telephone, voice/data and computer cables, conduit and equipment, regardless of whether the same may be shown on the Space Plan or on the Plans. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to design or construct any Tenant Work.

2.	SELECTION OF CONTRACTOR AND CONSTRUCTION OF TENANT WORK.

2.1 Contractor. After final approval of the Plans by Landlord, Tenant will promptly submit for pricing the approved Plans to one or more contractors selected by Tenant and reasonably approved by Landlord. Landlord hereby approves OPI, Core Group, and TICO for such purpose.

2.2 Selection of Tenant Contractor. Tenant may negotiate with the contractor(s), but in any event Tenant will select the contractor to be the general contractor (the “Tenant Contractor”) and will enter into a contract with the Tenant Contractor for the performance of the Tenant Work. Tenant agrees to notify Landlord promptly of its decision.

2.3 Work Standards. The Tenant Contractor must (and its contract must so provide):

a. conduct its work in such a manner so as not to unreasonably interfere with Project operations, or any other construction occurring on or in the Project or in the Premises;

b. execute a set of and comply with the Contractor Rules and Regulations attached hereto as Schedule 1 and comply with all additional rules and regulations relating to construction activities in or on the Building or Project as may be reasonably promulgated from time to time and uniformly enforced by Landlord or its agents;

c. maintain such insurance in force and effect as may be reasonably requested by Landlord or as required by applicable law; and

d. be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials and access to the Premises.

The following work must be performed (and in the event that Tenant engages for or causes the same to be performed, Tenant will cause its contractor to engage such work to be performed) only by subcontractors having collective bargaining agreements with unions affiliated with the Building and Construction Trades Department of the AFL-CIO as of January 1, 2001 (a list of such unions is attached hereto as Exhibit F): (i) any expansion to expand the size of the Premises beyond the size of the initial Premises hereunder, including any tenant improvements in connection with such expansion; (ii) major repairs or replacements of any supplemental heating, ventilation and air conditioning system, or (iii) installation, repair and replacement of any electric panel board and any entry service cables. As a condition precedent to Landlord permitting the Tenant Contractor to commence the Tenant’s Work, Tenant and the Tenant Contractor will deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord to evidence the Tenant Contractor’s and its subcontractors’ compliance or agreement to comply with the provisions of this Paragraph 2.3.

2.4 Indemnity. Tenant will indemnify, defend and hold harmless Landlord, Landlord’s mortgagee and their respective agents or employees against any claims, costs, including reasonable attorneys’ and paralegals’ fees, and liabilities, including without limitation, for injury to or death of any person, damage to any property and mechanics’ liens or other liens or claims, arising out of or in connection with the work done by Tenant Contractor (and its subcontractors and sub-subcontractors) under its contract with Tenant.

2.5 Permits. Tenant will cause the Tenant Contractor to apply for any building permits, inspections and occupancy certificates required for or in connection with the Tenant Work, and will promptly submit to Landlord copies of the same. Tenant may not commence the Tenant Work unless and until all required permits are obtained.

2.6 Change Orders. Tenant may authorize change orders in the Tenant Work, but all such changes must be submitted to Landlord for approval (which approval will not be unreasonably withheld or delayed). The approval process therefor will be the same as the approval process for the Plans. Tenant will be responsible for any delays or additional costs caused by such change orders. Landlord or Landlord’s outside architect or engineer (or both) will review the proposed change order and either approve or disapprove the same within 5 business days after the date Landlord receives the request for approval. If Landlord does not approve the proposed change order, Landlord will inform Tenant in writing of its objections.

2.7 As-Built Plans. Tenant will deliver to Landlord a copy of the as-built plans and specifications for the Tenant Work, and a copy of all operations and maintenance manuals for any equipment constituting a part of the Tenant Work and, pursuant to the Lease, to remain in the Premises upon expiration of the Lease Term, within 30 days after completion of the Tenant Work.

2.8 Compliance. Tenant will cause the Tenant Work to comply in all respects with the following: (1) the approved Plans, (2) all applicable building codes and other applicable governmental codes, laws, ordinances, rules and regulations, including the Americans With Disabilities Act and other applicable acts, laws, or governmental rules or regulations pertaining to persons with disabilities, and (3) the work rules and procedures set forth in Schedule I attached hereto. Landlord’s right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.

3.	COST OF THE TENANT WORK; AND ALLOWANCE.

3.1 Cost of The Tenant Work. Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the “Cost of the Tenant Work”) associated with the Tenant Work whatsoever, including, without limitation, all costs for or related to:

a. the so-called “hard costs” of the Tenant Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes);

b. the so-called “soft costs” of the Tenant Work, including, without limitation, the Space Plan, the Plans, and all revisions thereto, and any and all engineering reports or other studies, reports or tests, third-party project management, air balancing or related work in connection therewith; and

c. an amount equal to 2% of the total of the costs described in clause a. above, to cover Landlord’s overhead expenses and to compensate Landlord for its services hereunder.

3.2 Allowance. Landlord will provide an allowance (the “Allowance”) of up to the amount of the Allowance set forth in the Schedule to the Lease toward the Cost of the Tenant Work. The Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property. Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any Event of Default (as defined in the Lease) exists and is continuing. If all or any portion of the Allowance is not used by November 1, 2012, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

3.3 Funding and Disbursement. Landlord will fund and disburse the Allowance in monthly progress payment installments, subject to withholding 10% of each draw as retention, provided that Tenant has submitted all invoices; architect’s certificates; certificates of insurance; a Tenant’s affidavit and a contractor’s affidavit of payment from Tenant Contractor; partial and final, conditional lien waivers for the work covered by the draw request (unless such draw request is the final draw request) and unconditional lien waivers for work covered by previous draw requests, or with respect to the draw request for final completion, final unconditional lien waivers for all Tenant Work for which final unconditional lien waivers have not previously been delivered (all of which shall be in the form required by applicable law), in each case from the Tenant Contractor and all subcontractors, sub-subcontractors, laborers, materialmen and suppliers; and such other evidence as Landlord may reasonably require to evidence that the Cost of the Tenant Work has been paid, or is being paid with such draw, and that no mechanic’s or other liens have been or may be filed against the Project or the Premises arising out of the design or performance of the Tenant Work. Within ten (10) days following completion of the Tenant Work, Tenant will cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Property is located in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and Tenant shall timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute, failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose.

3.4 Utilities. Tenant will pay for all utilities for the Tenant Work or otherwise consumed in or for the Premises during the Tenant Work.

4. COMMENCEMENT OF LEASE; RENT. Any delay in the completion of the Tenant Work, and any failure of the Tenant Work to be completed by the Commencement Date set forth in the Lease will have no effect on the Commencement Date of the Lease Term and will not serve to abate or extend the time for the commencement of rent under the Lease, except that the date set forth in clause (a) of the definition of “Commencement Date” set forth in the Schedule on page 1 of the Lease would be extended to the extent of 1 day for each day that (A) Landlord delays approvals required under this Work Letter beyond the times permitted herein; or (B) Tenant is delayed in substantially completing the Tenant Work due to strikes, acts of God, war or terrorism; provided in each case that substantial completion of the Tenant Work and Tenant’s ability to reasonably use the Premises by the Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Tenant Work absent such delay by Landlord or such delay due to strikes, acts of God, war or terrorism) is actually delayed thereby. Tenant will notify Landlord upon completion of the Tenant Work.

5.	MISCELLANEOUS.

A. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Lease.

B. The terms and provisions of this Work Letter are intended to supplement and are specifically subject to all the terms and provisions of the Lease.

C. This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

D. Landlord’s review and approval of the Plans shall not create or imply any responsibility or liability on the part of Landlord with regard to the completeness and design sufficiency of the Plans or the Tenant Work, or with regard to the compliance of the Plans or the Tenant Work with all laws, rules and regulations of governmental agencies.

Attachment 1

To

Exhibit D

Space Plan

[Image of Floorplan]

[Image of Floorplan]

SCHEDULE 1

TO

EXHIBIT D

TENANT CONTRACTOR RULES & REGULATIONS

ALL CONTRACTORS

The Contractor shall be responsible to meet these performance requirements throughout the course of the Work. Exceptions shall only be allowed at the Owner’s discretion and with Owner’s prior written approval.

1.	All Contractors and Subcontractors must sign in with Security before working in the Building, if applicable.

2.	All building permits necessary for the completion of the work shall be secured and paid for by the Contractor with copies provided to the Office of the Building.

3.	All delivery of materials to the site shall be to the loading dock. No materials may be delivered through the main entrance doors or through the building lobbies.

4.	Contractors must have its own supervisor on-site any time material is delivered or moved.

5.	Deliveries and movement of materials into and out of the building must be done prior to 7:30 a.m. Monday through Friday unless otherwise approved by Managing Agent.

6.	The Contractor and all subcontractors will use rubber wheeled carts when moving material through the building or removing trash from the building.

7.	Protection of all public corridor surfaces and elevator lobbies is the responsibility of the Contractor. Masonite floor protection and cardboard wall protection will be required throughout certain jobs.

8.	Under no circumstances will debris be allowed to remain in the building longer than twenty-four (24) hours. The work areas should be kept clean and organized at all times. Any large dumpsters for the removal of debris must be discussed with the Office of the Building.

9.	While on-site, workers shall remain in areas of building related only to the area of their work and common lobby area. Permission must be acquired in order to park on building property.

10.	No food, beverages, or smoking will be allowed on-site.

11.	Any worker caught stealing, drinking alcohol, or using any illegal substance will be immediately banned from the site. Objectionable, abusive, or unacceptable personal behavior of contractor personnel is prohibited. Expected behavior is to be professional at all times.

12.	Radios will not be allowed on the job site.

13.	No cooking of any kind will be allowed on the site.

14.	No unauthorized use of tenant or building space, restrooms, equipment, trash compactor, dumpster, parking, storage, and utilities.

15.	Noisy operations will be done between 6:00 p.m. and 7:30 a.m. Monday through Friday and will be approved and coordinated with Agent. Loud noises off site are considered by Owner as objectionable.

16.	The Contractor must shut off all lights in the area upon completion of the day’s activities.

D-Sched. 1 P. 1

17.	If Landlord so requires, Building engineers must be on-site during after-hour work. There will be an additional charge to the Service Contractor if building engineer (s) are utilized on the job site beyond their normal working hours or for unusually long periods of time which disrupt their normal work responsibilities. Building engineers are on duty from 7:00 a.m. – 4:00 p.m. Monday through Friday. No Building engineer is scheduled Saturdays or Sundays. These costs, if incurred, will be absorbed by the Contractor and/or included in their bid or change order.

18.	If Landlord so requires, the Building engineer will monitor all work completed in the building to ensure that the work is done in a safe, professional, workmanlike manner and conforms to all building criteria, local codes and ordinances to the extent known. Contractor is responsible to fully comply with all local building codes and ordinances.

19.	All HVAC servicemen must provide proof of EPA Certification BEFORE working on any refrigeration and air conditioning equipment. Also, the Contractor must use a refrigerant recovery unit if the refrigeration system is opened.

20.	The Contractor is responsible for removal and capping of unused or abandoned conduit, cables, ductwork or other materials.

21.	Any work which requires access to another tenant’s space e.g. plumbing etc. must be scheduled with the Owner’s Agent and Contractor must give at least 72 hours written notice of such request. The work will be done during premium time hours, most likely on a Saturday or Sunday.

22.	The Contractor will notify the Owner’s Agent in writing one week before any electrical shutdowns which might affect Landlord.

23.	A list of contractors and their subcontractors must be submitted to the Property Manager prior to the commencement of work.

24.	All Contractors and subcontractors must have a current certificate of insurance on file with the Office of the Building prior to any work commencing.

25.	The Contractor is only allowed to use their own dumpster and may not under any circumstances use the building’s compactor or dumpster. If Contractor uses the building’s dumpster, the Contractor will pay for the entire rental of such.

ADDITIONAL RULES FOR CONSTRUCTION CONTRACTORS

26.	Any work deviation from permit plans approved by the Building’s Property Manager and the City must be provided to the Property Manager for approval.

27.	Contractor must have a City of San Jose building permit prior to the commencement of any work. The original permit must be displayed at the site and a copy submitted to the Office of the Building.

28.	Building materials used will be of the highest quality and will be of the same manufacturer as existing materials. Any variance is to be pre-approved by the Managing Agent.

29.	Contractor must submit three (3) sets of complete permit drawings to the Property Manager/Chief Engineer for approval prior to commencement. Plans will need stamped certification prior to submittal.

30.	All construction must be scheduled with the Property Manager. Work not scheduled will not be allowed. A nightly memo will be distributed to Security to instruct them who is allowed on a daily basis. This includes notifying the Office of the Building when a dumpster will be delivered or collected.

D-Sched. 1 P. 2

31.	Contractor personnel shall utilize the loading dock and freight elevator for access to the Work site. Only in the event of an emergency shall Contractor personnel be permitted to use other means of egress.

32.	All large deliveries and all demolition/materials including drywall must be completed before or after building hours via the dock only. Building hours are 8:00 a.m. – 6:00 p.m. Monday through Friday. If there is a shipment between these hours, it will be prohibited from entering the building.

33.	All materials and waste shall be transported to and from the Work Site via the freight elevators. All construction activity (i.e., deliveries, demo removal, etc.) must be made through the service elevator via the dock area. After hour service elevator may require a security guard running the elevator. There is a per hour charge for this service. Under no circumstance shall the passenger elevators be used without the written consent of the owner.

34.	The freight elevator will be available for construction during business hours in conjunction with building personnel and other building and tenant deliveries.

35.	The Contractor will protect smoke detection devices in the areas where production of dust will occur. Please notify the Building Engineer when protection is in place so they may be checked.

36.	Before any demolition and/or construction work may begin, it must be determined whether such work will affect the fire alarm system. If it is determined that such demolition and/or construction work may trigger the fire alarm system, it will be necessary for the Contractor to notify the Building Engineer.

37.	It shall be the responsibility of the Contractor to isolate the heating, ventilating, and air conditioning systems of the Work Site from the remainder of the building. Under no circumstance shall the Contractor utilize materials such as but not limited to: cleaning agents, paints, thinners, or adhesives that if released in the Work Site atmosphere could spread to tenant areas, causing discomfort or posing any type of health hazard.

38.	In the event that any fire and life safety system will need to be disabled to complete the Work, the Contractor must notify the Owner in advance of such event in writing.

39.	In the event any soldering or welding apparatus is required to complete the Work, the Contractor must notify the Owner of such event.

40.	Contractor must ensure that all areas impacted by such work remain clean during the job. This means that all hallways, restrooms, lobby must be cleaned, including dust removal and shoe prints. Under no circumstances should construction personnel use the passenger elevators.

41.	All drywall, conduit, and other materials must be delivered after 6:00 p.m. and prior to 7:00 a.m. Additionally, all deliveries exceeding four (4) elevator loads are permitted through the reservation process.

42.	All drywall deliveries must be delivered through the dock and via the freight elevator only. Under no circumstance is drywall, drywall studs, conduit, and other larger materials or supplies allowed in the lobby or on a passenger elevator.

43.	Contractor must properly dispose wastes, residues, or debris.

D-Sched. 1 P. 3

Exhibit E

Hazardous Materials Questionnaire

This Exhibit is attached to and made a part of the Lease by and between LaSalle Montague, Inc., a Delaware corporation (“Landlord”) and                     , a                      (“Tenant”) for space in the Building located at                     , San Jose, California.

This questionnaire is designed to solicit information regarding Tenant’s propose use, generation, treatment, storage, transfer or disposal of hazardous or toxic materials, substances or wastes. If this Questionnaire is attached to or provided in connection with a lease, the reference herein to any such items shall include all items defined as “Hazardous Materials,” “Hazardous Substances,” “Hazardous Wastes,” “Toxic Materials,” “Toxic Substances,” “Toxic Wastes,” or such similar definition contained in the lease. Please complete the questionnaire and return it to Landlord for evaluation. If your use of materials or substances, or generation of wastes is considered to be significant, further information may be requested regarding your plans for hazardous and toxic materials management. Your cooperation in this matter is appreciated. If you have any questions, do not hesitate to call us for assistance.

1.	PROPOSED TENANT

Name (Corporation, Individual, Corporate or Individual DBA, or Public Agency):

Standard Industrial Classification Code (SIC):

Street Address:

City, State, ZIP Code:

Contact Person & Title:

Telephone Number: ( ) Facsimile Number ( )

2.	LOCATION AND ADDRESS OF PROPOSED LEASE

Street Address:

City, State, ZIP Code:

Bordering Streets:

Streets to which Premises has Access:

3.	DESCRIPTION OF PREMISES

Floor Area:

Number of Parking Spaces:

Date of Original Construction:

Post Uses of Premises:

Dates and Description of Significant Additions, Alterations of Improvements:

Proposed Additions, Alterations or Improvements, if any:

4.	DESCRIPTION OF PROPOSED PREMISES USE:

Describe proposed use and operation of Premises including (i) services to be performed, (ii) nature and types of manufacturing of assembly processes, if any, and (iii) the materials or products to be stored at the Premises.

Will the operation of your business at the Premises involve the use, generation, treatment, storage, transfer or disposal of hazardous wastes or materials? Do they now? Yes          No         . If the answer is “yes,” or if your SIC code number is between 2000 to 4000, please complete Section V.

5.	PERMIT DISCLOSURE

Does or will the operation of any facet of your business at the Premises require any permits, licenses or plan approvals from any of the following agencies?

U.S. Environmental Protection Agency	Yes	No

City of County Sanitation District	Yes	No

State Department of Health Services	Yes	No

U.S. Nuclear Regulatory Commission	Yes	No

Air Quality Management District	Yes	No

Bureau of Alcohol, Firearms and Tobacco	Yes	No

City of County Fire Department	Yes	No

Regional Water Quality Control Board	Yes	No

Other Governmental Agencies (if yes,	Yes	No

Identify: )	Yes	No

If the answer to any of the above is “yes,” please indicate permit or license number, issuing agency and expiration date or renewal date, if applicable.

If your answer to any of the above is “yes,” please complete Sections VI and VII.

6.	HAZARDOUS MATERIALS DISCLOSURE

Will any hazardous or toxic materials or substances be stored on the Premises? Yes          No         . If the answer is “yes,” please describe the materials or substances to be stored, the quantities thereof and the proposed method of storage of the same (i.e. drums, aboveground or underground storage tanks, cylinders, other), and whether the material is a Solid (S), Liquid (L) or Gas (G);

Material/Substance	Quantity to be Stored on Premises	Storage Method	Amount to be Stored on a Monthly Basis	Maximum Period of Premises Storage

Attach additional sheets if necessary.

Is any modification of the Premises improvements required or planned to mitigate the release of toxic or hazardous materials substance or wastes into the environment? Yes          No         . If the answer is “yes,” please describe the proposed Premises modification:

7.	HAZARDOUS WASTE DISCLOSURE

Will any hazardous waste, including recyclable waste, be generated by the operation of your business at the Premises? Yes          No         . If the answer is “yes,” please list the hazardous waste which is expected to be generated (or potentially will be generated) at the Premises, its hazard class and volume/frequency of generation on a monthly basis.

Waste Name	Hazard Class	Volume/Month	Maximum Period of Premises Storage

Attach additional sheets if necessary.

If the answer is “yes,” please also indicate if any such wastes are to be stored within the Premises and the proposed method of storage (i.e., drums, aboveground or underground storage tanks, cylinders, other).

Waste Name	Storage Method

Attach additional sheets if necessary.

If the answer is “yes,” please also describe the method(s) of disposal for each waste. Indicate where disposal will take place including the methods, equipment and companies to be used to transport the waste:

In any treatment or processing of hazardous wastes to be conducted at the Premises? Yes          No         . If the answer is “yes,” please describe proposed treatment/processing methods:

Which agencies are responsible for monitoring and evaluating compliance with respect to the storage and disposal of hazardous materials or wastes at or from the Premises? (Please list all agencies):

Have there been any agency enforcement actions regarding Tenant (or any affiliate thereof), or any existing Tenant’s (or any affiliate’s) facilities, or any past, pending or outstanding administrative orders or consent decrees with respect to Tenant or any affiliate thereof? Yes          No         . If the answer if “yes,” have there been any continuing compliance obligations imposed on Tenant or its affiliates as a result of decrease of orders? Yes          No         . If the answer is “yes,” please describe:

Has Tenant or any of its affiliates been the recipient of request for information, notice and demand letters, cleanup and abatement orders, or cease and desist orders or other administrative inquiries? Yes          No         . If the answer is “yes,” please describe:

Are there any pending citizen lawsuits, or have any notices of violations been provided to Tenant or its affiliates or with respect to any existing facilities pursuant to the citizens suit provisions of any statutes? Yes          No         . If the answer is “yes,” please describe:

Have there been any previous lawsuits against the company regarding environmental concerns?

Yes          No         . If the answer is “yes,” please describe how these lawsuits were resolved:

Has an environmental audit ever been conducted at any of your company’s existing facilities?

Yes          No         . If the answer is “yes,” please describe:

Does your company carry environmental impairment insurance? Yes          No         . If the answer is “yes,” what is the name of the carrier and what are the effective periods and monetary limited of such coverage?

8.	EQUIPMENT LOCATED OR TO BE LOCATED AT THE PREMISES

Is (or will there be) any electrical transformer or other equipment containing polychlorinated biphenyls located at the Premises? Yes          No         . If the answer is “yes,” please specify the size, number and location (or proposed location):

Is (or will there be) any tank for storage of a petroleum product located at the Premises?

Yes          No         . If the answer is “yes,” please specify capacity and contents of tank, permits, licenses and/or approvals received or to be received therefore and any spill prevention control or conformance plan to be taken in connection therewith:

9.	ONGOING ACTIVITIES (APPLICABLE TO TENANT IN POSSESSION)

Has any hazardous material, substance or waste spilled, leaded, discharged, leached, escaped or otherwise been released into the environment at the Premises? Yes         No         . If the answer is “yes,” please describe including (i) the date and duration of each such release, (ii) the material, substance or waste released, (iii) the extent of the spread of such release into or onto the air, soil and/or water, (iv) any action to clean up the release, (v) any reports or notifications made of filed with any federal, state, or local agency, or any quasi-governmental agency (Please provide copies of such reports or notifications) and (vi) describe any legal, administrative or other action taken by any of the foregoing agencies or by any other person as a result of the release:

This Hazardous Materials Questionnaire is certified as being true and accurate and has been completed by the party whose signature appears below on behalf of Tenant as of the date set forth below.

DATED:

Signature:

Print Name:

Title:

Exhibit F

Unions affiliated with AFL-CIO as of January 1, 2001

International Association of Heat and Frost Insulators and Asbestos Workers

International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers.

International Union of Bricklayers and Allied Craftworkers

United Brotherhood of Carpenters and Joiners of America

International Brotherhood of Electrical Workers

International Union of Elevator Constructors

International Association of Bridge, Structural, Ornamental and Reinforcing Iron Workers

Laborers’ International Union of North America

International Union of Operating Engineers

Operative Plasterers’ and Cement Masons’ National Association of the United States and Canada

International Brotherhood of Painters and Allied Trades

United Union of Roofers, Waterproofers and Allied Workers

International Brotherhood of Teamsters

Sheet Metal Workers’ International Association

United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada

F-1

Exhibit G

Form Letter of Credit

[Insert name and address of issuing bank]

[Insert date]

IRREVOCABLE LETTER OF CREDIT NO. [Insert number]

[Insert name and address of owner]

Dear Sir/Madam:

At the request and for the account of [insert name of tenant] located at [insert address of tenant] (hereinafter call “Applicant”), we hereby establish our Irrevocable Letter of Credit No. [insert number] in your favor and authorize you to draw on us up to the aggregate amount of US$ [insert amount of letter of credit] available by your draft(s) at sight drawn on us.

This Irrevocable Letter of Credit will be duly honored by us at sight within 1 business day after presentment of this Letter of Credit and delivery of your sight draft.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be duly honored by us if presented at [insert address of issuing bank] no later than [insert expiration date of Letter of Credit] (subject to extension as set forth below), it being a condition of this Irrevocable Letter of Credit that it shall be automatically extended for periods of 12 months from the present and each future expiration date unless, at least sixty (60) days prior to the relevant expiration date, we notify you, by certified mail, return receipt requested (the “Non-Renewal Notice”), that we elect not to extend this Irrevocable Letter of Credit for any additional period. The Non-Renewal Notice shall be sent to you at the address shown above or at such other address as you may provide to us in writing, provided that we receive such change of address not later than 10 business days before we have given the Non-Renewal Notice. Notwithstanding anything to the contrary set forth in this letter of credit, if the expiration date of this letter of credit is a day on which our offices are closed, the expiration date shall automatically be extended pursuant to Section 3.13 or Section 3.14 of International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

This Irrevocable letter of Credit is transferable at no charge to any transferee of Beneficiary upon notice to the undersigned from you and such transferee. No fees, charges, reimbursement or indemnity obligations will be imposed on you or such transferee in connection with such transfer, notwithstanding anything to the contrary contained in any transfer form attached to this letter of credit.

Except as otherwise expressly stated herein, this credit is subject to the International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

Sincerely yours,

[insert authorized signature]

G-1

Exhibit H

Form Subordination, Nondisturbance, and Attornment Agreement

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), is made as of                     , 20    , by and among and FUSION-IO, INC., a Delaware corporation (“Tenant”), LASALLE MONTAGUE, INC., a Delaware corporation (“Landlord”), and THE UNION LABOR LIFE INSURANCE COMPANY, ON BEHALF OF SEPARATE ACCOUNT J (“Lender”).

PRELIMINARY STATEMENT

Landlord (or Landlord’s predecessor-in-interest) and Tenant are parties to a Lease, dated                     , 2012 (the “Lease”), pursuant to which Tenant leases from Landlord space in certain improvements located on the real property legally described on the attached Exhibit A (the “Premises”). The Premises is or will be encumbered by that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Landlord for the benefit of Lender (the “Mortgage”) dated January 22, 2008, and recorded January 22, 2008 as document number 19717979 which secures the Note described therein (the “Note”). Tenant has agreed to recognize the rights of Lender in accordance with the terms and provisions of this Agreement.

AGREEMENT

In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

1. Subordination. Notwithstanding anything to the contrary contained in the Lease, the Lease and the leasehold estate created thereby are hereby declared to be, and hereafter shall continue at all times to be, junior, subject and subordinate, in each and every respect, to the Mortgage, including, without limitation, any and all increases, renewals, modifications, extensions, and/or consolidations of the Note or the Mortgage. The foregoing subordination is effective and self-operative without the necessity for execution of any further instruments. At any time at the election of Lender, Lender shall have the right to declare the Lease superior to the lien, provisions, operation and effect of the Mortgage.

2. Attornment; Nondisturbance.

(a) Notwithstanding the foregoing subordination, if the interest of Landlord under the Lease shall be transferred by reason of foreclosure or other proceedings (judicial or non-judicial) for enforcement of the Mortgage or by reason of a deed in lieu of foreclosure, Tenant, at the election of the transferee and its successors and assigns (the “Purchaser”) acquiring said interests, shall be bound to the Purchaser pursuant to all of the terms, covenants and conditions of the Lease for the balance of the term of the Lease then remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if the Purchaser were the original landlord under the Lease, and Tenant does hereby attorn to and agree to attorn to the Purchaser, as its landlord, said attornment to be effective and self-operative without the necessity for execution of any further instruments, upon Purchaser’s election after succeeding to the interest of the Landlord under the Lease.

(b) Notwithstanding the provisions of Section 1 and provided that Tenant is not in default under the Lease beyond applicable notice and cure periods, Purchaser shall be bound to Tenant and its successors and assigns pursuant to all of the terms, covenants and conditions of the Lease for the balance of the term of the Lease then remaining and any extensions or renewals thereof which may be effected in accordance with any option set forth in the Lease, with the same force and effect as if Purchaser were the original landlord under the Lease, and provided that Tenant is not in default under the Lease beyond applicable notice and cure periods the Lease shall not be terminated, nor shall Tenant’s use, possession or enjoyment of the Premises be interfered with, nor shall the leasehold estate granted by the Lease be affected in any other manner, in any foreclosure or any action or proceeding instituted under or in connection with the Mortgage.

3. Further Acts. Notwithstanding any provisions contained in Sections 1 and 2 above which state that the attornment and subordination by Tenant to Purchaser are effective and self-operative without the execution of any further instrument, Tenant agrees that, upon request of Lender and/or Purchaser, it will execute such written agreement to evidence and affirm any and all of Tenant’s obligations under this Agreement, and further, Tenant agrees that it will execute from time to time such further assurances and estoppel certificates as may reasonably be requested by Lender and Purchaser. Without limiting the generality of the foregoing, if and to the extent that Landlord rejects the Lease in any federal or state proceeding, Tenant will, upon the request of Lender or Purchaser, immediately enter into a new lease directly with the Purchaser on the same terms as the Lease, provided execution of such new lease does not violate any bankruptcy law or related court order.

4. Limitation. Neither Lender nor any Purchaser shall be (a) liable for any act or omission of Landlord or any prior landlord (including the loss or misappropriation of any rental payments or security deposits) except that Lender or Purchaser shall have the obligation to cure defaults under the Lease that continue after the Lender or Purchaser takes title to the Premises; (b) subject to any credits, claims, setoffs, offsets or defenses which Tenant may have against Landlord or any prior landlord, except for those expressly set forth in the Lease; (c) bound by (or responsible for) any advance payment of rent or any other monetary obligations under the Lease to Landlord in excess of one month’s prepayment thereof in the case of rent, or in excess of one periodic payment in advance in the case of any other monetary obligations under the Lease unless received by Lender or Purchaser; (d) responsible for any security deposit not actually received by Lender or any Purchaser; or (e) bound by any amendment, extension, renewal or modification of the Lease to which Lender or Purchaser has not consented in writing except for those amendments, extensions, renewals, or modifications entered into pursuant to, or contemplated by, rights or options set forth in the Lease; (f) liable for latent and/or patent defects in the construction of the Premises; (g) liable for any breach of any warranty in the Lease by Landlord or a prior landlord; (h) bound by any obligation to repair, replace, rebuild or restore the Premises, or any part thereof, in the event of damage by fire or other casualty, or in the event of partial condemnation, beyond such repair, replacement, rebuilding or restoration as may be required of the landlord under the Lease and as can reasonably be accomplished with the use of the net insurance proceeds or the net condemnation award actually received by or made available to Lender (as successor in interest to Landlord) or Purchaser; (i) required to remove any person occupying the Premises or any part thereof; (j) bound by any right of first refusal to purchase, or right of first offer to purchase, set forth in the Lease; or (k) bound by any other right of first refusal, or right of first offer, except for the right of first offer to lease 2840 Junction Avenue, San Jose, California, as set forth in Paragraph 36 of the Lease. Neither Lender nor any Purchaser shall be liable for any reason for amounts in excess of the value of its interest in the Premises (including condemnation awards, property insurance proceeds, and sale proceeds, and including rents received by Lender or Purchaser from the Premises after the date of a judgment in favor of Tenant and against Landlord, Lender, or Purchaser, but before payment of such judgment in full), or for consequential or punitive damages of any kind.

5. Notice; Cure; Waivers. Tenant agrees to give written notice to Lender (and to any successor in interest to Lender of which Tenant has been notified) of any default of the Landlord under the Lease if such default is of such a nature as to give Tenant a right to terminate the Lease, reduce rent or to credit or offset any amounts against future rents. If, within thirty (30) days after receipt of written notice from Tenant, Lender, at Lender’s sole option, commences to cure a default of Landlord under the Lease that is capable of being cured by Lender, or commences to pursue any other of its remedies under the Mortgage and thereafter diligently pursues such cure to completion, Tenant agrees not to terminate the Lease, consent or acquiesce in the termination of the Lease or surrender the Premises and agrees to continue to be bound by the terms of the Lease and this Agreement. As against Lender and its successors in interest, Tenant hereby waives any default by Landlord which is not capable of being cured by Lender in the exercise of reasonable diligence.

6. Payments of Rent to Lender. Landlord absolutely assigns to Lender all payments of rent as the same are due under the Lease (the “Rent”) and Tenant agrees that within thirty (30) days after notice of an Event of Default (as defined in the Mortgage) by the Lender and until such time as all of Landlord’s monetary obligations to Lender have been fully paid, Tenant will pay the Rent directly to Lender. All such rental payments received by Lender shall be credited against Landlord’s obligations to Lender and Tenant’s obligations to Landlord. Landlord, by its execution hereof, agrees that this Agreement does not constitute a waiver by Lender of any of Lender’s rights under the Mortgage and any assignment of leases or rents contained therein, or in a separate instrument or in any way release the Landlord from any of the terms, conditions, obligations, covenants and agreements of the Mortgage.

7. Governing Law. It is the intent of the parties hereto that this Agreement shall be governed by and construed under the laws of the State where the Premises is located (the “State”) without giving effect to its conflicts of laws principles. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State and Landlord, Tenant and Lender consent that they may be served with any process or paper by registered mail or by personal service within or without the State in accordance with applicable law. Furthermore, Landlord and Tenant waive and agree not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.

8. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) express overnight delivery service or (iii) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) the next business day, if delivered by express overnight delivery service, or (c) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Landlord:

LaSalle Montague, Inc.

c/o Jones Lang LaSalle as Agent

1331 N California Boulevard, Suite 170

Walnut Creek CA 94596

Attention: General Manager, Montague Park

With a copy to:

LaSalle Investment Management, Inc.

200 E. Randolph Drive

Chicago, IL 60601

Attention: Asset Manager, Montague Park

If to Tenant:

Prior to taking possession of the Premises:

Fusion-io, Inc.,

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, UT 84121

Attn: Chief Legal Officer and EVP

After taking possession of the Premises:

Fusion-io, Inc.

2880 Junction Avenue

San Jose, California 95134

Attn: Chief Financial Officer

with a copy to:

Fusion-io, Inc.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, UT 84121

Attn: Chief Legal Officer and EVP

If to Lender:	The Union Labor Life Insurance Company on behalf of Separate Account J 8403 Colesville Road 13th Floor Silver Spring, MD 20910 Attention: Herbert Kolben

with a copy to:	The Union Labor Life Insurance Company on behalf of Separate Account J 1625 Eye Street, N.W. Washington, D. C. 20006 Attention: General Counsel

or to such other address or such other person as any party may from time to time hereafter specify to the other parties hereto in a notice delivered in the manner provided above.

9. Waiver and Amendment; Captions; Severability. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

10. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. LANDLORD, TENANT AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY HERETO OR ITS RESPECTIVE SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE (a) TENANT AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHERS OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES AGAINST ANY OF THE OTHERS OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO, and (b) LANDLORD AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHERS OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES AGAINST ANY OF THE OTHERS OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY (a) TENANT AND LENDER and (b) LANDLORD AND LENDER OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. NOTWITHSTANDING THE FOREGOING, LANDLORD DOES NOT WAIVE ANY RIGHTS IT MAY HAVE AGAINST TENANT UNDER THE LEASE, ALL OF WHICH ARE EXPRESSLY RESERVED.

11. Authority; Successors. Tenant, Landlord and Lender covenant and agree that the persons signing on their behalf have full power, authority and authorization to execute this Agreement, without the necessity of any consents, authorizations or approvals, or if such consents, authorizations or approvals are required they have been obtained prior to the execution hereof. All provisions, covenants and agreements contained in this Agreement shall bind, inure to the benefit of, and equally relate to, Tenant, and its successors and assigns, jointly and severally, Landlord, and its successors and assigns, jointly and severally, and Lender, and its successors and assigns, or other holder or holders of the Note, including an endorsee, assignee or pledgee of the Note receiving title thereto by or through Lender, or its successors or assigns.

12. No Other Agreements; Counterparts. This Agreement represents the final agreement between the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

13. Insurance. To the extent the Lease requires Tenant to maintain certain insurance coverage and to name Landlord as an additional insured and/or loss payee, Tenant agrees to also name Lender as an additional insured and/or loss payee, as the case may be. Tenant agrees to provide the same evidence of insurance to Lender as it is required to provide to Landlord at the times required pursuant to the terms of the Lease.

[Remainder of page Intentionally left blank.]

IN WITNESS WHEREOF, THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT has been executed by Borrower, Tenant and Lender the day and year first above written.

FUSION-IO, INC.

By:
Name:
Title:

LASALLE MONTAGUE, INC.

By:
Name: Title:

THE UNION LABOR LIFE INSURANCE COMPANY, ON BEHALF OF SEPARATE ACCOUNT J

By:
Name:
Title:

EXHIBIT A

Legal Description

Exhibit I

Building Signage Criteria

1. Intentionally Omitted.

2. The color(s) of the Building Signs must not clash with and must be harmonious with the Building color scheme, in Landlord’s reasonable judgment. Landlord hereby approves the colors on the conceptual plan for the Building Signs as attached hereto.

3. The design of the Building Signs must be consistent with the first-class nature of the Building, in Landlord’s reasonable judgment. Landlord hereby approves the design on the conceptual plan for the Building Signs as attached hereto.

4. The method of illuminating the Building Signs must not be neon lights and such illumination must not flash.

5. The Building Signs must be made of materials consistent with the first-class nature of the Building, in Landlord’s reasonable judgment.

6. The method of installing the Building Signs is subject to Landlord’s prior written approval (which approval will not be unreasonably withheld or delayed).

7. Before installing the Building Signs, Tenant must prepare and deliver to Landlord the following, which will be subject to Landlord’s approval (which approval will not be unreasonably withheld or delayed):

Preliminary drawings of the Building Sign; Landlord hereby approves the preliminary drawings for the Building Signs as attached hereto.

Shop drawings that show the size of all lettering and background panels, as well as the location of the Building Signs on the Building;

A list of all colors, materials, and finishes that will be used; and

Samples of any sign material, if Landlord so requests.

8. Tenant will be responsible, at its sole cost and expense, for obtaining and maintaining during the Lease Term all applications, permits, consents, approvals and licenses required by federal, state and local governmental and quasi-governmental authorities, and by any applicable property association to which the Building may be subject, in connection with the Building Signs. Landlord will cooperate with Tenant in obtaining such approvals, but Tenant will reimburse Landlord for Landlord’s out-of-pocket costs in connection therewith. Copies of all permits and licenses must be delivered to Landlord promptly after Tenant’s receipt thereof. Tenant’s inability or failure to obtain any such permits, approvals or licenses, or the expiration or cancellation of the same, and the resulting inability of Tenant to install or maintain the Building Signs, will not invalidate this Lease or reduce Tenant’s obligations under this Lease.

9. Tenant will replace any bulbs in the Building Signs promptly after such bulb(s) stop working or materially lose intensity.

10. Tenant will bear the costs of illuminating the Building Signs and all costs of operating and maintaining such illumination (including, without limitation, bulbs and ballasts). If any such illumination costs are invoiced to Landlord, such costs will become additional rent and will be due promptly upon invoice therefor from Landlord.

[Image of building]

[Image of building]

Exhibit J-1

Fair Market Rent; Fair Market Allowance

For purposes of this Lease, “Fair Market Rent” means a rate comprised of (i) the prevailing base rental rate per square foot of rentable space of comparable space available in the Pertinent Market (defined below), and (ii) any financial escalation of such prevailing base rental rate (based upon a fixed step or index) for comparable space prevailing in the Pertinent Market (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), recently executed for improved space in office and flex space buildings in San Jose, California that are comparable to the Building in class, reputation, quality, size, location and level and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings) (the Building and such comparable buildings, as the case may be, being herein referred to as the “Pertinent Market”). For purposes of this Lease, “Fair Market Allowance” means the prevailing leasehold improvement allowance (on a per rentable square foot basis) available in the Pertinent Market, of office space (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), and the rental rate. In determining the Fair Market Rent and Fair Market Allowance, there will also be taken into consideration (a) the definition of rentable area or net rentable area with respect to which such rental rates are computed; (b) whether the lease comparable is a net or gross lease and, if gross, differences in base year or stop; (c) the value of rental abatements, moving allowances, allowances for construction of tenant improvements, time permitted to tenants in which to construct tenant improvements and other financial or economic concessions generally available in the Pertinent Market at such time to tenants leasing comparable space which are not being made available to Tenant in kind; (d) the market capitalization and creditworthiness of the tenant; (e) leasing commissions; and (f) other comparable pertinent factors. Notwithstanding anything to the contrary contained in this Exhibit, if a lease that is to be used as a comparable in calculating Fair Market Rent was prepared based on an option calling for the base rental to be at less than 100% of “market,” then such rental rate will be grossed back up to 100% in calculating Fair Market Rent hereunder.

J-1-1

Exhibit J-2

Dispute Resolution

If, in accordance with Paragraph 35 or Paragraph 36 of the Lease, Tenant disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, then Landlord and Tenant will negotiate for 15 days after Landlord’s receipt of Tenant’s notice of such dispute. If Landlord and Tenant do not come to an agreement on Fair Market Rent and Fair Market Allowance within such 15-day period, then Landlord and Tenant will simultaneously exchange sealed bids of their respective final determinations of Fair Market Rent and Fair Market Allowance. If the lower of the two determinations of Fair Market Rent is no less than 95% of the higher of the two determinations of Fair Market Rent, and if Fair Market Allowance is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth below in this grammatical paragraph, then the Fair Market Rent will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below. If the lower of the two determinations of Fair Market Allowance is no less than 95% of the higher of the two determinations of Fair Market Allowance, and if Fair Market Rent is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth above in this grammatical paragraph, then the Fair Market Allowance will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below.

Arbitration to determine the Fair Market Rent and Fair Market Allowance shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Building is located by a single arbitrator unaffiliated with either party. Within 20 days after the exchange of determinations by Landlord and Tenant, the parties will appoint a single arbitrator to decide the issues between them. Such arbitrator must be a competent and impartial person, must be a member of the American Institute of Real Estate Appraisers (or its successor organization) with a then-current senior designation of MAI (or then comparable designation) currently certified under the continuing education program, and having at least 10 years’ experience in appraising commercial properties in the Pertinent Market. If the parties are unable to agree upon appointment of such a person within such 20-day period, then either party, on behalf of both, may request a list of qualified arbitrators from the American Arbitration Association (or such other arbitration organization as the parties may approve in writing) meeting such criteria. In such event, the parties, beginning with Tenant, will alternate striking one name from such list until one name remains, in which event such remaining name will be the arbitrator. The arbitrator shall decide the dispute if it has not previously been resolved by following the procedure set forth below and will attempt to render a decision within 15 business days after appointment. In any case, the arbitrator will render its decision within 45 days after appointment. In the event that arbitrators with the qualifications described in this paragraph are unavailable, qualified consultants with similar qualifications may be substituted.

If either Fair Market Rent or Fair Market Allowance are in dispute and are to be decided by arbitration, then both will be decided by arbitration unless the parties otherwise agree in writing. The arbitrator must choose either the Landlord’s proposal for both Fair Market Rent and Fair Market Allowance, or the Tenant’s proposal for both Fair Market Rent and Fair Market Allowance (as set forth in the sealed bids exchanged prior to the appointment of the arbitrator, in accordance with the foregoing provisions) and may not compromise between the two or select some other amount or select one of Landlord’s determinations and one of Tenant’s determinations. The cost of the arbitration shall be paid by Landlord if the decision by the arbitrator is that proposed by Tenant and by Tenant if the decision by the arbitrator is that proposed by Landlord. The attorneys’ fees and expenses of counsel for the respective parties and of witnesses will be paid by the respective party engaging such counsel or calling such witnesses.

The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this addendum and to enter judgment upon the decision of the arbitrator. Notice of the appointment of the arbitrator shall be given in all instances to any mortgagee who prior thereto shall have given Tenant a written notice specifying its name and address. Such mortgagee shall have the right to be represented, but not to participate, in the arbitration proceeding.

If Tenant becomes obligated to pay Base Rental, or adjustments thereto, if any, with respect to any period prior to when the Fair Market Rent for such space or period has been determined in accordance with the foregoing, Tenant will commence paying Base Rental and adjustments thereto, if any, utilizing the Fair Market

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Rent specified by Landlord in its notice of the Fair Market Rent for such space or period. Following determination of the Fair Market Rent in accordance with the foregoing, Landlord and Tenant shall, by a cash payment within thirty (30) days after the date of such determination, adjust between themselves the difference, if any, between the Base Rental and adjustments thereto, if any, paid by Tenant pursuant to the foregoing sentence and the Base Rental and adjustments thereto, if any, actually owed by Tenant pursuant to the terms of this lease for the period prior to such determination.

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Exhibit K

Landlord’s Work

	Description of Work	Target Substantial Completion
1	Cause the Outside Areas to be in compliance with the Americans With Disabilities Act	February 15, 2012
2	Replace four 60-ton R410a packaged rooftop AC Units Model Trane SXHLF604, and one 15-ton R410a rooftop package AC Unit Model Trane TCD180F40A	April 1, 2012*
3	Removed all debris, caulked sheet metal coping joints and fasteners, caulked the holes in the parapet left from a parapet mounted box, and the tops of all penetrations were sealed.	April 1, 2012**

*	Landlord shall use commercially reasonable efforts to coordinate the scheduling of Landlord’s Work with Tenant’s performance of the Tenant Work.
**	Already completed as of the date of this Lease.

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Exhibit L

Rooftop Installation Standards

1.	PRE-INSTALLATION REQUIREMENTS

1.A	Submit to owner for approval before installation the following (which approval will not be unreasonably withheld or delayed):

1.A.1. Dish or Antenna specifications, size, weight, etc.

1.A.2. Penetrating or non-penetrating roof mount specification: height, weight, size, construction material. (Note: If using non-penetrating Ballasted Systems supply wind load calculations and meet or exceed the wind load criteria for the area having jurisdiction).

1.A.3. Note if Ballast Tie Down Kit is being used.

1.A.4. Rubber mat or membrane must be used under any Ballasted System and be authorized by contractor holding the roof manufacturer’s warranty.

1.B	Prior to a station being placed in service, it must be equipped with the following protective devices:

1.B.1 Lightning Arrestor. Contractor or installer must use building’s lightning protection company in order to maintain the UL listing for the building.

1.C	A frequency compatibility study may be performed to ensure that no interference will occur to existing equipment or to the surrounding area.

1.D	RF devices external to the station cabinet are not permitted without the approval of Landlord. The station cabinet shall be of sufficient size to house duplexors, cavities, isolators, etc.

2.	INSTALLATION

2.A	Installation of station equipment shall be accomplished in a professional manner using good engineering practice and quality craftsmanship. Station cabinets will be installed in the space allocated by Landlord.

2.B	Antennas and transmission lines are to be provided by the Tenant.

2.C	The use of RG/8 or RG58 is not permitted on transmitting equipment.

2.D	All power and telephone line cables shall be protected by grommets where they enter the station cabinets.

2.E	All equipment shall obtain power from separately metered receptacles to be installed by Tenant and at Tenant’s expense. Existing receptacles may be used if previously agreed by and included in the Agreement by Landlord. Under NO circumstances is one station to be plugged into the accessory outlets for another station.

2.F	Transmission line shall be grounded using copper wire or braid.

2.G	All cables and lines must be properly routed using existing cable trays. If cable trays are non-existent or inappropriate for the proper installation of the equipment, the Tenant will provide Landlord with a drawing of a proposed routing(s) for a new cable tray(s). Once approved by Landlord, Tenant may install, at Tenant’s expense, the cable tray(s) as approved.

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2.H	All cable entry points to the Building must be through weatherproof penetration housing (microflect or the equivalent).

2.I	All cables and lines must be properly fastened with acceptable clamps and fasteners. Plastic cable ties and wire ties are not allowed. All wall or ceiling penetrations must have proper fire rated assemblies approved by owner.

2.J	Tenant shall not violate or affect any existing Roof Warranty in any manner whatsoever.

2.K	Vapor Lock or equivalent will be used on all connectors and connections which are exposed to weather elements. Electrical tape will not be utilized outside the confines of the internal building structure for weatherproofing connections.

3.	TENANT OWNED AND OPERATED EQUIPMENT MAINTENANCE

3.A	Equipment at the site shall be properly maintained. The equipment shall not be allowed to degrade to a level of disrepair such that it becomes a source of interference or a life or property hazard.

3.B	If and to the extent any equipment is required by the FCC to have ID tags and a copy of a valid FCC Agreement affixed to it in full view, Tenant will include such ID tags and FCC agreements on such equipment. All ID tags shall be legible and shall show Tenant’s name, address, telephone number, call sign, and tone squelch frequency. In addition, the authorized maintenance person or organization shall be shown along with their address and telephone number.

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Exhibit M

Emergency Power System

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Exhibit N

Roof Coating Work

Remove dirt and debris by means of first brooming heavily concentrated dirt and debris area and cleaning the entire roof with a minimum 3000 psi water blast (power washing). The elastomeric coating will be applied in 2 coats. Base coat shall be 14 mils average minimum dry film thickness. Over the base coat, apply only one application of white coating at approximately 1.75 gallons per square and broad cast a minimum of 35 lbs. of granules into wet coating to the point of refusal.

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